UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

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Kratos Defense & Security Solutions, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 14, 2023
Dear Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Kratos Defense & Security Solutions, Inc. (“Kratos”), which will be held virtually at www.virtualshareholdermeeting.com/KTOS2023, on Wednesday, May 24, 2023, at 9:00 a.m. EDT. We hope you will be able to attend the virtual annual meeting.
At our annual meeting, our stockholders will be asked to elect the eight directors named herein to our Board of Directors; to ratify the Board of Directors’ selection of Deloitte & Touche LLP as our independent registered public accounting firm; to approve the adoption of the Company’s 2023 Equity Incentive Plan; to approve the adoption of the Company’s 2023 Employee Stock Purchase Plan; to cast an advisory vote to approve the compensation of our named executive officers; to cast an advisory vote on the frequency of the stockholder advisory vote to approve the compensation of our named executive officers; and to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Following the formal annual meeting, we will also present a report on our operations and activities, and management will be pleased to answer your questions about us and our business.
Whether or not you plan to attend the virtual annual meeting, and regardless of the number of shares of Kratos common stock you own, it is important that your shares be represented at the annual meeting. This year, we are pleased to take advantage of rules enacted by the Securities and Exchange Commission that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting of Stockholders, our proxy statement, our 2022 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access those documents on the Internet and how to cast your vote via the Internet or by telephone. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you have received a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided or by utilizing the telephone or Internet voting systems.

Sincerely,

Eric DeMarco President and Chief Executive Officer

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
10680 TREENA STREET, SUITE 600
SAN DIEGO, CA 92131
(858) 812-7300
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 24, 2023
To the Stockholders of Kratos Defense & Security Solutions, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kratos Defense & Security Solutions, Inc. (the “Company”) will be held on Wednesday, May 24, 2023, at 9:00 a.m. EDT, virtually at www.virtualshareholdermeeting.com/KTOS2023, for the following purposes:
1.To elect the following eight nominees as directors to serve until the next annual meeting, or until their successors are duly elected and qualified: Scott Anderson, Eric DeMarco, William Hoglund, Scot Jarvis, Jane Judd, Samuel Liberatore, Deanna Lund and Amy Zegart.
2.To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
3.To approve the adoption of the Company’s 2023 Equity Incentive Plan.
4.To approve the adoption of the Company’s 2023 Employee Stock Purchase Plan.
5.An advisory (non-binding) vote to approve the compensation of the Company's named executive officers, as presented in the proxy statement accompanying this Notice.
6.An advisory (non-binding) vote on the frequency of the stockholder advisory vote to approve the compensation of our named executive officers, as presented in the proxy statement accompanying this Notice.
7.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Our Board of Directors unanimously recommends a vote “FOR” the election of all of the director nominees, and “FOR” each of proposals 2, 3, 4 and 5, and "FOR" holding the advisory vote on executive compensation every "ONE YEAR" with respect to proposal 6. The foregoing items of business are more fully described in the proxy statement accompanying this Notice.
Our Board of Directors has fixed the close of business on March 27, 2023 as the record date for the determination of stockholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof. All stockholders are invited to attend the meeting. To participate, you must access the virtual meeting at www.virtualshareholdermeeting.com/KTOS2023 and use the multi-digit Control Number provided with your proxy materials. As always, we encourage you to vote your shares prior to the annual meeting.

By Order of the Board of Directors,

Eric DeMarco
April 14, 2023	President and Chief Executive Officer
        ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING VIRTUALLY.
        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTE OVER THE INTERNET OR

BY TELEPHONE AS INSTRUCTED IN THESE MATERIALS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 24, 2023: Our Notice of Annual Meeting of Stockholders, proxy statement and 2022 Annual Report on Form 10-K are available at www.proxyvote.com.

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2023 PROXY SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
Annual Meeting of Stockholders

Time & Date:	9:00 a.m. EDT, May 24, 2023
Place:	Meeting live via the Internet at www.virtualshareholdermeeting.com/KTOS2023. You will need to have the multi-digit Control Number provided in your proxy materials to access the virtual meeting.
Record Date:	March 27, 2023
Voting:
You may vote either during the Annual Meeting at www.virtualshareholdermeeting.com/KTOS2023, or prior to the Annual Meeting by telephone, the Internet or mail. See the section entitled “How to Vote” below for more detailed information regarding how you may vote your shares.

Meeting Agenda and Voting Recommendations

Proposal		Board of Directors Vote Recommendation	Page References (for more detail)
1.	Election of Directors	FOR EACH DIRECTOR NOMINEE	18

2.	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023	FOR	22

3.	Approval of the adoption of the Company’s 2023 Equity Incentive Plan	FOR	24

4.	Approval of the adoption of the Company’s 2023 Employee Stock Purchase Plan	FOR	36

5.	Advisory (non-binding) vote to approve the compensation of the Company's named executive officers	FOR	42

6.	Advisory (non-binding) vote on the frequency of the stockholder advisory vote on the compensation of our named executive officers	FOR 1 YEAR	46

Proposal 1: Director Nominees
The following table provides summary information about each director nominee. Each director nominee will be elected to serve until the next annual meeting of stockholders.

Name	Age	Director Since	Occupation	Independent	Committees
Scott Anderson	64	1997	Principal, Cedar Grove Partners, LLC	x	Audit (Chair); Nominating & Corporate Governance
Eric DeMarco	59	2003	President and Chief Executive Officer, Kratos
William Hoglund (Chairman)	69	2001	Member, Safeboats International, LLP	x	Audit; Compensation; Nominating & Corporate Governance
Scot Jarvis	62	1997	Principal, Cedar Grove Partners, LLC	x	Audit; Compensation (Chair); Nominating & Corporate Governance
Jane Judd	76	2011	Senior Financial Executive (Ret.), Titan Corporation	x	Audit; Compensation
Samuel Liberatore	85	2009	President (Ret.), Madison Research Division of Kratos	x	Nominating & Corporate Governance
Deanna Lund	55	2021	Executive Vice President and Chief Financial Officer, Kratos
Amy Zegart	55	2014	Senior Fellow, The Hoover Institution, Stanford University and Senior Fellow, Stanford Center for International Security and Cooperation	x	Nominating & Corporate Governance (Chair)

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
As a matter of good corporate governance, we are asking our stockholders to ratify the Audit Committee’s selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (please review the complete Proposal No. 2 beginning on page 22 of this proxy statement).
Proposal 3: 2023 Equity Incentive Plan
We are asking the Company’s stockholders to approve the adoption of the Company’s 2023 Equity Incentive Plan (the “2023 Plan”). Subject to stockholder approval, the 2023 Plan will be the successor to all of the Company’s Prior Plans (as defined in Proposal 3), such that no additional stock awards will be granted under the Prior Plans following the effective date of the 2023 Plan. A copy of the 2023 Plan is attached as Annex B to this proxy statement. We are asking our stockholders to approve the 2023 Plan so that we will have additional shares of common stock available to attract and encourage the continued employment and service of our officers, employees, directors, and other individuals, by offering those persons the opportunity to acquire or increase their ownership interest in our Company, operations and future success and to further align their interests with our stockholders’ interests. Given the industry challenges to hire and retain employees in the science, technology, engineering, and mathematics areas, who also have the ability to obtain national security clearances, it is imperative for our Company to utilize equity as a competitive employment incentive.
The 2023 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices, including:
•Repricing is not allowed without stockholder approval. The 2023 Plan prohibits the repricing of outstanding equity awards and the cancellation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of our common stock in exchange for cash or other stock awards under the 2023 Plan without prior stockholder approval.
•Stockholder approval is required for additional shares. The 2023 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs.
•No liberal change in control provisions. The definition of change in control in our 2023 Plan requires the consummation of an actual transaction so that no vesting acceleration benefits may occur without an actual change in control transaction occurring.
•No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.
•No liberal share recycling for options. The 2023 Plan prohibits the liberal share recycling of (i) shares tendered or withheld as payment for an option exercise, (ii) shares withheld to satisfy tax withholding obligations in relation to stock options and stock appreciation rights (“SARs”), (iii) shares that have been repurchased by the Company using stock option proceeds, and (iv) shares of stock subject to SARs that are not issued upon settlement.
•Minimum vesting requirement. The 2023 Plan introduces a minimum vesting requirement of at least one year for all awards, except for awards that result in the issuance of an aggregate of up to 5% of shares authorized under the 2023 Plan and other limited exceptions.
Proposal 4: 2023 Employee Stock Purchase Plan
We are asking the Company’s stockholders to approve the adoption of the Company’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”). A copy of the 2023 ESPP is attached as Annex C to this proxy statement. The 2023 ESPP would enable us to continue to offer the equity stock purchase plan to our executive and non‑executive employees and modernize certain provisions of the plan for increased flexibility in expanding employee participation. We believe key elements of our future success will be broad‑based stock ownership by all of our employees and providing them with incentives to become and remain stockholders. The 2023 ESPP is a broad‑based employee stock purchase plan, which provides eligible employees, including our non‑executive employees, a convenient opportunity to purchase stock and further align their interests with our stockholders’ interests.
Proposal 5: Advisory Vote to Approve Compensation of Named Executive Officers
    As required by Section 14A of the Exchange Act, we are asking our stockholders to provide an advisory vote relating to the compensation of our named executive officers. The Compensation Committee has developed our executive compensation strategy to achieve the following principal compensation objectives:

•align executive compensation with our stockholders’ interests, including placing a majority of compensation “at risk” and requiring that a significant portion of the Chief Executive Officer’s and other executive management’s equity awards vest in a manner that is directly tied to the Company’s performance and growth;
•recognize individual initiative and achievements and successful execution of the Company’s strategic plan, as approved by the Company’s Board of Directors;
•attract, motivate and retain highly qualified executives; and
•create incentives that drive the entire executive management team to achieve challenging corporate goals that drive superior long-term performance.
At the 2022 Annual Meeting, our stockholders indicated approval of the compensation of our named executive officers, with 85.66% of the votes cast in favor of the advisory vote. The Compensation Committee and our management continued to gather feedback from key stockholders regarding our executive compensation and continued to develop a compensation structure that more closely aligns pay with performance and aligns the interests of our executives with our stockholders. We continue to regularly solicit feedback from the Company’s stockholders regarding our performance, our progress on executing the Company’s strategic plan and our executive compensation philosophy and programs. As a result, our Compensation Committee has taken the following actions with respect to executive compensation:
        2022 Executive Pay Highlights: In establishing compensation for 2022, the Compensation Committee continued to focus on clear alignment between pay and performance:

•Base Salary:  Continuing the Compensation Committee’s emphasis on aligning pay with the long-term interests of the Company’s shareholders, and investors, the Company’s business strategy and performance and taking into consideration the expected continued investments and ramp in growth of the Company’s strategic core business focus areas until a certain critical mass is achieved, the base salaries of our Chief Executive Officer and our other executive officers remain frozen at prior 2014 or 2015 compensation levels.

•Long-Term Equity Incentives:  The Company continued its practice of issuing an approximate 50%/50% mix (at target) of performance-based and time-based equity incentives. Similar to the restricted stock units (“RSUs”) granted since 2020, approximately 50% of the grants are performance-based and approximately 50% of the grants are time-based. The performance-based RSUs granted in January 2022 vest 33.3% for every 10% increase in Adjusted EBITDA as compared to the Company’s Adjusted EBITDA for 2021. The performance-based RSUs may vest at the end of each year if the performance goals are satisfied within a five-year period. The time-based RSUs vest ratably over five years, which the Compensation Committee believes provides a strong long-term retention tool and long-term alignment with stockholder interests. The Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued, based on feedback received through our Kratos investor and stockholder outreach and communication plan. Adjusted EBITDA reflects the Company’s return on internal investments made; the profit contribution from growth in revenues; and the expected leverage on the Company’s fixed overhead, manufacturing, research, development and selling, general and administrative (“SG&A”) infrastructure investments. Adjusted EBITDA is also reflective of the quality of the Company’s revenues and revenue growth, and reflective of the expected related increase in the Company’s profits, cash flow and stockholder returns, as strategic initiatives and programs successfully transition from investment to development to production. The Compensation Committee believes that the use of long-term Adjusted EBITDA growth as a performance measure appropriately incentivizes the management team, as it reflects the appropriate long- and short-term balance between near-term investments and new product and system developments made by the Company, while also requiring management to focus on adequate and expected long-term returns for Kratos stockholders.

The Compensation Committee also believes that the expectation of long-term growth in profits or Adjusted EBITDA is different than the short-term expectation since the short-term profitability is/

can be balanced/impacted by that particular year or period’s Federal Government and Department of Defense (“DoD”) budget priorities, the size of the DoD budget, DoD budget approval timing, changes in administration or relative Federal Government or customer agency leadership, the impact of Federal budget Continuing Resolution Authorizations (“CRAs”), Federal Government shutdowns or political party impasses, and the Company’s particular investments, revenue mix and program maturity for that period or year, all of which the management team is expected to successfully address. Additionally, the Company has a very robust customer and congressional communication and outreach plan, which is focused on long-term Federal DoD budgets and funding priorities, which are related to the Company and its programs, with which the Company’s success, including long-term Adjusted EBITDA, is closely aligned. The Compensation Committee believes that long-term growth metrics of the Company, including revenue and Adjusted EBITDA, closely align with the overall growth profile expectations of the Company’s stockholders, based on feedback from our recurring stockholder outreach program.

Adjusted EBITDA is a non-GAAP measure. A definition of Adjusted EBITDA, and a reconciliation of Adjusted EBITDA to the nearest GAAP counterpart, is provided in Annex A.

 2023 Executive Pay Highlights: In establishing compensation for 2023, the Compensation Committee continued to focus on clear alignment between pay and performance:

•Base Salary: Continuing the Compensation Committee’s emphasis on aligning pay with the long-term interests of the Company’s shareholders and investors, the Company’s business strategy and performance and taking into consideration the expected continued investments and ramp in growth of the Company’s strategic core business focus areas until a certain critical mass is achieved, the base salaries of a majority of our executive officers remain frozen as in prior years. The base salaries of our Chief Executive Officer and certain of our other executive officers were increased in order to bring their base salaries closer to the median of the Company’s peer group. Even with the increases in these individuals’ respective base salaries, the compensation for these executives remains largely incentive-based, directly tied to the Company’s performance and growth, to maintain close alignment with long-term shareholder interests.
•Long-Term Equity Incentives: The Company continued its practice of issuing an approximate 50%/50% mix (at target) of performance-based and time-based equity incentives with approximately 50% of the grants are performance-based and approximately 50% of the grants are time-based. The performance-based RSUs granted in January 2023 vest 33.3% for every 10% increase in Adjusted EBITDA, as compared to the Company’s Adjusted EBITDA for 2022. The performance-based RSUs may vest at the end of each year if the performance goals are satisfied within a five-year period. The time-based RSUs vest ratably over five years, which the Compensation Committee believes provides a strong long-term retention tool and long-term alignment with stockholder interests. As discussed above, the Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued, based on feedback received through our Kratos investor and stockholder outreach and communication plan.

Other Executive Compensation Best Practices: In 2022 and 2023, the Company continues to maintain the following compensation best practices:

•Stock Ownership Target Guideline: Continued the stock ownership target guideline for our Chief Executive Officer of five times his base salary.
•Change in Control Agreements: The Company continued its commitment not to enter into any new change in control agreements that contain excise tax gross-ups and will remove any existing excise tax gross-up provisions when existing agreements are renewed or materially amended.
•Anti-Hedging and Anti-Pledging Policy: The Company continued its policy that prohibits any hedging and pledging transactions in the Company’s securities by directors and executive officers.

•Clawback Policy: The Compensation Committee continued its Incentive Compensation Recoupment Policy, under which the Company will seek to recover full or partial portions of cash and equity-based incentive compensation received by executive officers when such incentive compensation (a) was tied to the achievement of financial results that are subsequently restated to correct an accounting error due to material noncompliance with financial reporting requirements and (b) would have been lower based upon the subsequently restated financial results. The Incentive Compensation Recoupment Policy for executive officers has a broader application than the clawback requirements under the Sarbanes-Oxley Act. We intend to update our compensation recovery policy as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules to be adopted by the Nasdaq Stock Market, when required.

Additional information about our compensation philosophy and program, including the compensation actions summarized above, can be found in the “Compensation Discussion and Analysis” section beginning on page 50 of this proxy statement. Our Board of Directors and Compensation Committee believe that the compensation of our named executive officers is appropriate and reasonable and that our compensation policies and procedures are sound and in the best interests of the Company and its stockholders. Additionally, the Compensation Committee believes that our compensation policies and procedures are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of our stockholders and motivating our executive officers to remain with the Company for long and productive careers. The Company’s compensation philosophy and program are routinely discussed with the Company’s shareholders as part of the Company’s shareholder outreach program, and based on this outreach program, we are confident that our compensation philosophy and program are aligned with our shareholders’ expectations.

Proposal 6: Advisory Vote on the Frequency of the Stockholder Advisory Vote to Approve Compensation of Named Executive Officers

As required by Section 14A of the Exchange Act, we are asking our stockholders to provide an advisory vote on whether a non-binding stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years. The Company has engaged some of its stockholders on this issue and based on their feedback we believe that a majority of our stockholders would prefer an annual vote. Our Board of Directors is therefore recommending that stockholders vote for holding the advisory vote on executive compensation every ONE YEAR.

        Cautionary Statement.  Any statements in this proxy statement that do not describe historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause our actual future results to differ materially from current expectations are identified and described in more detail in our filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended December 25, 2022. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
10680 TREENA STREET, SUITE 600
SAN DIEGO, CA 92131
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2023
General
The enclosed proxy is solicited on behalf of our Board of Directors (the “Board”) for use at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Kratos Defense & Security Solutions, Inc., to be held on May 24, 2023 at 9:00 a.m. EDT and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/KTOS2023. If you plan to attend the virtual meeting, you must access the virtual meeting at www.virtualshareholdermeeting.com/KTOS2023 and use the multi-digit Control Number provided with your proxy materials to participate and submit questions.
We intend to mail a Notice Regarding the Availability of Proxy Materials (the “Notice”) or our proxy materials to all stockholders of record entitled to vote at the Annual Meeting on or about April 14, 2023. The Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials.
All references to us, we, our, the Company and Kratos refer to Kratos Defense & Security Solutions, Inc., a Delaware corporation, and its subsidiaries.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 24, 2023:
        Our Notice of Annual Meeting of Stockholders, proxy statement and 2022 Annual Report on Form 10-K are available at www.proxyvote.com. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Solicitation and Revocation of Proxy
Our Board is soliciting the accompanying proxy. In accordance with unanimous recommendations of our Board, the individuals named in the proxy will vote all shares represented by proxies in the manner designated, or, if no designation is made, they will vote the proxies FOR the election of all of the director nominees, and FOR each of proposals 2, 3, 4 and 5 and FOR holding the advisory vote on executive compensation every ONE YEAR with respect to proposal 6. In their discretion, the proxy holders named in the proxy are authorized to vote on any matters that may properly come before the Annual Meeting and at any continuation, postponement or adjournment of the Annual Meeting. As of the date of this proxy statement, our Board does not know of any other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement. The individuals acting as proxies will not vote on a particular matter if the proxy card representing those shares instructs them to abstain from voting on that matter or to the extent a proxy card is marked to show that some of the shares represented by the proxy card are not to be voted.
If you give a proxy, you may revoke it at any time before the final vote at the Annual Meeting, either:
(1)   by attending the Annual Meeting online at www.virtualshareholdermeeting.com/KTOS2023, revoking your proxy and voting again;
(2)   by sending a written notice that you are revoking your proxy to our Corporate Secretary at 10680 Treena Street, Suite 600, San Diego, California, 92131; or
(3)   by submitting another properly completed and executed proxy card with a later date to us at the above noted address.

Shares Outstanding and Voting Rights
Only stockholders of record as of the record date, March 27, 2023, will be entitled to notice of and to vote at the Annual Meeting or at any continuation, postponement or adjournment of the original meeting. On the record date, our only class of voting stock outstanding was common stock. On March 27, 2023, 126,678,288 shares of common stock were issued and outstanding. Each outstanding share of common stock entitles the holder to one vote on all matters to be voted upon at the Annual Meeting.
How to Vote
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by attending the Annual Meeting virtually at www.virtualshareholdermeeting.com/KTOS2023. You must use the multi-digit Control Number provided with your proxy materials to submit your vote.
If you do not wish to vote during the Annual Meeting or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or vote by proxy over the telephone. The procedures for voting by proxy are as follows:
•To vote via the Internet, go to the Internet address stated on your proxy card.
•To vote by telephone, call the number stated on your proxy card.
•To vote by mail, simply mark your proxy card, date, and sign it and return it in the postage-prepaid envelope.
Votes submitted via the Internet or by telephone must be received by 11:59 p.m. Eastern Time on May 23, 2023. Submitting your proxy via the Internet or by telephone will not affect your right to vote should you decide to attend the Annual Meeting virtually online through the link at www.virtualshareholdermeeting.com/KTOS2023. If voting by mail, the proxy card must be received prior to the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to submit your proxy to vote your shares in advance of the Annual Meeting.
        We provide Internet and telephone proxy voting with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet and telephone access, such as usage charges from Internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Agent
If at the close of business on March 27, 2023 your shares of common stock were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and you will receive a proxy card and voting instructions from that organization. Your broker, bank or other nominee will allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone.
Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Annual Meeting virtually, you must use the multi-digit Control Number provided with your proxy materials to submit your vote.
Voting Kratos Shares Held Through the Kratos 401(k) Plan
The Kratos 401(k) Plan provides that the trustee of the plan will vote the shares of our common stock that are not directly voted by the participants in the plan. If the trustee does not receive voting instructions from participants in the Kratos 401(k) Plan, the trustee may vote the shares of our common stock under such plan in the same proportion as the shares voted by all other respective plan participants. If the trustee receives a signed but not voted proxy card, the trustee will vote such shares of our common stock according to the Board’s recommendations.

Counting of Votes; Quorum
The inspector of election appointed for the meeting by our Board will count the votes cast by proxy or virtually at the Annual Meeting. The inspector will count those votes to determine whether or not a quorum is present.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of our outstanding shares of common stock entitled to vote are represented by votes at the Annual Meeting or by proxy. At the close of business on March 27, 2023, the record date for the Annual Meeting, there were 126,678,288 shares of common stock outstanding and entitled to vote at the Annual Meeting.
Your shares will be counted toward the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other nominee) or if you vote virtually at the Annual Meeting. Abstentions will be counted toward the quorum requirement. Broker non-votes will also be counted toward the quorum requirement. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date to provide the Company with the opportunity to establish a quorum.
Required Vote
The following is a summary of the voting requirements that apply to the proposals discussed in this proxy statement:

Proposal		Vote Required	Discretionary Voting Allowed?
1.	Election of Directors	Plurality	No
2.	Ratification of Selection of Independent Registered Public Accounting Firm	Majority	Yes
3.	Approval of the 2023 Equity Incentive Plan	Majority	No
4.	Approval of the 2023 Employee Stock Purchase Plan	Majority	No
5.	Advisory Vote to Approve the Compensation of the Company's Named Executive Officers	Majority	No
6.	Advisory Vote on the Frequency of the Stockholder Advisory Vote on the Compensation of Our Named Executive Officers	Plurality	No
Our Board unanimously recommends a vote “FOR” the election of all of the director nominees and “FOR” each of proposals 2, 3, 4 and 5 and "FOR" holding the advisory vote on executive compensation every "ONE YEAR" with respect to proposal 6.
A “plurality” means, with regard to the election of directors, that the eight nominees for director receiving the greatest number of “for” votes from our shares entitled to vote will be elected.
A “majority” means that a proposal will pass if it receives a number of “for” votes that is a majority of the shares of common stock present virtually or represented by proxy and entitled to vote at the Annual Meeting.
“Discretionary voting” occurs when a bank, broker, or other holder of record does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal as to which rules permit such bank, broker, or other holder of record to vote. As noted below, when banks, brokers, and other holders of record are not permitted under the rules to vote the beneficial owner’s shares, the affected shares are referred to as “broker non-votes.”
Although the advisory vote on Proposals No. 5 and 6 are non-binding, as provided by law, our Board and Compensation Committee will review the results of the votes and, consistent with our record of stockholder engagement, will take the results into account in making future determinations concerning executive compensation.

Effect of Withhold Authority Votes, Abstentions and Broker Non-Votes
Withhold Votes: Shares subject to instructions to withhold authority to vote on the election of directors will not be voted. This will have no effect on the election of directors because, under plurality voting rules, the eight director nominees receiving the highest number of “for” votes will be elected. However, if any nominee for director receives a greater number of votes “withheld” than votes “for” his or her election, our corporate governance policies require that such person must promptly tender his or her resignation to the Board following certification of the vote. Within 60 days after the election, any such resignation will be reviewed by our Nominating and Corporate Governance Committee and, within 90 days after the election, the Board will determine whether to accept, reject or take other appropriate action with respect to the resignation.
Abstentions: Under Delaware law (under which Kratos is incorporated), abstentions are counted as shares present and entitled to vote at the Annual Meeting. Therefore, abstentions will have the same effect as a vote “against”: Proposal No. 2—Ratification of Selection of Independent Registered Public Accounting Firm; No. 3—Approval of the 2023 Equity Incentive Plan; No. 4—Approval of the 2023 Employee Stock Purchase Plan; and Proposal No. 5—Advisory Vote to Approve the Compensation of our Named Executive Officers. Because the voting requirement applicable to Proposal No. 6—Advisory Vote on the Frequency of the Stockholder Advisory Vote on the Compensation of our Named Executive Officers is a plurality of the shares voted on the various options, an abstention with regard to this proposal will have no effect on the outcome of the vote.
Broker Non-Votes: Under rules that govern banks, brokers and others who have record ownership of company stock held in brokerage accounts for their clients who beneficially own the shares, these banks, brokers and other such holders who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received voting instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote the non-discretionary matters with respect to which the broker has not received voting instructions from the beneficial owner is referred to as a “broker non-vote.”
Banks, brokers, and other such record holders are not permitted to vote the uninstructed shares of their customers on a discretionary basis in the election of directors, or on executive compensation matters. Because broker non-votes are not considered under Delaware law to be entitled to vote at the Annual Meeting, they will have no effect on the outcome of the votes on: Proposa1 No. 1—Election of Directors; Proposal No. 3—Approval of the 2023 Equity Incentive Plan; Proposal No. 4—Approval of the 2023 Employee Stock Purchase Plan; Proposal No. 5—Advisory Vote to Approve the Compensation of our Named Executive Officers; and Proposal No. 6—Advisory Vote on the Frequency of the Stockholder Advisory Vote on the Compensation of our Named Executive Officers. As a result, if you hold your shares in street name and you do not instruct your bank, broker, or other such holder how to vote your shares in the election of directors, and on the advisory vote related to the compensation of our named executive officers, no votes will be cast on your behalf on these proposals. Therefore, it is critical that you indicate your vote on these proposals if you want your vote to be counted. The proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 is considered a routine matter. Therefore, your broker will be able to vote on this proposal even if it does not receive instructions from you, so long as it holds your shares in its name.

Delivery of Notice of Internet Availability of Proxy Materials; Delivery of Multiple Proxy Materials
Under rules adopted by the SEC, we may provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to some of our stockholders of record. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. The Notice will tell you how to access and review the proxy materials over the Internet at www.proxyvote.com. The Notice also tells you how to access your proxy card to vote over the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.
If you received more than one package of proxy materials, this means that you have multiple accounts holding shares of Kratos common stock. These may include: accounts with our transfer agent, EQ Shareowner Services; shares held in Kratos’ 401(k) Plan or employee stock purchase plan (“Purchase Plan”); and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.
Cost and Method of Solicitation
We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. Solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers, other employees, or consultants. No additional compensation will be paid to directors, officers, or other regular employees for such services. We have retained Georgeson Inc. to act as a proxy solicitor for a fee estimated to be $9,500, plus reimbursement of out-of-pocket expenses. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners.
Stockholder List
A complete list of registered stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose related to the meeting, for ten days prior to the date of the Annual Meeting during ordinary business hours at our principal place of business located at 10680 Treena Street, Suite 600, San Diego, California, 92131. The list will also be available electronically at www.virtualshareholdermeeting.com/KTOS2023 during the Annual Meeting.
Admission to the Annual Meeting
If you plan to attend the meeting virtually, to participate you must access the virtual meeting at www.virtualshareholdermeeting.com/KTOS2023 and use the multi-digit Control Number provided with your proxy materials. Our virtual meeting platform, which will be provided by Broadridge Financial Solutions, allows all participating stockholders to submit questions during the Annual Meeting. In addition, it also allows our stockholders to vote on proposals online. We believe that our virtual platform increases stockholder participation while at the same time affording the same rights and opportunities to participate as stockholders would have at a physical annual meeting. A support number will be visible 15 minutes prior to the meeting on the virtual meeting landing page if you may need assistance.
Voting Results
Voting results are expected to be announced at the Annual Meeting and will also be disclosed in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the date of the Annual Meeting. In the event the results disclosed in our Form 8-K are preliminary, we will subsequently amend the Form 8-K to report the final voting results within four business days of the date that such results are known.

CORPORATE GOVERNANCE
Overview
We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are fundamental to the overall success of our business, serving our stockholders well and maintaining our integrity in the marketplace. Our Corporate Governance Guidelines and Code of Ethics, together with our certificate of incorporation, bylaws, and the charters of the committees of our Board (the “Committees”), form the basis for our corporate governance framework. As discussed below, our Board has established three standing committees to assist it in fulfilling its responsibilities to the Company and its stockholders: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.
Corporate Governance Guidelines
Our Board has adopted Corporate Governance Guidelines to assist it in the exercise of its responsibilities and to serve the interests of the Company and our stockholders. The Corporate Governance Guidelines are available for review on our website at www.kratosdefense.com/about-kratos/governance. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.
Director Independence
Our Board has unanimously determined that six of our directors standing for re-election, Mr. Anderson, Mr. Hoglund, Mr. Jarvis, Mr. Liberatore, Ms. Judd and Ms. Zegart, who constitute a majority of the Board, are “independent” directors as that term is defined by NASDAQ Marketplace Rule 5605(a)(2). In making this determination, the Board has affirmatively determined, considering broadly all relevant facts and circumstances regarding each independent director, that none of the independent directors have a material relationship with us (either directly or as a partner, stockholder, officer or affiliate of an organization that has a relationship with us) that would interfere with the director’s ability to exercise independent judgment in carrying out his or her responsibilities as a director. In addition, based upon NASDAQ Marketplace Rule 5605(a)(2), the Board determined that Mr. DeMarco and Ms. Lund are not “independent” because he is the Company’s President and Chief Executive Officer and she is the Company’s Executive Vice President and Chief Financial Officer.
Nominations for Directors
The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. As provided by our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will consider and evaluate any recommendation for director nominees proposed by a stockholder or group of stockholders that has continuously held at least 3% of the outstanding shares of our common stock entitled to vote at the annual meeting of stockholders for at least three years by the date the stockholder makes the recommendation and who satisfies the notice, information and consent provisions set forth in our Second Amended and Restated Bylaws, as amended (the “Bylaws”). The Nominating and Corporate Governance Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees.
See “Stockholder Proposals” below for additional information regarding the content and timing of the information that must be received by our Corporate Secretary for a director nominee to be considered for election at our 2024 Annual Meeting. A printed copy of our Bylaws may be obtained by any stockholder upon request to our Corporate Secretary at Kratos Defense & Security Solutions, Inc., 10680 Treena Street, Suite 600, San Diego, California 92131.
The goal of the Nominating and Corporate Governance Committee is to assemble a board of directors that brings a variety of perspectives and skills derived from high quality business and professional experience to Kratos. As stated in our Corporate Governance Guidelines, nominees for director are to be selected on the basis of, among other criteria, experience, knowledge, skills, expertise, integrity, absence of conflicts of interests with the Company, diversity, ability to make analytical inquiries, understanding of or familiarity with our business, products or markets or similar businesses, products or markets, and willingness to devote adequate time and effort to Board responsibilities. Although we do not have a written policy with respect to Board diversity, the Nominating and Corporate Governance Committee and the Board believe that a diverse board leads to improved Company performance by encouraging new ideas, expanding the knowledge base available to management and fostering a boardroom culture that promotes innovation and vigorous deliberation.
Additionally, our Bylaws provide that in order to be eligible for election or appointment to the Board, an individual must (i) be at least 21 years of age, (ii) have the ability to be present, in person, at all regular and special meetings of the Board, and (iii) either (a) have substantial relevant experience in the national defense and security industry or (b) have, or be able to obtain, a U.S. government issued security clearance relevant to our business. In addition to the foregoing, no person shall be eligible for election or appointment to the Board if such person has been convicted of a crime involving dishonesty or breach of trust or if such person is currently charged with the commission of or participation in such a crime. The Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in Kratos’ best interests and the best interests of our stockholders. The Nominating and Corporate Governance Committee does, however, recognize that under applicable regulatory requirements at least one member of our Board must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and at least a majority of the members of our Board must meet the definition of “independent director” under the NASDAQ Marketplace Rules or the listing standards of any other applicable self- regulatory organization. The Nominating and Corporate Governance Committee also recognizes that NASDAQ and several states are considering or have implemented rules establishing board diversity and disclosure requirements. The Nominating and Corporate Governance Committee also believes it to be appropriate for certain key members of our management to participate as members of our Board.
The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of our Board willing to continue to serve. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board with that of obtaining a new perspective. If any member of our Board does not wish to be considered for re-election at an upcoming annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. In such cases, all of the members of our Board are polled for suggestions as to individuals meeting the criteria for nomination to our Board. Research may also be performed to identify qualified individuals. If the Nominating and Corporate Governance Committee believes that our Board requires additional candidates for nomination, it may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates.
All directors and director nominees are required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. At the discretion of the Nominating and Corporate Governance Committee, the nominating process may also include interviews and additional background and reference checks for non-incumbent nominees.
Stockholder Communications with Directors
The Board has adopted a Stockholder Communications with Directors Policy. The Stockholder Communications with Directors Policy is available for review on our website at www.kratosdefense.com/about-kratos/governance. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail. Stockholders should indicate that they are a Company stockholder. Those who wish to send such communications may do so by addressing their communication to: Chairman of the Board or Board of Directors, c/o Corporate Secretary, Kratos Defense & Security Solutions, Inc., 10680 Treena Street, Suite 600, San Diego, California 92131.
The Board has instructed the Corporate Secretary to review all communications so received and to exercise her discretion, in consultation with legal counsel, not to forward to the Board correspondence if there are safety, security, appropriateness or other concerns that mitigate against delivery. However, the Board or individual directors so addressed shall be advised of any correspondence withheld and any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not forwarded to the directors.
Code of Ethics
Our Board has adopted a Code of Ethics that applies to all of our directors, officers, and employees. The Code of Ethics is available for review on our website at www.kratosdefense.com/about-kratos/governance and is also available in print, without charge, to any stockholder who requests a copy by writing to us at Kratos Defense & Security Solutions, Inc., 10680 Treena Street, Suite 600, San Diego, California, 92131, Attention: Investor Relations. Each of our directors, employees, and officers, including our Chief Executive Officer, Chief Financial Officer and Corporate Controller, are required to comply with the Code of Ethics. The Audit Committee is responsible for reviewing all amendments to the Code of Ethics and providing for prompt disclosure of all amendments and waivers required to be disclosed under applicable law; provided that any substantive change to or waiver of the Code of Ethics for executive officers or directors must be approved by the Board. We will disclose future amendments to our Code of Ethics or waivers required to be disclosed under applicable law from our Code of Ethics for our executive officers or directors on our website, www.kratosdefense.com, within four business days following the date of the amendment or waiver. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.
Meetings and Committees of the Board
Our Board is responsible for overseeing the management of our business. We keep our directors informed of our business at meetings and through reports and analyses presented to the Board and the Committees. Regular communications between our directors and management also occur apart from meetings of the Board and the Committees.
Meeting Attendance
Our Board normally meets quarterly but may hold additional meetings as required. During fiscal year 2022, the Board held five regularly scheduled meetings, and three special meetings. Each of our directors attended 75% or more of the aggregate of the total number of Board meetings and the total number of meetings of each Committee on which he or she was serving. All eight of our directors attended last year’s annual meeting of stockholders.
Our Board has adopted a “Board Member Attendance at Annual Meetings Policy,” which strongly encourages all directors to attend the Company’s annual meetings of stockholders. The full policy is available for review on our website at www.kratosdefense.com/about-kratos/governance.
Executive Sessions
Executive sessions of independent non-employee directors are held in connection with each regularly scheduled Board meeting and at other times as necessary, and are chaired by our Chairman of the Board. The Board’s policy is to hold executive sessions without the presence of management, including the Chief Executive Officer and other non-independent directors. The Committees of our Board may also meet in executive session at the end of each Committee meeting. Executive sessions of the Audit Committee and Compensation Committee are routinely held with the regularly scheduled meetings of the respective Committees.
Committees of the Board
Our Board currently has three standing Committees to facilitate and assist the Board in the execution of its responsibilities: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee
Our Audit Committee consists of Mr. Anderson (Chairperson), Mr. Hoglund, Mr. Jarvis, and Ms. Judd. Our Board has affirmatively determined that each member of the Audit Committee is independent under NASDAQ Marketplace Rule 5605(a)(2) and meets the independence and all other qualifications under NASDAQ Marketplace Rule 5605(c), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and applicable rules of the SEC. Our Board has also affirmatively determined that Ms. Judd qualifies as an “audit committee financial expert” as such term is defined in Regulation S-K under the Securities Act of 1933, as amended. During 2022, the Audit Committee met six times.
The Audit Committee acts pursuant to a written charter, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The responsibilities of the Audit Committee include overseeing, reviewing, and evaluating our financial statements, accounting and financial reporting processes, disclosure controls, internal control functions and the audits of our financial statements. The Audit Committee is also responsible for the appointment, compensation, retention, and, as necessary, termination of our independent auditors. Additional information regarding the Audit Committee is set forth below in the “Report of the Audit Committee”.
Compensation Committee
Our Compensation Committee consists of Mr. Jarvis (Chairperson), Mr. Hoglund, and Ms. Judd. Our Board has affirmatively determined that each member of the Compensation Committee is independent as such term is defined under NASDAQ Marketplace Rule 5605(a)(2) and meets the independence and all other qualifications under NASDAQ Marketplace Rule 5605(d). During 2022, the Compensation Committee formally met four times and had further additional discussions as it deemed appropriate. Our Board has adopted a charter for the Compensation Committee, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The Compensation Committee reviews and makes recommendations to our Board concerning the compensation benefits of our executive officers (including the Chief Executive Officer) and directors, oversees the administration of our equity and employee benefits plans, reviews our management of human capital risk, and reviews general policies relating to compensation and benefits. In accordance with NASDAQ Marketplace Rule 5605(d), the Compensation Committee evaluates the independence of each compensation consultant, outside counsel and advisor retained by or providing advice to the Compensation Committee. The “Compensation Discussion and Analysis” section below provides additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive compensation.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Ms. Zegart (Chairperson), Mr. Anderson, Mr. Hoglund, Mr. Jarvis, and Mr. Liberatore. Our Board has affirmatively determined that each member of the Nominating and Corporate Governance Committee is independent as such term is defined under NASDAQ Marketplace Rule 5605(a)(2). The Nominating and Corporate Governance Committee evaluates and recommends to the Board nominees for each election of directors. The Nominating and Corporate Governance Committee met four times in 2022. Our Board has adopted a charter for the Nominating and Corporate Governance Committee, which is available for review on our website at www.kratosdefense.com/about-kratos/governance. The responsibilities of the Nominating and Corporate Governance Committee include making recommendations to the Board with respect to the nominations or elections of directors and providing oversight of our corporate governance policies and practices, including matters of corporate responsibility and sustainability with regard to the potential long- and short-term trends and impacts to the Company’s business of environmental, social and governance issues and the public reporting on these topics.
Board and Committee Effectiveness
The Board, and each of its Committees, performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations. The Board and Committee evaluations cover a wide range of topics, including, among others, the fulfillment of the Board and Committee responsibilities identified in the Corporate Governance Guidelines and charters for each Committee.

Board Leadership Structure
The Board believes that its current independent Board structure is best for our Company and provides good corporate governance and accountability. The Board does not have a fixed policy regarding the separation of the roles of the Chairman of the Board and the Chief Executive Officer because it believes the Board should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interests of the Company and its stockholders. The functions of the Board are carried out by the full Board, and when delegated, by the Committees. Each director is a full and equal participant in the major strategic and policy decisions of our Company.
The Board believes that the current structure of a separate Chairman of the Board and Chief Executive Officer is the optimum structure for the Company at this time, taking into consideration Mr. DeMarco’s active role in pursuing the Company’s business and strategic plans.
Board Role in Risk Management
The risk oversight function of the Board is carried out by the Board and each of its Committees, with the primary responsibility for identifying and managing risk at the Company resting with senior management. While the risk oversight function and matters of strategic risk are considered by the Board as a whole, each of the Committees has the following risk oversight responsibilities:
•As provided in its charter, the Audit Committee meets periodically with management to discuss our major financial and operating risk exposures and the steps, guidelines and policies taken or implemented relating to risk assessment and risk management. Each quarter, our head of Internal Audit reports directly to the Audit Committee on the activities of our internal audit function and at least annually our General Counsel reports directly to the Audit Committee on our ethics and compliance program. Management also reports to the Audit Committee on legal, finance, accounting, and tax matters at least quarterly. The Board is provided with reports on legal matters at least quarterly and on other matters related to risk oversight on an as-needed basis. The Audit Committee typically also has executive meetings with the internal auditors and external auditors without senior management.
•As provided in its charter, the Nominating and Corporate Governance Committee considers risks related to regulatory and compliance matters.
•As provided in its charter, the Compensation Committee considers risks related to the design of the Company’s compensation programs for our executives and the management of our human capital risk.
Compensation Committee Interlocks and Insider Participation
Our Compensation Committee consists of Mr. Jarvis (Chairperson), Mr. Hoglund, and Ms. Judd. During fiscal year 2022, no members of our Compensation Committee were officers or employees of Kratos or any of our subsidiaries or had any relationship otherwise requiring disclosure hereunder. In addition, none of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or our Compensation Committee.
Certain Relationships and Related Party Transactions
None of our directors are a party to any agreement or arrangement relating to compensation provided by a third party in connection with their service on the Board that would be required to be disclosed pursuant to NASDAQ Rule 5250(b)(3). During fiscal year 2022, the Company did not engage in any related party transactions required to be reported pursuant to Item 404 of Regulation S-K.

Procedures for Approval of Related Party Transactions
Under its charter, the Audit Committee is charged with reviewing all potential related party transactions. Our policy has been that the Audit Committee, which is comprised solely of independent, disinterested directors, is responsible for reviewing and approving related party transactions. All such related party transactions are then reported where required under applicable SEC rules. With respect to related party transactions involving certain suppliers or customers of which an executive officer or director of the Company holds a controlling ownership interest, the Audit Committee has delegated authority to the Chief Executive Officer to review and approve such transactions, subject to management presenting approved transactions to the Audit Committee on at least a quarterly basis for further review and ratification by the Audit Committee. Aside from this policy and procedure, we have not adopted additional procedures for review of, or standards for approval of, related party transactions but instead review such transactions on a case-by-case basis.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our Board currently consists of eight directors, six of whom are independent directors within the meaning of the listing standards of The NASDAQ Stock Market (“NASDAQ”), and all of whom are standing for re-election to the Board at the Annual Meeting. All directors are elected at each annual meeting of stockholders and serve until the next annual meeting of stockholders or until their successor has been duly elected and qualified, or until their earlier death, resignation, or removal.
Our Board has designated the persons named below as nominees for election of directors. All nominees are currently serving as directors of the Company. If elected at the Annual Meeting, each of the nominees will serve until our 2024 Annual Meeting of Stockholders, or until their successors are duly elected and qualified.
At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the eight nominees named in this Proxy Statement.
Information Regarding Directors
Nominees for Election to the Board:

Name	Age	Committees
Scott Anderson	64	Audit Committee (Chair) Nominating and Corporate Governance Committee
Eric DeMarco	59
William Hoglund, Chairman	69	Audit Committee Compensation Committee Nominating and Corporate Governance Committee
Scot Jarvis	62	Audit Committee Compensation Committee (Chair) Nominating and Corporate Governance Committee
Jane Judd	76	Audit Committee & Designated Financial Expert Compensation Committee
Samuel Liberatore	85	Nominating and Corporate Governance Committee
Deanna Lund	55
Amy Zegart	55	Nominating and Corporate Governance Committee (Chair)
Scott Anderson
Scott Anderson has served as a director since March 1997. Mr. Anderson was President and Chief Executive Officer of NE Wireless Networks, LLC, a wireless telecommunications provider in Maine, from September 2013 through the 2018-2020 sale and transition of its assets to a major telecommunications provider. Mr. Anderson has been a principal of Cedar Grove Partners, LLC, an investment partnership, since 1997, and a principal of Cedar Grove Investments, LLC, a private seed capital firm, since 1998. Mr. Anderson was with McCaw Cellular/AT&T Wireless, most recently as Senior Vice President of the Acquisitions and Development group, from 1986 until 1997. Before joining McCaw Cellular in 1986, Mr. Anderson was engaged in private law practice. More recently, Mr. Anderson served on the board of directors and was Audit Committee Chairman of SunCom Wireless Holdings, Inc. until its acquisition by T‑Mobile USA, Inc. in February 2008. Mr. Anderson was also a director of TC Global, Inc., a public company registrant, from July 2010 to November 2013. He currently serves on the board of directors of several private companies, including PowerLight, Inc., Saltchuk, Inc., and Anvil Corp.; he is the Chairman of the board of directors of Opanga, Inc., and serves as an advisor to the board of directors of Tupl, Inc., both of which are also private companies. Mr. Anderson received a bachelor’s degree in History from the University of Washington, magna cum laude, and a law degree from the University of Washington Law School, with highest honors. Mr. Anderson’s formal legal training, extensive experience in mergers and acquisitions, experience with litigation matters, and experience on public company boards and audit committees provide important resources in his service on our Board and in his capacity as the chairman of our Audit Committee. Mr. Anderson holds a Top Secret National Security Clearance.

Eric DeMarco
Eric DeMarco joined Kratos in November 2003 as President and Chief Operating Officer. Mr. DeMarco was appointed as a director and assumed the role of Chief Executive Officer effective April 1, 2004. Prior to joining the Company, Mr. DeMarco served as President and Chief Operating Officer of The Titan Corporation (“Titan”), then a NYSE-listed corporation, prior to its acquisition by L-3 Communications. Prior to his being named President and Chief Operating Officer, Mr. DeMarco served as Executive Vice President and Chief Financial Officer of Titan. Prior to joining Titan, Mr. DeMarco served in a variety of public accounting positions primarily focusing on large multi-national corporations and publicly traded companies. Mr. DeMarco received a bachelor’s degree in Business Administration and Finance, summa cum laude, from the University of New Hampshire. Under Mr. DeMarco, we successfully transitioned from a wireless communications company to a national defense and homeland security product solutions business through both organic growth and strategic acquisitions. Mr. DeMarco’s in-depth knowledge of our business and operations, his experience in the defense contracting industry, and his experience with publicly traded companies position him well to serve as our Chief Executive Officer and a member of our Board. Mr. DeMarco holds a Top Secret National Security Clearance.
William Hoglund
William Hoglund has served as a director since February 2001 and Chairman of the Board since June 2009. Mr. Hoglund has been an owner of SAFE Boats International, a leading manufacturer of vessels for military, law enforcement, and commercial purposes, since 2000, and has served as a director of SAFE Boats International since 2000. Beginning in November 2021, Mr. Hoglund is also a director of Bridger Trust, a Wyoming Trust Company. From 1994 to 2000, Mr. Hoglund served as Vice President and Chief Financial Officer of Eagle River, LLC, a private investment company. During his tenure at Eagle River, Mr. Hoglund served as a director of Nextel Communications, Inc. and Nextlink Communications, Inc. From 1977 to 1994, Mr. Hoglund worked for J.P. Morgan & Co. and several of its subsidiaries. Mr. Hoglund held a variety of positions in J.P. Morgan’s commercial and investment banking operations. Mr. Hoglund received a bachelor’s degree in Management Science and German Literature, cum laude, from Duke University and a master’s degree in Business Administration from the University of Chicago Booth School of Business. Mr. Hoglund’s financial experience and expertise in both the public and private marketplace make him well suited for his role as a member of the Audit Committee. He also brings significant experience in the defense contracting industry. He has served on various independent committees of the Board, has taken an active leadership role, and is well qualified to serve as the Chairman of the Board. Mr. Hoglund holds a Top Secret National Security Clearance.
Scot Jarvis
Scot Jarvis has served as a director since February 1997. Mr. Jarvis co‑founded Cedar Grove Partners, LLC in 1997, an investment and consulting/advisory partnership with a focus on wireless communications investments. Prior to co‑founding Cedar Grove, Mr. Jarvis served as a senior executive of Eagle River, Inc., an investment firm owned by Craig McCaw. While at Eagle River he founded Nextlink Communications on behalf of McCaw and served on its board of directors. He has also served on the board of directors of Nextel Communications, NextG Networks, Inc., Leap Wireless, and Rootmetrics, Inc. From 1985 to 1994, Mr. Jarvis served in several executive capacities at McCaw Cellular Communications until it was sold to AT&T. Mr. Jarvis served on the board of directors of Vitesse Semiconductor from 2012 until its acquisition by Microsemi Corporation in April 2015. Mr. Jarvis currently serves on the board of directors of Airspan Networks (since 2011), Spectrum Effect (since February 2018), Slingshot Sports (since 1999), and Investco, LLC (since 2022). Mr. Jarvis served as a venture partner with Oak Investment Partners, a multi‑stage venture capital firm from 2000 to 2022. Mr. Jarvis holds a bachelor’s degree in Business Administration from the University of Washington. Mr. Jarvis has extensive experience with mergers and acquisitions transactions, which has been of particular significance to the Board during the Company’s pursuit of growth strategies through mergers and acquisitions. Mr. Jarvis holds a Top Secret National Security Clearance.

Jane Judd
Jane Judd has served as a director since January 2011. Prior to her retirement in 2006, Ms. Judd served as Senior Vice President, Chief Financial Officer, and a member of the board of directors of Telisimo International, a communications company, from May 1996 to November 2006. Prior to that, Ms. Judd was Vice President and Corporate Controller of Titan from April 1986 to May 1996. Titan was a publicly traded major national defense services and solutions provider before its acquisition by L-3 Communications in 2005. Ms. Judd is a Certified Public Accountant, and she received a bachelor’s degree in Accounting from the

University of Utah in 1976. Ms. Judd brings financial experience and expertise to the Board with her background in public accounting and financial leadership roles, which includes experience in the defense services industry. With these skills, Ms. Judd is well qualified to serve as the designated audit committee financial expert for our Board. Ms. Judd holds a Top Secret National Security Clearance.
Samuel Liberatore
Samuel Liberatore has served as a director since January 2009. Prior to that time, Mr. Liberatore was the Chief Operating Officer for Madison Research Corporation, building it from approximately $3 million in annual revenues to $64 million, until its acquisition by Kratos in 2006, and was President of Kratos’ Weapon Systems Solutions (Madison Research) division until he retired in December 2008. Beginning in July 1994 and until June 2001, Mr. Liberatore served as Program Manager and lead engineer in support of the PAC-3 missile program for Madison Research Corporation. From 1989 to 1994, he served as Director of Ballistic Missile Defense of BDM International. Mr. Liberatore served for 30 years in the U.S. Army, where he held a variety of positions related to weapon system operations, research, development, and acquisition before retiring as a Colonel in 1989. He holds a bachelor’s degree in Mathematics from Loyola College, Baltimore and a master’s degree in Guided Missile Engineering from the University of Texas, El Paso. In addition to normal operational and command assignments, Mr. Liberatore was the Project Manager for the HAWK missile system and Chief of Missiles and Air Defense Systems at Headquarters Department of the Army for the research, development and acquisition of all U.S. Army missile and air defense systems. Mr. Liberatore brings to the Board prior experience as a military officer, extensive experience and expertise working in the missile defense industry, and recent experience working in the defense contracting industry. Mr. Liberatore holds a Top Secret National Security Clearance.
Deanna Lund
Deanna Lund has served as Kratos’ Executive Vice President and Chief Financial Officer since April 2004 and as a director since May 2021. Prior to joining Kratos, Ms. Lund most recently served as Vice President and Corporate Controller of Titan from July 1998 to 2004, then a NYSE-listed corporation, prior to its acquisition by L-3 Communications, and as its Corporate Controller beginning in December 1996. Ms. Lund was also Titan’s Corporate Manager of Operations Analysis from 1993 to 1996. Prior to that time, Ms. Lund worked for Arthur Andersen LLP. Ms. Lund received a bachelor’s degree in Accounting from San Diego State University, magna cum laude, and is a Certified Public Accountant. Ms. Lund holds a Top Secret National Security Clearance.
Amy Zegart
Amy Zegart has served as a director since September 2014. Ms. Zegart is the Morris Arnold and Nona Jean Cox Senior Fellow at the Hoover Institution, a senior fellow at the Freeman Spogli Institute for International Studies, and a professor of political science (by courtesy) at Stanford University. She also chairs Stanford’s Artificial Intelligence and International Security Steering Committee and directs the Hoover Institution’s National Security Affairs Fellows program for military leaders and diplomats. An award-winning author, Ms. Zegart has written five books examining emerging technology and U.S. national security, U.S. intelligence, cybersecurity, and global political risk. She co-taught a Stanford MBA course with former Secretary of State Condoleezza Rice about how business leaders can manage political risk and co-authored a book on the subject, Political Risk. Ms. Zegart served on the Clinton administration’s National Security Council staff and as a foreign policy adviser to the Bush-Cheney 2000 presidential campaign. She has testified before the House and Senate Intelligence Committees, provided training to the U.S. Marine Corps, and has advised senior US government officials about intelligence and national security matters. Her analysis has appeared in Foreign Affairs, The Washington Post, The Wall Street Journal, The New York Times, Wired, and elsewhere. Prior to her academic career, she was a management consultant at McKinsey & Company. Ms. Zegart received an A.B. in East Asian Studies, magna cum laude, from Harvard University and an M.A. and Ph.D. in Political Science from Stanford University. She is the recipient of a Fulbright Fellowship, the American Political Science Association’s Leonard D. White Award, and research grants from the Carnegie Corporation of New York, Hewlett Foundation, Smith Richardson Foundation, and National Science Foundation. Since January 2019, Ms. Zegart has served as a director, Audit Committee member, and Contracts Committee member for the fund boards of The Capital Group (American Funds), a private company. Ms. Zegart brings significant knowledge of national and international security issues to the Board. She holds a Top Secret National Security Clearance.

Board Diversity

As described above and presented in the chart below, the nominees to our Board bring a diverse mix of highly relevant and complementary skills, experiences and backgrounds, which facilitates strong oversight of the Company’s strategy to innovate and disrupt the traditional National Security government contracting industry, including by rapidly developing and fielding affordable, leading technology systems and products. During 2021, the Board added Deanna Lund as a member as part of the Board’s continued evolution of its membership to help ensure it continues to have the right mix of skills, experiences and backgrounds for a well-rounded Board that is positioned to effectively oversee the Company’s strategy.

Board Diversity Matrix (as of March 31, 2023)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	5	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
Directors who are Military Veterans: 1

In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that directors may bring to our Board, including veterans of the U.S. military. We are proud to report that of our eight current directors, one is also a military veteran with 30 years of service.

Executive Management Diversity

Consistent with the Company’s diverse mix of nominees to our Board, the Company also employs a similar philosophy in its composition of its Executive Officers. We are proud to present an Executive Management Team that has a wide range of experience, backgrounds and demographics. Our eleven Executive Officers include three female officers, two of whom identify as Asian and one as Hispanic/Latinx. With nearly one-third of our Executive Officers identifying as female and representing an underrepresented community, our Executive Management Team is reflective of the Company’s support of a culture of inclusion. Additionally, one of our Executive Officers is a military veteran. Our Executive Management Team leverages their diverse experiences, perspectives and capabilities in order to execute the Company’s strategy of innovating and disrupting the traditional National Security government contracting industry by rapidly developing and fielding affordable, leading technology systems and products. Additional details regarding the skills and experience of our Executive Officers can be found on page 48 of this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Deloitte was appointed as our independent registered public accounting firm in June 2013. Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.
Audit and Other Fees
As part of its duties, the Audit Committee considers whether the provision of services, other than audit services, by the Company’s independent registered public accounting firm is compatible with maintaining their independence.
The following table sets forth the aggregate fees for services provided to us by Deloitte for the fiscal years ended December 26, 2021 and December 25, 2022. All fees described below were approved by the Audit Committee.

	Fiscal 2021	Fiscal 2022
Audit Fees(1)	$1,977,193	$2,125,800
Audit-Related Fees(2)	162,697	297,425
Tax Fees(3)	137,741	98,584
TOTAL	$2,277,631	$2,521,809

__________________________________________________________________________________________________________
(1)Audit Fees consist of fees billed and expected to be billed for professional services rendered for the integrated audit of Kratos’ consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports, services related to compliance with the provisions of the Sarbanes-Oxley Act, Section 404, and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements.
(2)Audit-Related Fees consist of fees billed for professional services rendered by Deloitte that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported above as Audit Fees.
(3)Tax Fees consist of fees billed and expected to be billed related to the review of our tax accruals and tax returns.

Audit Committee Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairperson. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. Since June 2013, each new engagement of Deloitte has been approved in advance by the Audit Committee. All of the services of Deloitte for 2021 and 2022 described above were approved in advance by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2023.

PROPOSAL NO. 3
APPROVAL OF THE KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
2023 EQUITY INCENTIVE PLAN
At the Annual Meeting, our stockholders will be asked to approve the Kratos Defense & Security Systems, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), which will succeed and replace the Amended and Restated Kratos Defense & Security Systems, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), the Kratos Defense & Security Solutions, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), and the Kratos Defense & Security Solutions, Inc. Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan”) (collectively, the “Prior Plans”). The 2014 Plan is the only equity plan under which we currently have available shares for future equity awards, although there are outstanding awards under each of the Prior Plans.
On March 23, 2023, our Board of Directors approved the 2023 Plan, subject to stockholder approval at the Annual Meeting. Assuming approval of this Proposal No. 3 by our stockholders, the 2023 Plan will become effective on the day of the Annual Meeting. If the 2023 Plan is approved by the stockholders, the Board will not grant any future awards under the Prior Plans, however, the terms and conditions of the Prior Plans will continue to govern any outstanding awards thereunder. If the stockholders do not approve the 2023 Plan, then the 2023 Plan will not become effective and the Prior Plans will continue in accordance with their terms.

In general, stockholder approval of the 2023 Plan is necessary in order for our Company to meet the stockholder approval requirements of the Nasdaq Stock Market and to grant stock options that qualify as incentive stock options, or ISOs, as defined under Section 422 of the Code. Therefore, we are asking stockholders to approve the terms of the 2023 Plan for purposes of complying with the requirements of the Nasdaq Stock Market and satisfying the stockholder-approval requirements of Section 422 of the Code.
Why Stockholders Should Vote to Approve the 2023 Plan
Equity Incentive Awards Are an Important Part of Our Compensation Philosophy
We are asking our stockholders to approve the 2023 Plan so that we can continue to attract and encourage the continued employment and service of, and maximum efforts by, officers, employees, directors and consultants by offering those persons an opportunity to acquire or increase a direct proprietary interest in our Company, operations and future success. Since 2007, we have pursued this goal primarily through the grant of restricted stock units, or RSUs. We believe that in our heavily human‑capital intensive business, RSUs are an important factor in hiring and retaining talented personnel. The Company’s equity awards provide long‑term incentives that align the interests of our employees, directors and consultants with the interests of our stockholders. If our stockholders do not approve the 2023 Plan, the Company strongly believes that it will be unable to successfully use equity as part of its compensation program, as most of its competitors in the industry do, putting the Company at a significant disadvantage and compromising its ability to enhance stockholder value. Therefore, we believe the approval of this request is in the best interest of our stockholders and our Company.
Rather than merely seeking an amendment to increase the 2014 Plan’s share reserve, the Board also sought to develop a contemporary equity plan that reflects best practices of other publicly-traded companies from a compensation and governance perspective. The 2023 Plan was structured to provide the Company with the necessary flexibility to design long-term incentive programs for our employees that align with our compensation philosophy, and more effectively support the strategic priorities of our organization.
Our 2014 Plan Will No Longer Have Shares Available for Grant
Under the Company’s current forecasts, our 2014 Plan, which is the only equity plan under which we currently have available shares for future equity awards, will run out of shares available for grant within the next 12 to 18 months, and the Company will not be able to continue to issue equity to its employees and directors unless our stockholders approve the 2023 Plan. This assumes we continue to grant awards consistent with our historical usage and current practices, as reflected in our historical burn rate discussed below, and noting that future circumstances may require the Company to change its current equity grant practices. As such, in determining to approve the 2023 Plan, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity incentive awards in future years.

Outstanding Equity Awards Under the Prior Plans and Determination of Share Reserve Under 2023 Plan
The table below presents information about the outstanding equity awards under the Prior Plans and the number of shares remaining available for issuance under the 2014 Plan, each at March 27, 2023. The table below does not include information about the number of shares that may be available for future issuance under our 1999 Employee Stock Purchase Plan. Information related to our 1999 Employee Stock Purchase Plan is further described in the table under the heading “Securities Authorized for Issuance Under Equity Compensation Plans” below and under Proposal No. 4.

		As a % of
	Number of	Shares	Dollar
	Shares	Outstanding(1)	Value($)(2)
Options outstanding	No options are currently outstanding
RSUs outstanding(3)
2005 Plan	282,850	0.2%	3,776,048
2011 Plan	215,000	0.2%	2,870,250
2014 Plan	6,023,001	4.8%	80,407,063
Total for all plans	6,520,851	5.2%	87,053,361
Shares available for grant(4)
2005 Plan	—	—%	—
2011 Plan	—	—%	—
2014 Plan	2,206,037	1.7%	29,450,594
Total for all plans	2,206,037	1.7%	29,450,594

(1)     Based on 126,678,288 shares of our common stock outstanding as of March 27, 2023.
(2)     Based on the closing price of our common stock on March 27, 2023, of $13.35 per share.
(3)     This includes 2,727,500 shares of outstanding performance-based RSUs. Performance-based RSUs are reflected based on “target” level of performance. Certain performance-based RSUs may vest up to 150% of the “target” number of units.
(4)    For purposes of calculating the shares that remain available for grant under the 2014 Plan, shares available for issuance is calculated by reflecting performance-based RSUs based on “target” level of performance.

While we may continue to grant further awards under the 2014 Plan between March 27, 2023 and the Annual Meeting date, to the extent we do so, the share reserve under the 2023 Plan will be reduced by the number of shares that we grant under the 2014 Plan, if any, between March 27, 2023 and the Annual Meeting date. We do not currently expect to grant awards under the 2014 Plan between March 27, 2023 and the Annual Meeting date with respect to more than 100,000 shares of our common stock.
In determining whether to approve the 2023 Plan, including the share reserve under the 2023 Plan, the Board considered the following:
•Reasonable Share Reserve. If approved, the 2023 Plan will have 4,747,690 shares initially reserved for issuance under the 2023 Plan and no additional shares will be available for issuance under the 2014 Plan. As a result, this 4,747,690 shares will represent an increase of only 2,541,653 shares from the aggregate number of shares available for future grant under the 2014 Plan at the time the 2023 Plan becomes effective, and therefore includes the 2,206,037 shares remaining available for issuance under the 2014 Plan as of March 27, 2023. If the 2023 Plan is approved, it will represent the only equity plan under which we will be able to grant future equity awards and we will no longer grant awards under any of the Prior Plans (although the terms and conditions of the Prior Plans will continue to govern any outstanding awards thereunder). While we may continue to grant further awards under the 2014 Plan between March 27, 2023 and the Annual Meeting date, to the extent we do so, the share reserve under the 2023 Plan will be reduced by the number of shares that we grant under the 2014 Plan, if any, between March 27, 2023 and the Annual Meeting date. We do not currently expect to grant awards under the 2014 Plan between March 27, 2023 and the Annual Meeting date with respect to more than 100,000 shares of our common stock.
•Sufficiency for Projected Future Grants. The Board currently intends that the share reserve requested under the 2023 Plan will be sufficient to fund the Company’s equity compensation needs for the next two to three years. This assumes the Company continues to grant awards consistent with its historical usage and current practices, as reflected in our historical burn rate discussed below. The Company cannot predict its future equity grant practices, the future price of its shares or future hiring activity with any degree of certainty at this time, and the share reserve under the 2023 Plan could last for a shorter or longer time.
•Reasonable Burn Rates. We recognize the dilutive impact of our equity compensation on our stockholders and continuously strive to balance this concern with the competition for talent. In the process used to determine the number of shares to be reserved for issuance under the 2023 Plan, the Board reviewed information regarding the burn rate and overhang metrics discussed below. Our Board believes the potential dilution to stockholders is reasonable and sustainable to meet our business goals.
The Board considered our average annual share pool usage over the most recently completed three-year period (or “burn rate”) with respect to the equity awards granted by the Company, including our gross burn rate and our “adjusted average burn rate” as shown in the table below:

Burn Rate Information	2020	2021	2022	Three-Year Average (2020-2022)
Stock options granted	—	—	—	—
Time-based RSUs granted	785,000	780,500	985,261	850,254
Performance-based RSUs granted (at “maximum”)	455,000	452,500	455,000	454,167
Performance-based RSUs earned	—	218,750	114,148	110,966
Total awards granted (1)	785,000	999,250	1,099,409	961,220
Weighted average common shares outstanding (Basic)	115,460,280	124,635,678	126,711,214	122,269,057
Gross burn rate(2)	1.1%	1.0%	1.1%	1.1%
Adjusted average burn rate(3)	0.7%	0.8%	0.9%	0.8%

(1) Total awards granted is the sum of time-based RSUs granted and performance-based RSUs earned.
(2)    Gross burn rate is calculated as (A) the total number of stock-settled equity awards granted during the applicable year (with performance-based RSUs counted at “maximum” levels), divided (B) by the weighted average common shares outstanding for the applicable year, and does not include awards assumed pursuant to acquisitions.
(3)    “Adjusted average burn rate” is calculated in accordance with the methodology employed by certain proxy advisory firms (which calculates burn rate as (A) the total number of stock-settled equity awards granted during the applicable year (with performance awards counted based upon the number of shares earned during such year), divided by (B) the weighted average common shares outstanding for the applicable year, and does not include awards assumed pursuant to acquisitions).
•The 2023 Plan Represents Reasonable Dilution. The Board considered the potential dilution to our stockholders that may result from the issuance of shares pursuant to outstanding awards and awards to be issued under the 2023 Plan. Fully diluted overhang is equal to (1) the total number of stock-settled equity awards outstanding (with performance-based RSUs reflected at “target”) plus the total number of shares available for grant under the Company’s equity plans in accordance with the terms of such plans, in each case as of the last day of the relevant fiscal year, divided by (2) the sum of the total common stock outstanding as of the last day of the relevant fiscal year plus the total number of stock-settled equity awards outstanding (with performance awards reflected at “target”) plus the total number of shares available for grant under the Company’s equity plans in accordance with the terms of such plans, in each case as of the last day of the relevant fiscal year. In 2020, 2021 and 2022, the Company’s end of year fully diluted overhang for the Company’s equity plans was 7.8%, 7.4% and 7.0%, respectively. As of March 27, 2023, the Company’s fully diluted overhang for the Company’s equity plans was 6.2%. If approved, the shares to be reserved under the 2023 Plan (over the number of shares remaining available under the Company’s Prior Plans) would increase the March 27, 2023 fully diluted overhang to approximately 7.8%.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain highly qualified individuals in the extremely competitive labor markets in which it competes, the Board has determined that the size of the share reserve under the 2023 Plan is reasonable and appropriate at this time. The Board will not create a subcommittee to evaluate the risk and benefits for issuing shares under the 2023 Plan.
Key Plan Features
The 2023 Plan includes provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:
•Repricing is not allowed without stockholder approval. The 2023 Plan prohibits the repricing of outstanding stock options and stock appreciation rights by reducing the exercise, purchase or strike price of the stock option or stock appreciation right without obtaining the approval of our stockholders within 12 months prior to the repricing event.
•Stockholder approval is required for additional shares. The 2023 Plan authorizes a fixed number of shares, so that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs.
•Prohibitions against various “liberal” share recycling practices. Shares of common stock tendered by participants or withheld by us in payment of the exercise price of stock options or stock appreciation rights, or withheld by us to cover tax withholding obligations upon exercise of stock options or stock appreciation rights, will not be returned to our share reserve.
•Minimum vesting requirements. The 2023 Plan mandates a vesting period of at least one year for all equity-based awards granted under the 2023 Plan, which applies to no less than 95% of the shares authorized for grant (subject to certain limited exceptions set forth in the 2023 Plan).
•No discounted stock options or stock appreciation rights. All stock options and stock appreciation rights must have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.
•Stock options and stock appreciation rights term limited. A stock option or stock appreciation right granted under the 2023 Plan may have a term of no longer than 10 years from the date of grant.
•No dividends or dividend equivalents are paid on unvested awards. Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met. In addition, dividend equivalents may not be granted on options or stock appreciation rights.
•Awards subject to forfeiture/clawback. The 2023 Plan provides that all awards will be subject to the Company’s clawback policy.
•No tax gross-ups. The 2023 Plan does not provide for any tax gross-up.
Description of the 2023 Plan
The material features of the 2023 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2023 Plan, a copy of which has been included as Annex B to the electronic version of this proxy statement filed with the SEC. Stockholders are urged to read the actual text of the 2023 Plan in its entirety.
Purpose
The 2023 Plan, through the granting of awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any affiliate and provide a means by which the eligible recipients may benefit from increases in value of the common stock.
Types of Awards
The terms of the 2023 Plan provide for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock awards, RSU awards, performance awards, and other stock awards that may be settled in cash, stock, or other property.

Shares Available for Awards
The 2023 Plan authorizes the issuance of the sum of:
•4,747,690 shares of common stock; less
•any shares of common stock which are subject to awards granted under the 2014 Plan on or after March 27, 2023 but prior to the effective date of the 2023 Plan; plus
•for each award that is outstanding under the Prior Plans as of the effective date of the 2023 Plan, one share for each share subject to an award that subsequently becomes available for issuance under the 2023 Plan pursuant to the share counting provisions described below.
As of March 27, 2023, there were 2,206,037 shares available for future awards under the Prior Plans, no shares subject to outstanding stock options and stock appreciation rights under the Prior Plans, and 6,520,851 shares subject to outstanding RSUs and performance-based RSUs (with performance-based RSUs reflected based on “target” level of performance) under the Prior Plans.

While we may continue to grant further awards under the 2014 Plan between March 27, 2023 and the Annual Meeting date, to the extent we do so, the share reserve under the 2023 Plan will be reduced by the number of shares that we grant under the 2014 Plan, if any, between March 27, 2023 and the Annual Meeting date. We do not currently expect to grant awards under the 2014 Plan between March 27, 2023 and the Annual Meeting date with respect to more than 100,000 shares of our common stock.
In no event will more than 10,000,000 shares of common stock be issuable pursuant to the exercise of ISOs under the 2023 Plan.
Shares issued under the 2023 Plan may be authorized but unissued shares, shares purchased on the open market or treasury shares.
Share Counting Provisions
If a stock award under the 2023 Plan or a Prior Plan award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such stock award having been issued or (ii) is settled in cash (i.e., the participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of common stock that may be available for issuance under the 2023 Plan. If any shares of common stock issued pursuant to a stock award under the 2023 Plan or a Prior Plan award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the 2023 Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a stock award (other than a stock option or stock appreciation right granted under the 2023 Plan or a Prior Plan) will again become available for issuance under the 2023 Plan.
Notwithstanding the foregoing, the following shares shall not be added back to the share reserve under the 2023 Plan and shall not become available for subsequent issuance under the 2023 Plan: (i) shares subject to a stock option or stock appreciation right (including a stock option or stock appreciation right under a Prior Plan) that are not delivered to a participant because the stock option or stock appreciation right is exercised through a reduction of shares subject to the award, (ii) shares withheld or reacquired by the Company to cover the exercise price or withholding taxes with respect to a stock option or stock appreciation right (including a stock option or stock appreciation right under a Prior Plan) or as consideration for the exercise of a stock option or stock appreciation right (including a stock option or stock appreciation right under a Prior Plan), (iii) the gross number of shares subject to a stock appreciation right (or a stock appreciation right under a Prior Plan) shall count against the share reserve if such award is settled in shares of common stock (and any shares subject to a stock appreciation right that is a Prior Plan award not issued to the Participant in connection with the stock settlement of the stock appreciation right on exercise thereof shall not become available for issuance under the 2023 Plan), and (iv) shares that are reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options (or options under the Prior Plans).
Eligibility
All of our employees, non‑employee directors and consultants are currently eligible to participate in the 2014 Plan and will be eligible to participate in the 2023 Plan and may receive all types of awards, provided that incentive stock options may be granted under the 2023 Plan only to our employees (including officers) and employees of our subsidiaries. As of March 27, 2023, we had approximately 3,500 employees, 6 non‑employee directors, and 20 consultants.
Administration
The 2023 Plan will be administered by our Board, which may in turn delegate authority to administer the 2023 Plan to a committee. Our Board has delegated concurrent authority to administer the 2023 Plan to the Compensation Committee but may, at any time, revert in itself some or all of the power previously delegated to the Compensation Committee. Each of the Board and the Compensation Committee are considered to be the “Plan Administrator” for purposes of this proposal. Subject to the terms of the 2023 Plan, the Plan Administrator may determine the recipients, numbers and types of awards to be granted, and terms and conditions of the awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the 2023 Plan.
The Plan Administrator may also delegate to one or more of our officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares subject to such stock awards, provided that such delegation must specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer and such officer may not grant a stock award to himself or herself.
Repricing; Cancellation and Re‑Grant of Stock Awards
Under the 2023 Plan, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise, purchase or strike price of the stock option or stock appreciation right without obtaining the approval of our stockholders within 12 months prior to the repricing event.
Stock Options
Stock options may be granted under the 2023 Plan pursuant to stock option agreements. The 2023 Plan permits the grant of stock options that qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described in this section.
The exercise price of NSOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of ISOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see “Limitations” below), may not be less than 110% of such fair market value. Notwithstanding the foregoing, a stock option may be granted with an exercise price lower than 100% of the fair market value of the common stock subject to the stock option on the date of grant if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction (as defined in the 2023 Plan and described below) and in a manner consistent the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.
The term of stock options granted under the 2023 Plan may not exceed 10 years. Except as explicitly provided otherwise in an option holder’s stock option agreement, stock options granted under the 2023 Plan generally terminate three months after termination of the option holder’s service unless (i) termination is due to the option holder’s disability, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the termination of service) at any time within 12 months following termination; (ii) the option holder dies before the option holder’s service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the stock option may be exercised (to the extent the stock option was exercisable at the time of the option holder’s death) within 18 months following the option holder’s death by the person or persons to whom the rights to such stock option have passed; (iii) the option holder is terminated for cause, in which case the stock option will cease to be exercisable immediately upon the option holder’s termination, or (iv) the stock option by its terms specifically provides otherwise. A stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or if the sale of stock received upon exercise of a stock option would violate our insider trading policy. In no event may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the 2023 Plan will be determined by the Plan Administrator and may include (i) cash, check, bank draft or money order made payable to us, (ii) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board, (iii) common stock previously owned by the option holder, (iv) a net exercise feature (for NSOs only), or (v) other legal consideration approved by the Plan Administrator.
Stock options granted under the 2023 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the 2023 Plan may be subject to different vesting schedules as the Plan Administrator may determine. The Plan Administrator also has flexibility to provide for accelerated vesting of stock options in certain events.
Generally, an option holder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order with the approval of the Plan Administrator or a duly authorized officer. Additionally, an option holder may, with the approval of the Plan Administrator or a duly authorized officer, designate a beneficiary who may exercise the stock option following the option holder’s death.
Limitations on Incentive Stock Options
The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an option holder during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:
•the exercise price of the ISO must be at least 110% of the fair market value of the stock subject to the ISO on the date of grant; and
•the term of the ISO must not exceed five years from the date of grant.
The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs granted under the 2023 Plan is 10,000,000 shares.
Restricted Stock Awards
Restricted stock awards may be granted under the 2023 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the recipient’s services performed for us or an affiliate of ours, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Plan Administrator. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Except as otherwise provided in the applicable restricted stock award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s termination of continuous service for any reason. In no event will dividends be paid during the vesting period with respect to unearned restricted stock that is subject to any vesting conditions. Dividends accrued on such shares shall become payable no earlier than the date the vesting conditions have been achieved and the underlying shares of common stock have been earned.
Restricted Stock Unit Awards
RSU awards may be granted under the 2023 Plan pursuant to RSU award agreements. Payment of any purchase price may be made in any legal form acceptable to the Plan Administrator. We will settle a payment due to a recipient of a RSU award by delivery of shares of our common stock, by cash, by a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the RSU award agreement. RSU awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator. Except as otherwise provided in the applicable RSU award agreement, RSUs that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights
Stock appreciation rights may be granted under the 2023 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator but will in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. Notwithstanding the foregoing, a stock appreciation right may be granted with a strike price lower than 100% of the fair market value of the common stock subject to the stock appreciation right at the time of grant if such award is granted pursuant to an assumption of or substitution for another stock appreciation right pursuant to a corporate transaction (as defined in the 2023 Plan and described below) and in a manner consistent the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Stock appreciation rights will not have a term in excess of ten years from the grant date.
The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock, in cash, in a combination of cash and stock, or in any other form of legal consideration approved by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination and restrictions on transfer as stock options under the 2023 Plan.
Performance Awards
The 2023 Plan allows us to grant cash and stock based performance awards. Performance awards may be granted, vest or be exercised based upon the attainment during a specified period of time of specified performance goals. Performance goals under the 2023 Plan will be based on performance measures selected by the Board. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Board.
In establishing a performance goal, the Board may provide that performance will be appropriately adjusted as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non‑U.S. dollar denominated performance goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce, adjust, or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.
Other Stock Awards
Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2023 Plan. The Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator.
Dividends and Dividend Equivalents; Payable Only on Vested Awards
Participants holding awards may receive dividends paid with respect to the underlying shares of common stock or dividend equivalents, subject to such terms and conditions (including the form of payment of dividends or dividend equivalents) as determined by the Plan Administrator. Notwithstanding anything in the 2023 Plan to the contrary, in no event will dividends or dividend equivalents be paid during the vesting period with respect to unearned awards that are subject to any vesting conditions. Dividends or dividend equivalents accrued on such shares shall become payable no earlier than the date the vesting conditions have been achieved and the underlying shares of common stock or units have been earned. Dividend equivalents will not be granted on options or stock appreciation rights.
Transferability of Stock Awards
Generally, the holder of a stock award may not transfer the stock award other than by will or the laws of descent and distribution or a domestic relations order with the approval of the Plan Administrator or a duly authorized officer. Additionally, the holder of a stock award may, with the approval of the Plan Administrator or a duly authorized officer, designate a beneficiary who may receive the underlying stock following such holder’s death.
Clawback/Recovery
Stock awards granted under the 2023 Plan will be subject to recoupment in accordance with our Incentive Compensation Recoupment Policy and any other clawback policy we may be required to adopt pursuant to applicable law and listing requirements, including as required by Rule 10-D-under the Securities Exchange Act of 1934, as amended, and the corresponding rules to be adopted by the Nasdaq Stock Market. In addition, the Board may impose such other clawback, recovery or recoupment provisions in any stock award agreement as it determines necessary or appropriate.
Minimum Vesting Limitations
Awards granted under the 2023 Plan shall vest no earlier than the first anniversary of the date the award is granted and no award agreement shall reduce or eliminate the minimum vesting requirement; provided, however, that this minimum vesting requirement shall not apply to: (i) any awards delivered in lieu of fully-vested cash-based awards under the 2023 Plan (or other fully-vested cash awards or payments), (ii) any awards to a member of our board of directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders which is at least 50 weeks after the immediately preceding year’s annual meeting, or (iii) any other awards that result in the issuance of an aggregate of up to five percent (5%) of the shares of common stock available as of the effective date of the 2023 Plan. Notwithstanding the foregoing, the administrator may, in its sole discretion, elect to accelerate the vesting of any award in connection with or following a participant’s death, disability, termination of continuous service, or the consummation of a corporate transaction or a change in control (as defined in the 2023 Plan).
Changes to Capital Structure
In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2023 Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (iii) the class(es) and maximum number of securities that may be awarded to any non‑employee director; and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.
Corporate Transactions; Change in Control
In the event of a corporate transaction (as defined in the 2023 Plan and described below) or change in control (as defined in the 2023 Plan and described below), unless otherwise provided in an award agreement, outstanding stock awards under the 2023 Plan may be assumed, continued, or substituted by the surviving or acquiring corporation (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue, or substitute such stock awards, then (i) any such stock awards that are held by participants whose continuous service has not terminated immediately prior to the effective time of the corporate transaction or change in control will become fully vested and exercisable, and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change in control and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse, and (ii) all other stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change in control, provided that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised. If a stock award will terminate if not exercised on or prior to the effective date of the corporate transaction or change in control, the Board has the discretion to provide that the holder of any stock award not exercised prior to the effective date will receive a payment in exchange for the stock award. The Board is not obligated to treat all stock awards or portions of stock awards in the same manner. The Board may take different actions with respect to the vested and unvested portions of a stock award.
Under the 2023 Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the stock award agreement or other written agreement with the participant, but in the absence of such provision, no such acceleration will occur.
For purposes of the 2023 Plan, a corporate transaction generally means the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
For purposes of the 2023 Plan, a change in control generally means (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets; or (iv) when a majority of our Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the Board or their approved successors.
Plan Amendments and Termination
Our Board will have the authority to amend or terminate the 2023 Plan at any time. However, except as otherwise provided in the 2023 Plan, no amendment or termination of the 2023 Plan may materially impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2023 Plan as required by applicable law and listing requirements. No ISOs may be granted under the 2023 Plan after the tenth anniversary of the earlier of the date the 2023 Plan was adopted by the Board or approved by our stockholders.
Securities Laws
The 2023 Plan is intended to conform to all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The 2023 Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.
U.S. Federal Income Tax Consequences
The information set forth below is a brief summary of certain of the U.S. federal income tax consequences to a recipient under the 2023 Plan. It does not purport to be a complete discussion of all federal tax consequences, nor does it address any state, local or foreign tax considerations. The information is based upon current federal income tax rules and therefore is subject to change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult his or her tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2023 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.
Nonstatutory Stock Options
Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an option holder will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date of exercise over the exercise price. If the option holder is employed by us or one of our affiliates, that income will be subject to withholding taxes. The option holder’s tax basis in the acquired shares will be equal to their fair market value on the date of exercise of the stock option, and the option holder’s capital gain holding period for those shares will begin on that date. On a disposition of the acquired shares, any additional gain or loss generally will be taxed to the option holder as either short‑term or long‑term capital gain or loss depending on how long the shares were held.
Subject to certain requirements under the Code, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the option holder.
Incentive Stock Options
The 2023 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code.
Under the Code, an option holder generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the option holder holds a share received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long‑term capital gain or loss.
If, however, an option holder disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the option holder generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the option holder will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short‑term or long‑term capital gain, depending on whether the holding period for the share exceeds one year.
We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the option holder, subject to certain requirements under the Code.
Restricted Stock Awards
A recipient of restricted stock normally will recognize ordinary income when the restrictions on the restricted stock lapse (i.e., at the time the restricted shares are no longer subject to a substantial risk of forfeiture or become transferable, whichever occurs first), which will be equal to the excess, if any, of the fair market value of the stock on such date over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. On a disposition of the acquired shares, any additional gain or loss should be eligible for short‑term or long‑term capital gain or loss tax treatment depending on how long the shares were held after the ordinary income was recognized.
Subject to certain requirements under the Code, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.
Restricted Stock Unit Awards
Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock unit is settled equal to the excess, if any, of any cash received and the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.
The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered. Any gain or loss recognized upon a later disposition of any shares received would be capital gain or loss.
Subject to certain requirements under the Code, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.
Stock Appreciation Rights

Under the 2023 Plan, we may grant stock appreciation rights separate from any other award or in tandem with other awards under the 2023 Plan.
In general, no taxable income is reportable when a stock appreciation right is granted to a recipient. Upon exercise, the recipient generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of such shares would be capital gain or loss. Subject to certain requirements under the Code, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
New Plan Benefits

Except with respect to awards to each non-employee director serving on our Board on the date of the Annual Meeting, as discussed under “Director Compensation” below and reflected in the table below, the number of awards that our named executive officers, directors, other executive officers and other employees may receive under the 2023 Plan in the future, will be determined in the discretion of our Board or Compensation Committee, and neither our Board nor the Compensation Committee has made any determination to make future grants to any persons under the 2023 Plan as of the date of this Proxy Statement. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2023 Plan, or the benefits that would have been received by such participants if the 2023 Plan had been in effect in the year ended December 31, 2022.

Name and Position	Number of Shares (#)
Named Executive Officers:
Eric DeMarco	—
Deanna Lund	—
Jonah Adelman	—
Phillip Carrai	—
Steven Fendley	—
All Current Executive Officers as a Group	—
All Current Non-Executive Directors as a Group	60,000
Current Director Nominees:
Scott Anderson	10,000
Eric DeMarco	—
William Hoglund	10,000
Scot Jarvis	10,000
Jane Judd	10,000
Samuel Liberatore	10,000
Deanna Lund	—
Amy Zegart	10,000
Each Associate of any such Directors, Executive Officers or Nominees	—
Each Other Person who Received or are to Receive 5% of Such Options or Rights	—
All Employees, Including all Current Officers who are not Executive Officers, as a Group	—

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE 2023 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 4
APPROVAL OF THE KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
2023 EMPLOYEE STOCK PURCHASE PLAN
At the Annual Meeting, our stockholders will be asked to approve the Kratos Defense & Security Systems, Inc. 2023 Employee Stock Purchase Plan (the “2023 ESPP”), which will succeed and replace in its entirety the Amended and Restated 1999 Employee Stock Purchase Plan (the “Existing ESPP”). On March 23, 2023, our Board of Directors approved the 2023 ESPP, subject to stockholder approval at the Annual Meeting. The 2023 ESPP will become effective on July 1, 2023, provided it is approved by our stockholders prior to such date. Following the effectiveness of the 2023 ESPP, no additional shares or rights to purchase shares shall be issued under the Existing ESPP, assuming approval of this Proposal No. 4 by our stockholders.
The 2023 ESPP is being submitted for stockholder approval in order to ensure that the Section 423 Component of the 2023 ESPP (as described below) meets the requirements of Section 423 of the Internal Revenue Code (the “Code”). If the 2023 ESPP is not approved by our stockholders, the 2023 ESPP will not become effective, the Existing ESPP will continue in full force and effect.
Why Stockholders Should Vote to Approve the 2023 ESPP
Our employee stock purchase plan is an important component of our compensation program, and our ability to provide eligible employees with the opportunity to purchase shares of our common stock at a discount through our employee stock purchase plan is critical to our success in attracting and retaining talent in an industry in which equity compensation is market practice and is expected by many existing personnel and prospective candidates.

Rather than merely seeking an amendment to increase the Existing ESPP’s share reserve, the Board also sought to develop a contemporary employee stock purchase plan that reflects best practices and a flexible structure should the Board determine to extend the employee stock purchase program to eligible employees outside of the U.S.

The table below presents information about the number of shares remaining available for issuance under the Existing ESPP and the proposed increase in shares authorized for issuance under the 2023 ESPP, each at March 27, 2023. The table below does not include information about the number of shares that were subject to outstanding equity awards or that may be available for future issuance under our other equity compensation plans. Information related to our other equity compensation plans is further described in the table under the heading “Securities Authorized for Issuance Under Equity Compensation Plans” below and under Proposal 3.

	Number of Shares	As a % of Shares Outstanding (1)	Dollar Value (2)
Shares available for grant under the Existing ESPP	1,179,144	1.0%	$15,741,572
Proposed increase to share reserve over Existing ESPP pursuant to 2023 ESPP	3,500,000	3.0%	$46,725,000
(1)     Based on 126,678,288 shares of our common stock outstanding as of March 27, 2023.
(2)     Based on the closing price of our common stock on March 27, 2023, of $13.35 per share.

Potential Dilution; Forecasted Utilization Rates; Burn Rates
In determining whether to approve the 2023 ESPP, the Board considered that:
•The share reserve under our Existing ESPP is expected to be exhausted within the next two to three offering periods. As a result, we will be unable to use the Existing ESPP as an incentive and retention tool for employees that benefits all of our stockholders. The increase will enable us to continue our policy of equity ownership by employees as an incentive to contribute to our success.

•We expect the proposed aggregate share reserve under the 2023 ESPP to provide us with enough shares for the next three to four years, assuming employee participation in the 2023 ESPP consistent with historical levels, as reflected in our three-year burn rate for the Existing ESPP, and further dependent on the price of our shares and hiring activity during the next few years. We cannot predict our future share usage under the 2023 ESPP, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the 2023 ESPP could last for a shorter or longer time.
•In setting the size of the share reserve under the 2023 ESPP, as described above, the Board also considered the number of shares issued by our company under the Existing ESPP in the past three years. In 2020, 2021 and 2022, a total of 366,285 shares, 340,353 shares, and 448,295 shares, respectively, were issued under the Existing ESPP, for an annual equity burn rate of 0.3%, 0.3% and 0.4%, respectively. This level of equity awards represents a 3-year average burn rate of 0.3% of common shares outstanding attributable to the Existing ESPP. Equity burn rate attributable to the Existing ESPP is calculated by dividing the number of shares issued under the Existing ESPP during the applicable fiscal year by the number of shares outstanding at the end of the fiscal year.
•In 2020, 2021 and 2022, our end of year overhang rate attributable to the Existing ESPP was 1.9%, 1.6% and 1.2%, respectively. If the 2023 ESPP is approved, we expect our overhang at the end of 2022 with respect to the 2023 ESPP only will be approximately 3.7%. Overhang attributable to the Existing ESPP is calculated by dividing (1) the shares remaining available for issuance for future awards under the 2023 ESPP at the end of the fiscal year by (2) the number of shares outstanding at the end of the fiscal year.
•In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the extremely competitive labor markets in which we compete, the Board has determined that the size of the share reserve under the 2023 ESPP is reasonable and appropriate at this time. The Board will not create a subcommittee to evaluate the risk and benefits for issuing shares under the 2023 ESPP.
Summary of the 2023 ESPP
The principal features of the 2023 ESPP are summarized below, but the summary is qualified in its entirety by reference to the 2023 ESPP itself, which is attached as Annex C to this proxy statement.
Purpose
The purpose of the 2023 ESPP is to assist our eligible employees in acquiring a stock ownership interest in our company and to help our eligible employees provide for their future security and to encourage them to remain in our employment.
Securities Subject to the 2023 ESPP
The total number of shares of our common stock that will be authorized for issuance under the 2023 ESPP will be equal to the sum of (1) 3,500,000 shares, plus (2) the number of shares that remain available for issuance under the Existing ESPP as of its termination on June 30, 2023 (after giving effect to the purchases pursuant to the offering period ending on such date under the Existing ESPP). In no event will the sum of clauses (1) and (2) exceed 4,679,144 shares, which represents the maximum number of shares that may be issued pursuant to the 2023 ESPP. All of the foregoing share numbers may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments.”
Administration
The Board will administer the 2023 ESPP and will have the final power to construe and interpret both the 2023 ESPP and the rights granted under it. The Board has delegated administration of the 2023 ESPP to our compensation committee. The Board or compensation committee (the “plan administrator”) will have the power, subject to the provisions of the 2023 ESPP, to determine when and how rights to purchase shares of common stock will be granted and the provisions of each offering of such rights (which need not be identical); provided, however, that all participants granted purchase rights in an offering which are intended to comply with Section 423 of the Code will have the same rights and privileges within the meaning of Section 423 of the Code. For purposes of the 2023 ESPP, the plan administrator may designate separate offerings under the 2023 ESPP, the terms of which need not be identical, in which eligible employees of one or more participating companies will participate, even if the dates of the applicable offering periods in each such offering are identical, provided that the terms of participation are the same within each separate offering as determined under Section 423 of the Code. In addition, the plan administrator have the power to settle all controversies regarding the 2023 ESPP and purchase rights granted under it.
The plan administrator may adopt sub-plans, appendices, rules and procedures relating to the operation and administration of the 2023 ESPP to facilitate participation in the 2023 ESPP by employees who are foreign nationals or employed outside the U.S. To the extent any sub-plan is inconsistent with the requirements of Section 423 of the Code, it will be considered part of the Non-Section 423 Component. The provisions of the 2023 ESPP will govern any sub-plan unless superseded by the terms of such sub-plan.
Eligibility
Only our employees and the employees of any of our subsidiaries designated by the plan administrator may participate in the 2023 ESPP. Only employees of majority-owned subsidiary corporations may participate in the Section 423 Component. The plan administrator has the authority to limit participation to those individuals who have been customarily employed more than 20 hours per week and more than five months per calendar year on the first trading day of an offering. In addition, the plan administrator may require that each employee has been continuously employed for such period preceding the grant as the plan administrator may require, but in no event will the required period of continuous employment be greater than two years. Finally, the plan administrator also has the power to exclude our officers who are “highly compensated” as defined in the Code. No employee is eligible to participate in the 2023 ESPP if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of our company or any of our parent or subsidiary corporations. Participation in the Section 423 Component is further subject to the eligibility requirements of Section 423 of the Code.
If the grant of a purchase right under the 2023 ESPP to any employee of a participating company who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the 2023 ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the Section 423 Component of the 2023 ESPP. In addition, with respect to the Non-Section 423 Component, all of the foregoing rules will apply in determining who is an eligible employee, except the plan administrator may limit eligibility further within a participating company so as to only designate some employees of a participating company as eligible employees, and to the extent the foregoing eligibility rules are not consistent with applicable local laws.
Eligible employees will become participants in the 2023 ESPP by enrolling and authorizing payroll deductions by the deadline established by the administrator prior to the relevant offering date. Directors who are not employees are not eligible to participate. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.
As of January 1, 2023, the most recent enrollment date, there were 2,979 employees who were eligible to participate in the Existing ESPP, 798 of whom had elected to participate and who would have been eligible to participate in the 2023 ESPP had it been in effect on such date.
Participation in an Offering
Offering Periods and Purchase Periods. The 2023 ESPP will be implemented by offerings of rights to all eligible employees from time to time. Under applicable law and the terms of the 2023 ESPP, the maximum length for an offering under the 2023 ESPP is 27 months. Each offering period will consist of one or more purchase dates as determined by the plan administrator. The provisions of separate offerings need not be identical. Pursuant to the terms of our current offerings under the Existing ESPP, which we intend to continue under the 2023 ESPP, a new offering will automatically begin on each January 1 and July 1 over the term of the 2023 ESPP and will be 6 months in duration.

Enrollment in the 2023 ESPP. Eligible employees will enroll in the 2023 ESPP by delivering to us an agreement authorizing payroll deductions in an amount up to the maximum amount approved by the plan administrator (unless payroll deductions are not permitted in a jurisdiction outside the U.S., in which case contributions may be permitted). Pursuant to the 2023 ESPP, such payroll deductions will be limited to up to 15% of an employee’s eligible cash compensation during the offering. A participant may increase or decrease his or her participation level at any time with such change to be effective commencing as of the next purchase period. A participant may also increase or decrease his or her participation level to be effective in a subsequent purchase period of an ongoing offering in accordance with procedures established by us. All payroll deductions made for a participant are credited to the participant’s account under the 2023 ESPP and are included with the general funds of the Company, unless the funds for non-U.S. participants must be segregated and held in a separate account. Funds received upon sales of stock under the 2023 ESPP are used for general corporate purposes. In general, no interest will be paid on participant accounts. With respect to the Non-Section 423 Component, interest may apply to participant accounts to the extent required by applicable law and approved by the plan administrator. The 2023 ESPP allows for concurrent offerings, but an eligible employee may enroll in only one offering at a time.
Purchase Price. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the applicable purchase date. The fair market value per share of our common stock under the 2023 ESPP is generally is the closing sale price of our common stock on the NASDAQ Stock Market on the date for which fair market value is being determined, or if there is no closing sales price for a share of our common stock on the date in question, the closing sales price for a share of common stock on the last preceding date for which such quotation exists. The closing price per share of our common stock on the NASDAQ Stock Market on March 27, 2023 was $13.35.
Purchase of Stock. In connection with offerings made under the 2023 ESPP, the plan administrator may specify from time to time a maximum number of shares of common stock an employee may be granted the right to purchase and the maximum aggregate number of shares of common stock that may be purchased pursuant to such offering by all participants. In addition, no employee may purchase more than $25,000 worth of common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans (intended to qualify as such under Section 423(b) of the Code) of our company and its parent and subsidiary corporations for each calendar year in which the purchase rights are outstanding at any time. Pursuant to the 2023 ESPP, the maximum number of shares that may be purchased by any single participant during any offering period or purchase period is 5,000 shares. If the aggregate number of shares to be purchased upon exercise of all outstanding purchase rights would exceed the foregoing limits, the plan administrator may make a uniform and equitable allocation of available shares.
Participation in and Withdrawal from the 2023 ESPP. Enrolled employees will automatically participate in subsequent offerings, provided the participant has not withdrawn from the 2023 ESPP, continues to meet the eligibility requirements, and has not terminated employment with us. A participant may withdraw from a given offering without affecting his or her eligibility to participate in future offerings under the 2023 ESPP. Upon any withdrawal from an offering by the participant, we will distribute to the participant his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of common stock on the participant’s behalf during such offering, and such employee’s rights in the offering will be automatically terminated.
Termination of Employment. Unless otherwise specified by the plan administrator, a participant’s rights under any offering under the 2023 ESPP terminate immediately upon cessation of an employee’s employment for any reason (subject to any post-employment participation period required by law), and we will distribute to such employee all of his or her accumulated payroll deductions, without interest.
Adjustments
In the event of any dividend or other distribution, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, distribution of company assets to stockholders (other than normal cash dividends), or any other corporate event affecting our common stock, the number of shares reserved under the 2023 ESPP, the per offering period and per purchase period share limits and the price per share and number of shares of our common stock covered by each outstanding right will be adjusted equitably. Such adjustments will be made by the administrator of the 2023 ESPP, whose determination in that respect will be final, binding and conclusive.

In the event of certain significant transactions or a change in control (as defined in the 2023 ESPP), the administrator of the 2023 ESPP may provide for (1) either the replacement or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.
Transferability. A participant may not transfer rights granted under the 2023 ESPP other than by will, the laws of descent and distribution or as otherwise provided under the 2023 ESPP.
Amendment and Termination. The administrator of the 2023 ESPP may amend, suspend or terminate the 2023 ESPP. However, stockholder approval of any amendment to the 2023 ESPP will be obtained for any amendment which changes the aggregate number or type of shares that may be sold pursuant to rights under the 2023 ESPP or changes the corporations or classes of corporations whose employees are eligible to participate in the 2023 ESPP. The 2023 ESPP will continue in effect until terminated by the Board or the share reserve is exhausted.

Securities Laws

The 2023 ESPP is intended to conform to all provisions of the Securities Act of 1933, as amended, and the Securities Act of 1934, as amended, and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The 2023 ESPP will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.
U.S. Federal Income Tax Consequences
The material federal income tax consequences of the 2023 ESPP under current U.S. federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the 2023 ESPP. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.
As described above, the 2023 ESPP has a Section 423 Component and a Non-Section 423 Component. The tax consequences for a U.S. taxpayer will depend on whether he or she participates in the Section 423 Component or the Non-Section 423 Component.
Tax Consequences to U.S. Participants in the Section 423 Component. The Section 423 Component of the 2023 ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the Section 423 Component of the 2023 ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the Section 423 Component of the 2023 ESPP (i.e., the first trading day of the offering period). In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first trading day of the offering period during which the shares were purchased and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the first trading day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.
If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.
We are not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.
Tax Consequences to U.S. Participants in the Non-Section 423 Component. A U.S. participant in the Non-Section 423 Component will have compensation income equal to the value of the common stock on the day he or she purchased the common stock less the purchase price.
When the participant sells the common stock he or she purchased under the Non-Section 423 Component of the 2023 ESPP, he or she also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the common stock on the day he or she purchased it. This capital gain or loss will be long-term if the participant held the common stock for more than one year and otherwise will be short-term.
Any compensation income that the participant receives upon the purchase of shares of common stock under the Non-Section 423 Component of the 2023 ESPP is subject to applicable tax withholding. In addition, the compensation income is required to be reported as ordinary income to the participant on his or her annual Form W-2, and the participant is responsible for ensuring that this income is reported on his or her individual income tax return.
With respect to U.S. participants, we are entitled to a deduction for amounts taxed as ordinary income to a participant to the extent of ordinary income recognized upon a purchase made under the Non-Section 423 Component.
New Plan Benefits
Because the number of shares that may be purchased under the 2023 ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.
THE BOARD OF DIRECTORS RECOMMENDS
THAT STOCKHOLDERS VOTE FOR THE 2023 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 5
ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS
At the 2023 Annual Meeting, our stockholders will be asked to provide an advisory vote relating to the compensation of our named executive officers during fiscal year 2022. The Compensation Committee sets target direct compensation at a level commensurate with the executives’ and the Company’s performance relative to our Compensation Peer Group (as defined below) utilizing individual and market measures. In addition, the Compensation Committee has determined that a significant portion of our executives’ compensation should be provided in the form of variable, performance-based compensation that directly links our executives’ compensation to the Company’s long-term performance.
The Company’s strategy is to grow our business as a technology company, addressing the defense, national security and commercial markets by rapidly developing and being first to market with affordable systems, products and solutions. As a technology company and consistent with this strategy, Kratos makes significant internally funded investments, including in research, development, non-recurring engineering, capital and other assets, etc., which we believe is a differentiator to our customers as compared to our competitors. The Company’s core businesses are unmanned systems, space and satellite communications, microwave electronics, cybersecurity/warfare, rocket, hypersonic and missile defense systems, turbine technologies, Command, Control, Communication, Computing, Combat, Intelligence Surveillance and Reconnaissance (“C5ISR”) Systems and training systems. A key element of the Company’s differentiated strategy is our demonstrated ability to rapidly design, develop, demonstrate and field disruptive, transformative and leading technology products and systems in these core business areas and at an affordable cost. The Board and the Compensation Committee believe that our executive compensation programs have played an important role in the Company’s progress in achieving its key strategic goals as well as its ability to drive strong financial results and attract and retain a highly experienced, successful team to manage our Company.
Our Compensation Committee believes that our executive compensation programs are structured in an effective manner to support the Company, our stated strategy, and our business objectives.
•Our compensation programs are substantially tied to our key business and strategic objectives and the interests of our stockholders. If the value we deliver to our stockholders declines, so does a primary element of the compensation we deliver to our executives.
•We maintain a very high level of corporate governance over our executive pay programs.
•We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity, so that we may ensure that our compensation programs are within the norm of a range of market practices; and as described elsewhere in this document, we have a very proactive and robust stockholder outreach, communication and feedback program.
•Our Compensation Committee, Chairman, Chief Executive Officer, and Human Resources Department engage in a rigorous talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.
These compensation practices allow the Company to achieve the following objectives:
•align executive compensation with our stockholders’ interests by placing a significant amount of compensation “at risk” and requiring that a significant portion of our Chief Executive Officer’s and other executive management’s equity grants vest in a manner that is directly tied to the Company’s financial performance and growth;
•incentivize individual performance achievements;
•attract, motivate, develop and retain highly qualified executives; and
•create incentives that drive the entire executive management team to achieve challenging corporate goals that drive superior long-term performance.

As a result of the multi-pronged, proactive efforts to gather feedback from key stockholders regarding our executive compensation that management and the Compensation Committee have undertaken since 2012, our Compensation Committee has taken several actions to align pay with performance and align the interests of our executives and the Company’s stockholders. At the 2022 Annual Meeting, we asked our stockholders to approve, on an advisory basis, the compensation paid to our named executive officers during fiscal year 2021. Our stockholders indicated approval of the compensation of our named executive officers, with 85.66% of the votes cast in favor of the advisory vote to approve named executive officer compensation. The Compensation Committee and our management continued to gather feedback from key stockholders regarding our executive compensation and continued to develop a compensation structure that more closely aligns pay with performance and aligns the interests of our executives with our stockholders. Based on the stockholder approval of the 2021 executive compensation, our Compensation Committee employed many of the same principles in developing our compensation programs for 2022.
In establishing the 2022 executive compensation program, our Compensation Committee considered the achievements made by the Company in 2021, including the Company’s continued revenue growth trajectory, with consolidated organic revenue growth of 9.5% as compared to 2020, excluding the impact of the ASC Signal Corporation acquisition in 2020 and the Company’s legacy Training Solutions business, and a notable 24.0% increase in the Company’s Unmanned Aerial Systems (“UAS”) business, driven primarily by growth in the Company’s unmanned tactical drone business.
Over the past several years, the Company has made significant internally funded investments in strategic growth areas, including unmanned tactical drone systems, space and satellite communication systems, rocket and hypersonic systems, turbine and other engine technologies. Specifically, we have increased internal, Company funded research and development and capital expenditures, including for drone aircraft, non-recurring engineering expenditures and infrastructure investments. We have also made significant internally funded investments in executive management, bid, proposal and new business capture, pursuit and related areas. We have made these investments with the objective of developing, demonstrating, fielding, bringing to production and being first to market with high performance jet powered unmanned aerial combat systems, next generation, virtualized – software-based space and satellite communication systems, rocket and hypersonic systems, and turbine and other engine technologies. These internally funded investments typically allow us to be first to market and retain the intellectual property rights, design and data packages for these platforms and systems, with an objective to ultimately secure sole source technology or production positions in these strategic growth areas. Specifically, since 2012, we have invested over $200 million in our UAS business; since 2019, we have also invested approximately $139 million in our Space, Satellite and Cyber business; and we have made additional significant investments in rocket and hypersonic systems and engine and turbine technology areas, through internally funded research, development, contract design retrofit costs, contract design costs for new platforms, software design and development, non-recurring engineering, capital and other costs and expenditures related to these strategic growth areas.
During this internally funded investment period, the Company’s Adjusted EBITDA and cash flows are and have been adversely impacted. Additionally, also during this period, the industry and the Company has been adversely impacted by a challenging overall macroeconomic and DoD budgetary environment, including the federal budget and debt ceiling, which are expected to be the subject of considerable debate and which have a significant impact on defense spending broadly and the Company’s customers, programs and contracts. However, irrespective of these challenges, the Company has successfully executed its stated strategy and business plan, including increasing Adjusted EBITDA 5.6 percent from $78.5 million in 2020 to $82.9 million in 2021, which is discussed in detail in the “Compensation Discussion and Analysis” section of this proxy statement, beginning on page 50.
Kratos’ Compensation Committee applied its philosophy of paying for performance and aligning the Company’s strategy, executive management and stockholder interests in several key manners in 2022, including:
•Maintaining a freeze on 2022 base salaries at 2014 or 2015 compensation levels for our Chief Executive Officer and a majority of our other executive officers.

•Issuing an approximate 50%/50% mix (at target) of performance‑based and time‑based RSUs to incentivize the Company’s executive officers to build long‑term equity value and to align the interests of our executive officers with our stockholders’ interests. Performance-based RSUs granted in 2022 vest 33.3% for every 10% increase in the Company’s Adjusted EBITDA, as compared to the Company’s Adjusted EBITDA for 2021. The performance-based RSUs may vest at the end of each year if the performance goals are satisfied within a five-year period. Time-based RSUs granted in 2022 vest ratably over a five-year period. The Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued, based on feedback received through our Kratos investor and stockholder outreach and communication plan. Adjusted EBITDA reflects the Company’s return on internal investments made; the profit contribution from growth in revenues; and the expected leverage on the Company’s fixed overhead, manufacturing, research, development and SG&A infrastructure investments. Adjusted EBITDA is also reflective of the quality of the Company’s revenues and revenue growth, and reflective of the expected related increase in the Company’s profits, cash flow and stockholder returns, as strategic initiatives and programs successfully transition from investment to development to production. The Compensation Committee believes that the use of long-term Adjusted EBITDA growth as a performance measure appropriately incentivizes the management team, as it reflects the appropriate long- and short-term balance between near-term investments and new product and system developments made by the Company, while also requiring management focus on adequate and expected long-term returns for Kratos stockholders. The Compensation Committee also believes that the nature of long-term growth in profits or Adjusted EBITDA is different than the short-term nature, as short-term profitability or Adjusted EBITDA is/can be balanced/impacted by that particular year or period’s Federal Government and DoD budget priorities, the size of the DoD budget, DoD budget approval timing, changes in administration or Federal Government or customer agency leadership, the impact of Federal budget CRAs, Federal Government shutdowns or political party impasses, and the Company’s particular investments, revenue mix and program maturity for that period or year, all of which the management team is expected to successfully consider and address. Additionally, the Company has a very robust customer and congressional communication and outreach plan, which is focused on long-term Federal DoD budgets and funding priorities, which are related to the Company and its programs, with which the Company’s success, including long-term Adjusted EBITDA, is closely aligned. The Compensation Committee believes that long-term growth metrics of the Company, including revenue and Adjusted EBITDA, closely align with the overall growth profile expectations of the Company’s stockholders, based on feedback from our recurring stockholder outreach program.
•Issuing bonuses in the first quarter of 2023 in recognition of executive management’s non-financial and financial achievements in 2022.
•Continuing its practice of eliminating excise tax gross-ups in any new change in control agreements or renewals or material amendments of existing change in control agreements.
•Maintaining double trigger vesting upon a change in control (requiring a change in control and a certain common stock closing price increase from the date of grant) on all equity awards granted in 2022, subject to any applicable employment or change of control agreements.
•Continuing the Company’s Anti-Hedging and Anti-Pledging Policy.
•Implementing, effective January 1, 2020, a Stock Ownership Target Guideline of five times base salary for the Chief Executive Officer.
•Maintaining an Incentive Compensation Recoupment Policy for executive officers, which has a broader application than the clawback requirements under the Sarbanes-Oxley Act. We intend to update our compensation recovery policy as required by Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules to be adopted by the Nasdaq Stock Market, when required.
These efforts are discussed in the “Compensation Discussion and Analysis” section of this proxy statement, which begins on page 50.

In light of the above and as discussed in the “Compensation Discussion and Analysis” section of this proxy statement, the Board and the Compensation Committee believe that the compensation of our named executive officers for fiscal year 2022 was appropriate and reasonable, and that our compensation policies and procedures are sound and in the best interests of the Company and its stockholders. Additionally, the Board and the Compensation Committee believe that our compensation policies and procedures are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of our stockholders and motivating our executives to remain with the Company for long and productive careers.
Therefore, our Board and Compensation Committee are again seeking input from our stockholders through this advisory vote to approve the compensation of our named executive officers as described in this proxy statement in the section titled “Compensation Discussion and Analysis” beginning on page 50, in the compensation tables beginning on page 66, and in any related narrative discussion contained in this proxy statement.
Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of Kratos Defense & Security Solutions, Inc. approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.”
While this stockholder vote on executive compensation is merely advisory and will not be binding upon us, our Board, or our Compensation Committee, we value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. The next non-binding advisory vote to approve the compensation of our named executive officers will occur at the 2024 Annual Meeting of Stockholders.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 6
ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE STOCKHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Pursuant to Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast an advisory vote on whether a non-binding stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years.
The Board understands that there are different views as to what is an appropriate frequency for advisory votes on executive compensation. The Company has engaged some of its stockholders on this issue and, based on their feedback, we believe that a majority of our stockholders would prefer an annual vote. The Board of Directors is therefore recommending that stockholders vote for holding the advisory vote on executive compensation every ONE YEAR.
Stockholders are not voting to approve or disapprove the Board's recommendation and will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. The voting frequency option that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board or the Company, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders. The next non-binding advisory vote on the frequency of the non-binding stockholder vote to approve the compensation of our named executive officers will occur at the 2029 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR A FREQUENCY OF EVERY "ONE YEAR" FOR FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

REPORT OF THE AUDIT COMMITTEE
As more fully described in its charter, the Audit Committee oversees our financial reporting process and internal control structure on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. The Company’s independent registered public accounting firm is responsible for performing an audit of our annual consolidated financial statements in accordance with generally accepted accounting principles and for issuing a report on those statements and expressing an opinion on the conformity of these audited financial statements. The Audit Committee met six times during 2022 and met regularly with our independent and internal auditors, both privately and with management present.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 25, 2022. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Audit Committee is responsible for the engagement of the independent auditors and has appointed Deloitte to serve in that capacity since June 2013. In connection therewith, the Audit Committee: received written disclosures and the letter from the independent auditors pursuant to the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the auditors their independence; reviewed periodically the level of fees approved for payment to Deloitte and the pre-approved non-audit services it has provided to us to ensure their compatibility with Deloitte’s independence; and reviewed Deloitte’s performance, qualifications and quality control procedures.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2022 for filing with the SEC. The Audit Committee also selected Deloitte as our independent auditor for 2023.

Respectfully submitted,
THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Scott Anderson, Chairperson William Hoglund Scot Jarvis Jane Judd
        The foregoing Report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) except to the extent we specifically incorporate this report by reference.

EXECUTIVE COMPENSATION
Our Executive Officers
Executive officers are elected by our Board and serve at its discretion. There are no family relationships between any director or executive officer and any other directors or executive officers. Set forth below is information regarding our current executive officers.

Name	Position	Age
Eric DeMarco(1)	Chief Executive Officer and President	59
Deanna Lund (1)	Executive Vice President and Chief Financial Officer	55
Maria Cervantes	Vice President and Corporate Controller	48
Marie Mendoza	Senior Vice President and General Counsel	50
Jonah Adelman	President, Microwave Electronics	72
Phillip Carrai	President, Space, Training & Cyber Solutions	61
David Carter	President, Defense & Rocket Support Services	65
Steven Fendley	President, Unmanned Systems	54
Benjamin Goodwin	Senior Vice President, Corporate Development & Government Affairs	82
Thomas Mills	President, C5ISR Systems	63
Stacey Rock	President, Kratos Turbine Technologies	55
___________________________________________________________________________________________________________
(1)The biographical information for Eric DeMarco and Deanna Lund is provided in the section identifying the Director nominees beginning on page 18.
Each executive officer holds office until his or her respective successor has been appointed, or until his or her earlier death, resignation or dismissal. Historically, our Board has designated our executive officers annually at its first meeting following the annual meeting of stockholders.
        Maria Cervantes has served as the Company’s Vice President, Corporate Controller, and Principal Accounting Officer since May 2016. Ms. Cervantes brings significant accounting, finance, business, and public company experience and skills to the Company. Ms. Cervantes has most recently served as the Company’s Director of Internal Audit since May 2012, where she gained a comprehensive knowledge of the Company’s businesses and operations, including its financial operations and processes. From 2002 to 2012, Ms. Cervantes served in numerous positions, including Senior Manager of SOX and DCAA Compliance and Corporate General Accounting Manager for Science Applications International Corporation. Ms. Cervantes is a Certified Public Accountant and worked as a Senior Auditor with the public accounting firm Pricewaterhouse Coopers. Ms. Cervantes earned a bachelor’s degree in Business Administration with an emphasis on Accounting from the University of San Diego.
        Marie Mendoza has served as the Company’s Senior Vice President and General Counsel since December 2015. Ms. Mendoza previously served as the Company’s Senior Corporate Attorney since December 2011. Prior to joining Kratos, Ms. Mendoza was a Partner with the law firm of Burke, Williams & Sorensen, LLP from 2002 to 2006 and then GCR, LLP in San Diego from 2006 to 2011, where she represented public agencies and commercial companies on a variety of matters including contract negotiation and disputes, labor and employment, construction, board governance, commercial leases, trademark infringement and various other matters. Ms. Mendoza received a bachelor’s degree in Political Science from the University of California, Los Angeles, cum laude, and her law degree from the University of California, Los Angeles School of Law.
        Jonah Adelman has served as the President of the Company’s Microwave Electronics Division since August 2015. Prior to that, Mr. Adelman was the General Manager of the Company’s Electronic Products Division’s Israel business group from its acquisition in March 2011. Mr. Adelman began his professional career as a Research and Development Microwave Engineer at General Microwave Corporation (“GMC”) in Amityville, New York, subsequently moving to Israel where he took part in the establishment of General

Microwave Israel, a subsidiary of GMC. Mr. Adelman served as Chief Microwave Engineer, Assistant General Manager, and since 1990 was General Manager of General Microwave Israel, which Kratos acquired in 2011. Mr. Adelman received a bachelor’s degree in Mathematics and Physics from Brooklyn College, summa cum laude, and a master’s degree in Applied Mathematics from New York University, where he performed doctoral research in magneto-fluid dynamics. Mr. Adelman is a longtime member of the Institute of Electrical and Electronics Engineers (“IEEE”) and in 2008 received a Certificate of Appreciation from the Microwave Chapter of the Israeli IEEE.
             Phillip Carrai has served as President of the Company’s Space, Training & Cyber Division since December 2009 and was Executive Vice President of the same division from July 2008 to December 2009. Prior to that, Mr. Carrai served as President of the Information Technology Solutions segment of SYS from October 2006 until SYS’s merger with Kratos in June 2008. From 2003 to 2006, Mr. Carrai was the Chief Executive Officer of Ai Metrix, Inc., a telecommunications software company that was acquired by SYS in 2006. He served as Managing Director for the Morino Group and Special Advisor to General Atlantic, Inc. from 2000 to 2003 and was Executive Chairman for Ztango, Inc. and a board member of Internosis Incorporated. Mr. Carrai was the Chief Executive Officer of McCabe and Associates, a testing and analysis software company, from 1997 to 2000. From 1989 to 1996, Mr. Carrai held a variety of executive management positions at Legent Corporation, an enterprise software company. Mr. Carrai received his bachelor’s degree in Information Science and Accounting from Indiana University of Pennsylvania and his master in Business Administration from Carnegie Mellon University.
        David Carter has served as President of the Company’s Defense & Rocket Support Services (“DRSS”) Division since December 2009 and was the Executive Vice President of that division from December 2007 to December 2009. Mr. Carter is responsible for overseeing DRSS’s defense operations in Alabama, Maryland, Virginia, California, Texas, and North Carolina. Beginning in 2004 and up to its acquisition by Kratos in December 2007, Mr. Carter served as Vice President of Haverstick Consulting’s Military Services Division, where he managed the division’s technical, financial, and business development operations. Prior to joining Haverstick Consulting through the acquisition of DTI Associates(“DTI”), Mr. Carter spent fifteen years as part of DTI’s ownership team that established and grew a small defense contracting business from four individuals to over 300 employees supporting U.S. Navy combat weapon systems development, acquisition, and life cycle support. Prior to DTI, Mr. Carter spent seven years at ARINC Research Corporation (“ARINC”)as an Analyst developing maintenance requirements for Navy combat weapon systems. While at ARINC, Mr. Carter received his associate’s degree from Anne Arundel Community College. Following high school, Mr. Carter spent six years in the U.S. Navy as an active-duty non-commissioned officer, where he obtained the rank of Petty Officer 1st Class. During his active-duty tour, Mr. Carter received extensive training and performed as Leading Petty Officer onboard the USS Farragut DDG-37, where he was responsible for the maintenance and operation of the ship’s large caliber gun weapon radar and computer fire control system. In short, Mr. Carter has over forty-five years of experience both as a member of the U.S. Navy and as a contractor supporting military weapon systems development, acquisition, operation, test, and life cycle support.
        Steven Fendley has served as President of the Unmanned Systems Division since January 2017. Prior to that, Mr. Fendley served as the Senior Vice President, General Manager/Chief Technology Officer for Composite Engineering, Inc. (“CEi,” now known as Kratos Unmanned Aerial Systems, Inc.), a subsidiary within the Unmanned Systems Division, from March 2016 to January 2017 and as Vice President of Engineering of CEi from February 2014 to March 2016. From August 1999 to January 2017, Mr. Fendley was the President of 5‑D Systems, Inc. (“5-D”), a small business defense contractor that provides systems and software engineering services and solutions. Mr. Fendley remained with 5‑D as Executive Chairman and a 50% owner until the Company’s acquisition of 5-D on November 18, 2020. Mr. Fendley has over 30 years of experience in the aerospace industry, with a focus on unmanned systems. Mr. Fendley received his bachelor’s degree in Electrical Engineering from Auburn University.
        Benjamin Goodwin served as President of the Public Safety & Security segment since joining the Company in June 2008 until the segment’s divestiture in June 2018. After the divestiture, Mr. Goodwin remained with the Company, serving as Senior Vice President, Corporate Development & Government Affairs. Prior to leading the Public Safety & Security segment, Mr. Goodwin served as Senior Vice President of Sales and Marketing and President of the Public Safety, Security and Industrial Products Group of SYS from July 2005 until SYS’s merger with Kratos in June 2008. Mr. Goodwin has held a variety of executive management positions in his career. From 2004 to 2005, Mr. Goodwin was Chief Operating Officer and Vice President of Sales for Aonix Corporation (“Aonix”), a developer of software product solutions for the aerospace, telecommunications, and transportation industries. Mr. Goodwin had previously served as Chief Executive Officer of Aonix from 1996 to 2000. From 2000 to 2002, Mr. Goodwin was Executive Vice President of Sales & Marketing for FinanCenter Inc., a developer of financial decision tools, and Chairman of the Board for Template Graphics Solutions, a provider of 3D graphics tools. From 1976 to 1996, Mr. Goodwin was the President and Chief Operating Officer of Thomson Software Products and President and Chief Executive Officer of SofTech Microsystems. In these capacities, Mr. Goodwin was responsible for the successful completion of an initial public offering, private placements and a merger, in addition to significant revenue growth within the companies. Mr. Goodwin has a bachelor’s degree in Psychology from Millsaps College.
        Thomas Mills has served as President of Kratos’ C5ISR Systems Division, which includes Gichner Systems Group (“Gichner”), based near York, Pennsylvania, since August 2013. Mr. Mills joined Gichner Systems Group, Inc. as President and Chief Executive Officer in 2004 and served in that capacity until Kratos’ acquisition of Gichner in May 2010, where Mr. Mills then served as the head of the Gichner business group within Kratos. Prior to joining Gichner in 2004, Mr. Mills held several senior management positions at various publicly traded and privately held companies. Mr. Mills continues to serve on several boards, including his alma mater’s foundation. Mr. Mills started his career at KPMG and has a bachelor’s degree in Accounting from West Chester University.
        Stacey Rock has served as President of Kratos’ Turbine Technologies Division, which is focused on developing and fielding disruptive high-performance next generation turbo fans and turbo jets for Kratos’ Unmanned Systems Division unmanned aerial vehicles (“UAVs”) and for tactical missiles and weapons, since February 2019. Prior to that, Mr. Rock served as Senior Vice President of the Weapons & Defense Solutions business unit (from November 2016 to February 2019) and Senior Vice President of the Digital Fusion business unit (from April 2009 to November 2016) within the Company’s Defense Rocket Support Services Division. Mr. Rock joined Kratos through the Company’s acquisition of Digital Fusion Solutions, Inc. in 2008. With over 33 years of experience, Mr. Rock has been instrumental in the Company’s research and development programs supporting turbine engine development, missile and weapons system development, and hypersonic and directed energy technology. Mr. Rock is an aerodynamicist by training and began his career as a research engineer supporting development and testing of transonic, supersonic, and hypersonic weapons systems. Mr. Rock received a bachelor’s degree in Aerospace Engineering from Auburn University and a master’s degree in Aerospace Engineering from North Carolina State University.
Compensation Discussion and Analysis
Overview
The following Compensation Discussion and Analysis (“CD&A”) describes and analyzes Kratos’ compensation program for its named executive officers. Kratos’ named executive officers for fiscal year 2022 include its Chief Executive Officer, its Chief Financial Officer, and its three most highly compensated executive officers (other than the Chief Executive Officer and Chief Financial Officer) who were serving as executive officers at the end of fiscal year 2022. Our named executive officers for fiscal year 2022 are Eric DeMarco, President and Chief Executive Officer; Deanna Lund, Executive Vice President and Chief Financial Officer; Jonah Adelman, President of the Microwave Electronics Division; Phillip Carrai, President of the Space, Training & Cyber Division; and Steven Fendley, President of the Unmanned Systems Division. In the CD&A, Mr. DeMarco and Ms. Lund are sometimes referred to as “corporate named executive officers” and Mr. Adelman, Mr. Carrai and Mr. Fendley are sometimes referred to as “operational named executive officers.”
In this CD&A, we first provide an Executive Summary. Next, we cover Kratos’ 2022 Say-on-Pay Vote Results, Stockholder Feedback, and Compensation Program Decisions; Compensation Philosophy and Objectives; and 2022 Compensation Program Decisions. We then discuss the process our Compensation Committee follows in setting executive compensation, including Benchmarking Our Program Against Peers, Targeted Pay Mix, and Elements of the Executive Compensation Program. Finally, we engage in a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of our named executive officers in 2022 and the changes the Compensation Committee made for fiscal year 2022.
Executive Summary
Kratos’ Fiscal 2022 Financial Performance and Executive Compensation
Revenue Growth
In establishing the 2022 executive compensation program, our Compensation Committee considered the achievements made by the Company in 2021, such as the continued growth trajectory and success of its UAS business with increased revenues of 24.0% from fiscal year 2020 to fiscal year 2021, which included 87.8% revenue growth in the Company’s unmanned tactical drone business – a new and expected to be large and fast growing market opportunity in the global national security area.
Investments in Strategic Growth Areas
Over the past several years, the Company has made significant internally funded investments in strategic growth areas, including unmanned tactical drone systems, space and satellite communication systems, rocket and hypersonic systems, turbine and other engine technologies. Specifically, we have increased internally funded research and development and capital expenditures, including for drone aircraft, non-recurring engineering expenditures, and infrastructure investments, including executive management, bid, proposal and new business capture, pursuit and related expenses. We have made these investments with the intention of developing, demonstrating, fielding, bringing to production and being first to market with high performance jet powered unmanned aerial combat drone systems, next generation, virtualized software-based space and satellite communication systems, rocket and hypersonic systems and turbine and other engine technologies. These internally funded investments typically allow us to be first to market and to retain the intellectual property rights, design and data packages for these platforms and systems, with the objective to ultimately secure sole source technology or production positions in these strategic growth areas.
Since 2012, we have invested over $200 million in our UAS business and since 2019, approximately $139 million in our Space, Satellite and Cyber business, and made investments in rocket and hypersonic systems, and engine and turbine technology areas, including internally funded research, development, contract design retrofit costs, contract design costs for new platforms, software design and development, non-recurring engineering costs and capital expenditures related to these strategic growth areas.
During this investment period, the Company’s Adjusted EBITDA and cash flows were and have been adversely impacted by these investments and by a routinely challenging federal and DoD budgetary environment that adversely impacted the industry as a whole. Additionally, the Company and the industry as a whole have been recently adversely impacted by significant supply chain disruptions, labor shortages and the inability to obtain and retain employees qualified to execute the Company’s business, including the inability to obtain an adequate number of qualified employees who are willing and/or able to obtain security clearances, and significant inflation and cost increases throughout the entire business cost structure and related inputs. As specifically related to inflation, approximately 70% of the Company’s revenues are derived from firm fixed price contracts, where the DoD publicly stated in 2022 that government contractors like Kratos would not be able to recover inflation related costs via billing or filing claims for equitable adjustments from its government customers, which significantly impacted Kratos 2022 profitability and cash flow. However, irrespective of these challenges, in 2022 the Company successfully executed its stated strategy and business plan, controlling what we could control, including as represented by our 10% revenue growth, record backlog and record opportunity pipeline.
First to Market Strategy & Innovation
Kratos is recognized as a technology company addressing the needs and requirements of National Security, DoD and commercial markets and also as a disruptive force to these markets, including Kratos’ low cost and affordability compared to traditional market participants. Kratos is a recognized industry leader in high performance jet powered, unmanned aerial drone systems, software-based virtualized space and satellite communication systems, rocket and hypersonic systems, next generation jet engines and propulsion systems, C5ISR systems and microwave electronic products.
Certain of Kratos’ notable strategic accomplishments include: Kratos was first to market in 2015 with jet powered tactical unmanned combat aerial systems that flew with manned jet fighters in a manned–unmanned teaming demonstration. Since 2015, Kratos has made significant internally funded investments related to its UAV business and has successfully bid on and received a number of competitive solicitations for various high performance, jet powered unmanned aerial systems, including as related to Kratos’ Valkyrie.
As a result of Kratos’ success related to the Valkyrie, the United States Air Force (“USAF”) refers to Kratos’ XQ-58A Valkyrie Drone as USAF “AttritableOne” drone aircraft. In 2021, the first XQ-58A Valkyrie was retired to the National Museum of the United States Air Force at Wright-Patterson Air Force Base in Ohio. In 2022, Kratos continued to receive tactical jet powered UAV contract awards, including from the USAF, U.S. Navy and U.S. Marine Corps, in addition to other milestones, including:
•In July 2022, Kratos and the USAF announced the completion of a successful series of flights with two production XQ-58A Valkyrie aircraft for the Skyborg Program, which is also one of three Air Force Vanguard programs, i.e., certain of the highest priority USAF programs. Kratos' Mako tactical drone has also successfully flown and performed under the Skyborg program.

•In September 2022, it was announced that there was a successful flight from Kratos’ family of Unmanned Combat Air Systems (“UCASs”), which have been flying and demonstrating capabilities since 2015. Kratos’ family of UCASs, certain of which participated in this critical September 2022 flight, includes more than four different aircraft types (Valkyrie, Mako, Gremlins and Tactical Firejet), each optimized for mission capabilities, ranging from a 350-pound class system to a 6,000-pound class system and unrefueled ranges in excess of 3,000 miles.

•In November 2022, it was announced that Kratos had recently completed a successful flight of its production XQ-58A Valkyrie aircraft for the Block 2 Valkyrie Maturation Program under the program team including the Air Force Research Laboratory (“AFRL”), Yuma Proving Ground and Kratos.

•In December 2022, the USAF announced that the Skyborg Vanguard Program, of which Kratos is a part, would be transitioning to a Program(s) of Record, certain details of which the Company may not be able to publicly disclose due to customer related, competitive, security or other reasons.

•In December 2022, Kratos was awarded a $15.5 million contract through the Naval Air Warfare Center Aircraft Division for two XQ-58A Valkyrie drones to look at future autonomous collaborative platforms not tied to any other USAF or U.S. Navy programs. Included in the customer’s announcement was that the UASs should have “sensor and weapon system payloads to accomplish the penetrating affordable autonomous collaborative killer” program mission.

•The Strategic, Development, Planning and Experimentation and 40th Flight Test Squadron Autonomous Aircraft Experimentation Team at Eglin Air Force Base recently announced in December 2022 that it had conducted an operational experimentation test flight of the XQ-58A Valkyrie, no additional information was provided.

Additionally, the USAF has recently stated that it intends to procure approximately 1,000 to 2,000 or more Collaborative Combat Aircraft (“CCA”) tactical UAVs or drones in the future, of various types and capabilities; and we believe that Kratos is uniquely positioned to address this new and expected to be large and fast growing market area, with both existing Kratos UAVs and those to be developed and manufactured in the future. Kratos is a recognized industry leader in affordable, leading technology, high performance, jet powered UAVs.
Kratos was first to market in 2021 with its new, software-based, virtualized OpenSpace Command and Control (“C2”) and Telemetry Tracking and Control (“TT&C”) satellite communications system, which the Company has been in development on with its own internally funded resources for the past several years. In 2022, Kratos received a number of large new program awards directly related to its OpenSpace C2 and TT&C system, including from Intelsat, one of the world’s largest satellite operators, and from Blue Halo, as related to a new $1 billion + National Security-related satellite system. Kratos is a recognized industry leader in affordable, satellite and space C2 and TT&C systems.
Over the past few years, Kratos has been in development on a new rocket motor system, Zeus, and related hypersonic system, Erinyes, both in which Kratos has made significant internally funded investments. In 2022, including due to the expected first to market position and flights of Erinyes and Zeus, Kratos successfully bid on and received two new, large hypersonic related program awards, Mach TB and Mayhem, along with Kratos’ strategic partner Dynetics. Also in 2022, Kratos successfully launched four ballistic missile target rocket systems in a critical ballistic missile defense (“BMD”) exercise, demonstrating its industry leading position in the BMD area. Kratos is a recognized industry leader in the affordable, leading technology, rocket, hypersonic and BMD systems areas.
Adaption to Macroeconomic & Industry Challenges
Irrespective of challenges that have impacted Kratos and the industry, including as related to inflation, supply chain disruptions, federal government budget delays, and the inability to obtain or retain qualified personnel, Kratos completed 2022 generating revenue of $898.3 million, a 10.7% increase over 2021 revenue of $811.5 million, including Kratos’ Unmanned Systems Division, where our tactical drone business executes, generating revenue of $221.7 million, and our KGS Division generating revenue of $676.6 million, a 16.7% increase over 2021 revenue of $579.6 million. Additionally, we also completed 2022 with a record backlog of $1.1 billion, a record bid, proposal and opportunity pipeline of $10 billion, and with every Kratos business forecasting organic revenue growth for 2023 over 2022. For 2023, Kratos is forecasting consolidated revenue growth of approximately 10% over 2022, which we believe represents an industry leading growth trajectory as compared to our peer group. In 2022, the Company focused on controlling what we could control, successfully executing and positioning for sustained future success.
The achievements and milestones demonstrating our innovation and disruptive force in the markets that we are involved in are just a few of the representative areas demonstrating the success of Kratos’ internal investment, affordability, leading technology and first to market strategy. Over the past several years, Kratos’ strategy has also resulted in significant value creation for our stockholders, including as represented by Kratos share price increasing from $10.59 at the end of fiscal year 2017 up to $19.84 at the end of fiscal year 2021.
In 2022, the industry, operations of companies and related equity markets were significantly adversely impacted by a number of issues, including supply chain disruptions, inflation, lack of qualified labor availability and the Federal Reserve beginning a significant increase in interest rates, which continue as challenges today. Specifically in 2022, the S&P500, Dow, NASDAQ and Russell 2000 declined 19.4%, 8.8%, 33.1% and 21.6%, respectively, with Kratos’ stock price also declining 52%. In addition to such macroeconomic challenges, Kratos’ stock price was and has been also negatively impacted by certain factors beyond management’s control, such as contract awards for new technology taking longer to issue due to the slower customer adoption processes inherent with first to market cutting edge technology like much of Kratos’ products.
Management believes that one of the most significant negative impacts to Kratos’ stock price has been the delay in contract awards for the Company’s unmanned tactical air vehicles, specifically the Valkyrie or XQ-58A. The public expectation (from an investor, shareholder and equity analyst perspective) of revenue contribution from Valkyrie related orders was based upon a number of factors, including public comments that had been made by USAF officials dating back to 2019. Specifically, speaking at the Paris Air Show in July 2019, Dr. Will Roper, the assistant secretary of the USAF for acquisition, technology, and logistics, said that he was looking to purchase 20 to 30 Kratos Valkyries for further testing and evaluation. Dr. Roper also met with the Kratos Management team and reiterated his intent to acquire the Kratos Valkyrie.
This momentum and expected future growth trajectory for Kratos by the Valkyrie was further enhanced and reinforced to the public markets and Kratos stakeholders by the USAF’s announced selection in November 2019 of three new programs identified as the first three Vanguard programs, which included the XQ-58A Valkyrie as part of the Skyborg Vanguard program for the AFRL. Vanguard programs were identified as certain of the highest priorities of the USAF, with the expectation of rapid development, production and fielding, and also to quickly demonstrate the viability of emerging technology efforts.
Expectations of the future financial contributions related to Valkyrie continued to grow as scheduled flight exercises and demonstrations with the AFRL continued throughout 2020 and 2021, achieving operational and technical milestones, many of which were publicly disclosed and published by the USAF. However, following the change to the Biden Administration in late 2020, Dr. Roper and a number of other “rapid innovation drivers” in the Pentagon and the Air Force left or were replaced beginning in January 2021. It is important to note that Ellen Lord, former undersecretary of Defense for Acquisition and Sustainment, also left her position, which further impacted the Pentagon’s innovation and related procurement initiatives. Since the departure of Dr. Roper and others, there has been nearly a 2 year pause on the USAF’s program to rapidly deploy and field quantities of unmanned aerial vehicles as new Pentagon leadership was appointed, with importantly a number of positions remaining vacant at this time. This 2 year pause and delay in expected Valkyrie contract awards has resulted in reductions to expected near-term financial expectations and contributions in the financial and valuation models of investors, shareholders and equity analysts, resulting in a negative impact to the Company’s stock value. These reductions in valuation and related forward price targets due to the delay in the financial contribution from expected unmanned tactical aerial vehicles are openly discussed in various equity analyst reports and is frequently a topic of discussion during investor outreach meetings by Kratos management.
Recently in March 2023, Air Force officials have now released and have been discussing the USAF’s fiscal 2024 budget and the related Fiscal Year Defense Plan (“FYDP”), which is the Pentagon’s expected strategic five year spending plan by Program. The fiscal year 2024 budget, related FYDP and USAF leadership public comments indicate and include plans for a desired unmanned fleet of approximately 1,000 to 2,000 drone aircraft, under its Collaborative Combat Aircraft (“CCA”) program, including approximately $6 billion in CCA funding over the 5 year FYDP period. Management believes that it is well positioned to respond to and provide its Valkyrie to the USAF, in support of its future drone procurement plans, including as the Kratos Valkyrie is a demonstrated and proven unmanned aerial vehicle, at an advantageous low price point, which is currently flying with the USAF. In summary, management believes that the Company’s stock price has been negatively impacted in 2021 and 2022 by the pause and delay in expected Valkyrie contract awards, including as specifically related to USAF customer public comments, with the delay in expected financial contribution directly resulting in a reduction to the Company’s equity valuation.
During 2022, Kratos was also adversely impacted by its inability to obtain and retain qualified employees, including those able to hold national security clearances, in order to execute on our programs and contracts. Further, significant supply chain issues, including in the areas of electronics, field programmable gate arrays and specialty resins related to composite materials and others, adversely impacted our Company. We were also negatively impacted by inflation and the overall increasing costs throughout virtually our Company’s entire cost input structure, of which Kratos was unable to pass on to our customers due to approximately 70% of our contracts being firm fixed price in type. We have taken a number of steps to address these matters, including negotiating higher cost structures and rates with our customers on new contracts, increasing the wage, labor and retention rates for our employees, and increasing Kratos stock equity grants to certain key employees, among others.
The Company’s Board and Compensation Committee take into consideration the performance of our management team, the Company and the execution of the Company’s strategy as approved by the Board, among other factors, in their consideration of executive compensation.
2022 Say-on-Pay Vote Results, Stockholder Feedback, and Compensation Program Decisions
In accordance with Section 14A of the Exchange Act, beginning in 2011, we gave our stockholders the opportunity to provide feedback on our executive compensation program and related proxy disclosure through an advisory vote at our annual stockholders meeting. Stockholders were asked to approve, on an advisory basis, the compensation paid to the named executive officers. Throughout 2022, despite the continuing challenges of the COVID-19 pandemic, the Company continued its ongoing engagement with stockholders: presenting at multiple virtual investor conferences throughout the year, with numerous Kratos stockholders participating; speaking with the top 10 to 15 mutual and hedge fund stockholders typically on a quarterly basis, or sometimes monthly or even more frequently; and maintaining open lines of communication with stockholders, many of whom reach out to the Company after each earnings release and after the Company issues significant press releases.
Much of Kratos stockholder feedback is focused on Kratos being a technology company and our strategy to disrupt the existing federal government contracting, national security industry and marketplace with affordable leading technology products, the resulting Total Addressable Markets opportunity for Kratos and our core businesses and the expected longer term growth rates, profitability and cash flows as Kratos gains market share through the successful execution of its strategy. Kratos shareholders are also focused on near term results, which are representative of continued progress of the successful execution of Kratos’ long-term strategy and business plan, i.e., being first to market with affordable, leading technology products, systems and solutions, new contract and program wins and the transition of development programs over time to Programs of Record and production. Kratos shareholders are aware that our Company has and continues to receive new, development type programs for new, leading-edge technology, products and systems particularly in the Company’s Unmanned Systems, Space, Satellite and Cyber, rocket and hypersonic businesses. Our shareholders also understand the internally funded investments required to obtain and execute these programs consistent with our strategy and that development programs, by their nature, typically generate lower profit margins than more mature, production programs.
Additionally, Kratos shareholders are aware of the nature of the industry we operate in, the federal government contracting industry, and that federal budgets can have extensive delays, that the federal government can shut down, that budgets can have different priorities with changing Administrations or individuals, etc., any of which can impact a particular year or the near-term operating environment for the industry and the Company. Based on our regular and routine discussions with our shareholders and their feedback, we believe that we have structured the Company’s executive compensation policy and program taking into consideration each of these factors and we are in alignment with our shareholders and their expectations, whereby a significant portion (over 75%) of executive management’s target compensation is in the form of long-term incentive (“LTI”) awards, with 50% of the LTI awards granted in the form of performance-based RSUs tied to a multi-year performance period with a minimum threshold of 10% growth in Adjusted EBITDA to earn any of the LTI milestones within a 5-year period following the date of grant. This design aligns our executive compensation program with near term demonstrable progress and performance and successful and sustained long term strategic business plan execution. Additional feedback from our shareholder discussions includes designing executive compensation packages that are more heavily LTI based, versus cash based, aligning interests of shareholders and management for continued growth and enhanced liquidity. Since the Compensation Committee began issuing performance-based LTI grants in 2020, which account for 50% of the LTI grants (or over 75% of the executive’s target annual compensation), none of the performance metrics have been met for the 2020, 2021, or 2022 grants at this time. Therefore, approximately 37.5% of the total target compensation opportunities of our executives for 2020, 2021 and 2022 are at risk and have not yet been earned at this time. If the performance objectives are not met within 5 years of the date of grant (which currently have 2, 3 and 4 years remaining, respectively), the grants will expire without any payments to our executives.
At our annual meeting in 2022, our stockholders approved, on an advisory basis, the “say-on-pay” resolution for the compensation of our named executive officers in fiscal year 2021, with 85.66% of the votes cast in favor of the advisory vote. Considering the advisory vote approving the 2021 compensation of our named executive officers, our Compensation Committee has continued to employ the same principles in determining the compensation program for 2022. A summary of our compensation philosophy best practices follows:

WHAT WE DO	WHAT WE DON’T DO
Pay for Performance—Annual Incentive Program—The compensation program emphasizes performance-based compensation that is based on financial metrics as well as non-financial achievements, such that base salary is only a portion of the compensation mix.
No Excise Tax Gross Ups—Any new change of control agreements or any renewals or material amendments of existing change of control agreements will eliminate excise tax gross ups.
Pay for Performance—Long-Term Equity Incentives—The portion of long-term equity incentive as a component of the total compensation mix emphasizes compensation that is directly linked with the creation of long-term stockholder value. For 2022, performance-based RSUs, which represent 50% of RSU grants, vest based on the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA. Time-based RSUs, which represent 50% of RSU grants, vest ratably over a five-year period.

No Single-Trigger Accelerated Vesting—New equity awards that provide for accelerated vesting in the event of a change in control must have a “double-trigger,” such as a constructive termination of employment or stock price threshold, subject to the terms of certain existing employment or change of control agreements.

Stock Ownership Guidelines—Since January 1, 2020, the stock ownership target guideline for the Chief Executive Officer has been five times the Chief Executive Officer’s base compensation.	No Hedging or Pledging—The Company maintains a policy that prohibits hedging and pledging transactions in the Company’s common stock by directors and executive officers.

Clawback Policy – The Company continued its Incentive Compensation Recoupment Policy, under which the Company will seek to recover full or partial portions of cash and equity-based incentive compensation received by executive officers when such incentive compensation (a) was tied to the achievement of financial results that are subsequently restated to correct an accounting error due to material noncompliance with financial reporting requirements and (b) would have been lower based upon the subsequently restated financial results. The Incentive Compensation Recoupment Policy for executive officers has a broader application than the clawback requirements under the Sarbanes-Oxley Act. We intend to update our compensation recovery policy as required under Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules to be adopted by the Nasdaq Stock Market, when required.

Compensation Philosophy and Objectives
The following chart highlights important considerations in the development, review and approval of the compensation of our named executive officers. We include additional detail for each of these highlights in the following pages of this CD&A.

Compensation Philosophy and Objectives
Objectives of Executive Compensation Program	Our executive compensation program is designed to:
• Build long-term stockholder value
• Deliver strong business and financial results
• Attract, motivate and retain a highly qualified and effective management team to lead our business
Philosophy of Executive Compensation Program	Our executive compensation philosophy is built on five principles:
• Align compensation with stockholders’ interests and avoid excessive risk taking
• Pay for performance
• Emphasize long-term focus
• Align compensation to market
• Provide appropriate degrees of at-risk and performance-based compensation
Methods to Achieving the Executive Compensation Program Objectives	• Tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives
• Reward individual performance and reinforce business strategies and objectives for enhanced stockholder value
• Evaluate employee performance and compensation to ensure we can attract and retain employees in a competitive manner
• Ensure total compensation paid to executive officers is fair, reasonable and competitive, considering accomplishments of the individual executive officers and the Company as a whole
Principal Elements of the Executive Compensation Program	• Base salary
• Annual performance-based incentive cash bonus awards
• Long-term equity incentives in the form of RSUs and stock options and other equity awards.
• Other benefits and perquisites, such as life and health insurance benefits and a qualified 401(k) savings plan offered to all employees
• Post-termination severance and accelerated vesting of previously granted equity awards upon termination and/or a change of control
The Compensation Committee views these components of compensation as related but distinct. Although the Compensation Committee does review total compensation, we do not believe that compensation derived from one component of compensation should negate or offset the compensation incentives provided by the other components. The Compensation Committee determines the appropriate level for each compensation component based in part, but not exclusively, on the Company’s strategic plan, aligning the Company’s strategic objectives and executive compensation with stockholder expectations for long-term value creation, compensation for similar positions at peer companies, internal equity and consistency, and other considerations it deems relevant, such as rewarding extraordinary performance.

2022 Compensation Program Decisions
The following list summarizes the compensation decisions that our Compensation Committee made in 2021 for fiscal year 2022 executive compensation. Decisions for our named executive officer base salaries and equity incentive awards effective for the start of fiscal year 2022 were made in December 2021.
•Continued to freeze base salaries of the Chief Executive Officer and a majority of our other executive officers at either 2014 or 2015 compensation levels to reflect the Company’s performance-based compensation program.
•Issued an approximate 50%/50% mix (at target) of performance‑based and time‑based RSUs to incentivize the Company’s executive officers to build long‑term equity value and to align the interests of our executive officers with our stockholders’ interests. The Compensation Committee closely evaluated the long-term equity-based incentive grants in the Company’s peer group and made modifications for the 2020 grants to more closely align such grants with the equity packages granted in the Company’s peer group. The Compensation Committee continued the equity package grants consistent with the modifications made in 2020 whereby performance-based RSUs granted in January 2022 vest based on the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA, as compared to the Company’s Adjusted EBITDA for 2021. The performance-based RSUs may vest at the end of each year if the performance goals are satisfied within a five-year period. Time‑based RSUs vest ratably on each of the first five anniversaries of the date of grant, which the Compensation Committee believes provides a strong long-term retention tool and long-term alignment with stockholder interests. The Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued, based on the reasons described below and based on feedback from the Company’s stockholder outreach and communication program. The Compensation Committee believes that growth in Adjusted EBITDA reflects the quality of the Company’s revenue growth; the Company’s return on internal investments made; the profit contribution and quality of that profit from growth in revenues; the expected leverage on the Company’s fixed overhead, manufacturing, research, development and SG&A infrastructure as the Company grows; and the expected increase in profits, cash flow and stockholder returns as strategic initiatives and programs successfully transition from investment to development to production. The Compensation Committee believes that the use of long-term Adjusted EBITDA growth as a performance measure appropriately incentivizes, as it reflects the appropriate long-term balance between investment and new product and system developments made by the Company, while also requiring management focus on adequate and expected long-term returns for Kratos stockholders. The Compensation Committee believes that long-term growth metrics of the Company, including revenue and Adjusted EBITDA, closely align with the growth profile expectations of the Company’s stockholders, including as noted above from our routine stockholder outreach and communication program.

•Continued its practice of eliminating excise tax gross-ups in any new change in control agreements or renewals or material amendments of existing change in control agreements.
•Maintained double trigger vesting upon a change in control (requiring a change in control and a certain common stock closing price increase from the date of grant) on all equity awards granted in 2022, subject to any applicable employment or change of control agreements.
•Continued the Company’s Anti-Hedging and Anti-Pledging Policy.
•Continued Stock Ownership Target Guideline for the Chief Executive Officer of five times the Chief Executive Officer’s base compensation.
•Evaluated performance goals set in 2022 for executive management to achieve their annual cash incentive bonuses.
•Maintained the Incentive Compensation Recoupment Policy for executive officers, which has a broader application than the clawback requirements under the Sarbanes-Oxley Act. We intend to update our compensation recovery policy as required under Rule 10D-1 under the Securities Exchange Act of 1934, as amended, and the corresponding rules to be adopted by the Nasdaq Stock Market, when required.
Compensation Advisor Independence
The Compensation Committee selected Board Advisory, LLC (“Board Advisory”), as its compensation consultant to provide advice and guidance on the overall competitiveness of the Company’s pay methodology for 2022. Board Advisory was instructed to assist in reviewing the Company’s peer group, provide a review of executive and Board compensation against peers, and provide recommendations for performance-based equity incentive metrics. Board Advisory reports directly to the Compensation Committee. The Compensation Committee has the sole power to terminate or replace any compensation consultant and authorize payment of fees to any compensation consultant. Board Advisory provides no services to and earns no fees from the Company outside of its engagement with the Compensation Committee. The Compensation Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:
•that Board Advisory does not provide any services to the Company except advisory services to the Compensation Committee;
•that the amount of fees received from the Company by Board Advisory is not material as a percentage of Board Advisory’s total revenue;
•that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;
•that Board Advisory and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Compensation Committee or any executive officer of the Company; and
•that Board Advisory and its employees who provide services to the Committee do not own any stock of the Company.

Benchmarking Our Program Against Peers
To gauge marketplace compensation levels and practices in the fall of 2021 to determine 2022 compensation, the Compensation Committee worked with Board Advisory to conduct a marketplace analysis of our executive compensation practices and pay levels against a group of publicly traded companies that we refer to as the “Compensation Peer Group.”
The Compensation Peer Group, which the Compensation Committee annually reviews and updates, consists of a group of companies that:
•we compete against for talent,
•are in our industry or a similar industry, or
•have broadly similar revenues and employee population.
Our Compensation Peer Group primarily consists of small and mid-sized aerospace and defense companies and government contractors, with annual revenues generally ranging from $0.5 to $2.5 billion and market capitalization generally ranging from $400 million to $4 billion. The 2022 compensation Peer Group generally reflects the applicable defense industry peers that are within the Company’s revenue range and market capitalization parameters commonly used by public companies to identify peers. The 2022 Compensation Peer Group continued to change, as a result of industry consolidation, from the prior year when the Compensation Committee evaluated executive compensation in the fall of 2021, which is reflective of the Company’s challenges in identifying and maintaining appropriate peers, as continued rapid consolidation in the defense industry has resulted in fewer publicly traded small and mid-sized government contractors, and in particular product- and system-based contractors, and few similarly-sized companies with market focuses comparable to the Company’s unique mix of products and solutions. The consolidation continued in the industry in 2021 with the acquisition of Cubic Corporation completed in May 2021.

We rely upon the compensation data gathered from the Compensation Peer Group to represent the competitive market for executive talent for Kratos executives. The Compensation Committee strives to establish compensation for the Company’s executive officers within the mid-range of the executive compensation of the Compensation Peer Group, taking into consideration: outliers in the Compensation Peer Group data, the mix of business focus for the respective officers (products versus services or commercial versus government customers), total enterprise value, and the number of duties, roles, and responsibilities of each executive officer.
Compensation Peer Group for 2022

Aerojet Rocketdyne Holdings, Inc.	Mantech International Corp.
Comtech Telecommunications Corp.	Mercury Systems, Inc.
Ducommun Incorporated	Vectrus, Inc.
VSE Corporation

Targeted Pay Mix
Consistent with the pay philosophy approved by the Compensation Committee, our pay mix at target (shown below for our Chief Executive Officer and other named executive officers) involves a compensation mix (at target) that is largely incentive based. The charts below include fiscal year 2022 base salary, target annual incentive, target long-term incentive cash, and target values for equity incentives granted in fiscal year 2022. The charts below illustrate how the mix of total direct compensation for our named executive officers emphasizes variable compensation with a significant focus on long-term incentives tied to our long-term share value, which reflects the estimated target equity compensation based upon the market value as of the date of grant. LTI awards in the form of time-based and performance-based RSUs remain the most significant portion of the target compensation mix, which our Compensation Committee believes aligns the interests of our named executive officers with the Company’s long-term strategy, objectives, growth, performance and long-term stockholder interests and has been a way to incentivize and retain executive officers considering the ongoing salary freezes discussed above. As reflected in the charts below, for 2022, 39.2% of our Chief Executive Officer’s target total compensation was granted in the form of compensation at risk, or performance-based RSUs with specific threshold increases in profitability or Adjusted EBITDA over a 5 year period required for vesting, and 39.2% was granted in the form of time-based RSUs, such that LTI aggregating to be 78.5% of target total compensation. We believe that our routine outreach and communications with Kratos stockholders and the feedback we receive confirms the Company’s alignment with its stockholders in this compensation approach, including tying a significant portion of executive compensation to at risk compensation components comprised of long-term growth objectives and alignment with shareholder returns.

2022 CEO Target Compensation Mix

Long-Term Equity
(Performance Based), 39.2%
Base Salary, 10.1%
Annual
Incentive, 10.1%
Other, 1.3%
Long-Term Equity (Time Based), 39.2%
Base Salary
Annual
Incentive
Other
Long-Term Equity (Time Based)
Long-Term Equity (Performance Based)

2022 Other NEO Target Compensation Mix

Long-Term Equity
(Performance Based), 35.3%
Base Salary, 15.7%
Annual
Incentive, 10.1%
Other, 1.5%
Long-Term Equity (Time Based), 37.4%
Base Salary
Annual
Incentive
Other
Long-Term Equity (Time Based)
Long-Term Equity (Performance Based)

Elements of the Executive Compensation Program
There are five principal elements of our executive compensation program. Collectively, our Compensation Committee believes that these elements deliver an executive compensation package that achieves the program’s three objectives: build long-term stockholder value; drive sustained, strong business and financial results; and attract, motivate and retain a highly qualified and effective management team to drive our financial and operational performance. The compensation program that the Compensation Committee implemented for fiscal year 2022 reflects a continued focus on simple, transparent, and performance-based compensation that takes into account stockholder feedback gained through our recurring and robust stockholder engagement efforts over the past seven years.

	Link to Program Objectives	Type of Compensation	Key Features
Base Salary	Compensation Committee considers base salaries paid by companies in the Compensation Peer Group and survey data and uses the 50th percentile as a guideline.	Cash	Provides a stable source of income and is a standard compensation element in executive compensation packages.
Annual Incentive Performance Program	A cash-based award that encourages named executive officers to focus on the business, financial and strategic objectives for each fiscal year. Target incentive opportunity is set as a percentage of base salary.	Cash	Payout is based on profitability, growth, operational performance during the fiscal year, and achievement of specifically stated non-financial objectives that are typically based on successful execution of the Company’s strategic plan. Payout occurs only if minimum performance levels are met.

	Link to Program Objectives	Type of Compensation	Key Features
Long-Term Equity Awards	Links compensation of named executive officer to the building of long-term stockholder value. Keeps the program competitive and helps retain talent.	Equity
Aligns executive officers’ compensation with the creation of stockholder value.
Issued an approximate 50%/50% mix (at target) of performance‑based and time‑based RSUs to incentivize the Company’s executive officers to build long‑term equity value and to align the interests of our executive officers with our stockholders’ interests. Performance-based RSUs granted in 2022 vest based on the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA. Time‑based RSUs vest ratably on each of the first five anniversaries of the date of grant.
New equity award grants contain double-trigger provisions for vesting upon a change in control, subject to any applicable employment or change of control agreements.

Employment and Change of Control Agreements	Ensures named executive officers remain focused on creating sustainable performance.	Benefit
Agreements protect the Company and the named executive officers from risks by providing:
• Economic stability

• Death or disability payments

• Payments and benefits in the event of a change in control.
Pursuant to stockholder feedback, we have continued our policy to eliminate excise tax gross-ups in the event of a change of control for any new employment agreements or renewed or materially amended existing employment agreements.

The following table describes the differences between the Company’s 2022 short-term and long-term incentive compensation for our named executive officers.

Short-Term Incentive Compensation	Long-Term Incentive Compensation
60-75% of executives’ annual incentive compensation is based on factors such as operating cash flow, days sales outstanding (“DSO”), revenues, backlog, bookings, gross margins, and other key financial metrics of the business, of which Adjusted EBITDA accounts for 25-40% of the financial metrics. For the corporate executive officers, consolidated Adjusted EBITDA accounts for 25% of the financial metrics. For the corporate executives, 90% of the consolidated Adjusted EBITDA metric must be met for any portion of the consolidated financial metrics to be earned. For the operational executive officers, 25% of the business unit Adjusted EBITDA and 15% of the consolidated Adjusted EBITDA account for 40% of the business unit financial metrics. For the operational executives, 90% of the business unit Adjusted EBITDA metric must be met for any portion of the business unit financial metrics or consolidated financial metrics to be earned.
25-40% of the executives’ annual incentive compensation is based on non-financial targets, which are described in the “Target Annual Bonus” section below.
Performance RSUs granted vest 33.3% for every 10% increase in Adjusted EBITDA (fiscal year 2021) during the five-year period of 2022 through 2026.
The Adjusted EBITDA goal set each year reflects a certain amount of growth from the prior year, but such amount of targeted growth varies year to year, depending on the market and industry conditions that may be applicable, all balanced to include discretionary investments the Company is making with the objective of substantially increasing its market share and positioning the Company for significant long-term future organic growth, profitability and stockholder value.
Executives are eligible for short-term incentive compensation once a minimum performance level of 90% of the target Adjusted EBITDA is attained for that year.
Short-term profitability or Adjusted EBITDA is/can be balanced/impacted by that particular year or period’s Federal Government and DoD budget, the size of the DoD budget, DoD budget approval timing, changes in administration or Federal Government or customer agency leadership, the impact of Federal budget CRAs, Federal Government shutdowns or political party impasses, the impact of inflationary cost and the Company’s ability to absorb such cost increases on its firm fixed priced contracts, and the Company’s particular investments, revenue mix and program maturity for that period or year, all of which the management team is expected to successfully address.

Adjusted EBITDA must increase at least by a threshold of 10% growth to earn any portion of the performance RSUs.
A 30% growth threshold of the established Adjusted EBITDA is necessary to earn 100% of the performance RSUs.
These performance metrics encourage sustained and continued improved performance over a longer period of time, beyond the short-term year-to-year goals, with the objective of measuring the long-term return on investments the Company has made in targeted focus and market areas.
The Compensation Committee believes that the long-term growth, value, and success of the Company is best measured by growth in Adjusted EBITDA, on which the Company is primarily valued based on our Kratos investor and stockholder outreach and communication plan. The Compensation Committee believes that the long-term profitability or Adjusted EBITDA are reflective of the progress of the Company’s revenue growth, return on discretionary investments made, the leverage on fixed overhead, manufacturing, and research and development and SG&A infrastructure, and the expected transition from development to production programs.
The expectation of long-term growth in profits or Adjusted EBITDA is different than the short-term expectation since the short-term profitability is/can be balanced/impacted by that particular year or period’s Federal Government and DoD budget priorities, the size of the DoD budget, DoD budget approval timing, changes in administration or relative Federal Government or customer agency leadership, the impact of Federal budget CRAs, Federal Government shutdowns or political party impasses, and the Company’s particular investments, revenue mix and program maturity for that period or year, all of which the management team is expected to successfully address.

Base Salary
Base salary is the only fixed element of our executive officers’ target total direct compensation and is based on historic base salary levels and base salaries paid to executives in comparable positions at the Compensation Peer Group companies. In the fall of each year, the Compensation Committee reviews the base salary for each of our executive officers and determines whether any adjustments are necessary based on an executive officer’s level of responsibility, changes in duties, individual performance and achievements, success in contributing to our short-term and long-term objectives, as well as any unique challenges faced by the Company, internal pay equity, changes in the competitive marketplace and taking into account the compensation practices of the Compensation Peer Group companies. The factors that the Company’s Chief Executive Officer takes into consideration in reaching his recommendation for compensation for each of the named executive officers (other than the Chief Executive Officer) include the size of the organization (revenues, operating income, headcount, etc.) the named executive officer manages and the accomplishments of the named executive officer during the most recent period, including contract awards, bid and proposal pipeline, margin improvement, cost containment, and strategic positioning for future growth opportunities, among other factors. The Chief Executive Officer also reviews the size of peer companies and the size of similar and related peer companies’ organizations as related to the named executive officers of the organization. The base salary of our Chief Executive Officer is reviewed and recommended by the Compensation Committee acting in consultation with the other independent members of our Board.
•In December 2021, the Compensation Committee applied the same compensation principles as in previous years for 2022 and continued to focus on pay for performance, including a specific focus on the successful execution of the Company’s strategic plan and long-term growth.

Additionally, and also irrespective of the significant and extended CRA, the Company continued a growth trajectory of revenues and Adjusted EBITDA. Company management and the Board recognized that it was critical to continue the significant momentum Kratos had realized in the unmanned aerial drone system and space, satellite and cyber business areas, to focus on and prioritize the Company’s longer term growth prospects and opportunities for margin expansion and cash flow generation for the next few years, and to incentivize management with this longer term view and horizon. Accordingly, base compensation for Kratos’ Chief Executive Officer and the other executive officers for 2022 remained frozen at 2014 and 2015 levels.
Our named executive officers’ annual base salaries in 2021, annual base salaries for 2022 and the percentage of 2022 target total direct compensation represented by the 2022 base salaries are as follows:

Named Executive Officer	2021 Base Salary ($)	2022 Base Salary ($)	Percent of 2022 Total Target Direct Compensation	Percent Change from 2021
Eric DeMarco	760,000	760,000	10.1%	—%
Deanna Lund	460,000	460,000	12.1%	—%
Jonah Adelman	350,000	350,000	28.4%	—%
Phillip Carrai	450,000	450,000	16.7%	—%
Steven Fendley	400,000	400,000	15.3%	—%

Target Annual Bonus
Our annual bonus plan rewards executive officers for performance relative to key financial measures that drive value for stockholders. At the beginning of each year, specific financial performance targets are established for all executives based on the annual operating plan (“AOP”) for the Company, relevant market and industry factors and conditions, as related to the applicable Kratos business division. In addition, specific business and strategic objectives are also established at the beginning of the year to be evaluated for measurement at the end of the year under the annual bonus plan. Key considerations in this process include the Company’s strategy, business plan and annual operating plan and an appropriate compensation program to incentivize and retain key executives to successfully further and achieve these plans.

All of our named executive officers have the opportunity to receive incentive compensation in the form of annual cash bonuses based on the achievement of certain individual, business unit (if applicable), and Company performance objectives during the fiscal year. Typically, target cash bonus awards are based upon a percentage of the executive’s salary and range from 30% to 100% of the executive’s salary, and actual payouts of bonuses cannot exceed the target cash bonus that is set. In determining the appropriate level of target bonus for each executive, the Compensation Committee considers the recommendation of the Chief Executive Officer (other than for himself) and other information collected from public sources for similar positions at peer companies. Under the bonus plan, a majority of each executive’s target bonus amount is based on goals related to the Company’s and/or its business units’ achievement of specific financial targets for the fiscal year, which typically include a combination of Adjusted EBITDA, operating cash flow, DSOs, revenues, backlog, bookings, gross margins, and other key financial metrics of the business, while the remaining portion of the bonus is based on specific individualized operational and strategic objectives.
The Company’s fiscal year 2022 preliminary AOP was prepared by the Company in October 2021 and finalized and approved by the Board in March 2022. The fiscal year 2022 AOP was prepared during a time when there was continued uncertainty around DoD budgetary funding, including an ultimate, extended approximately six month continuing resolution, which resulted in delays in contract starts, awards and funding. Additionally, there was continuing uncertainty related to the ongoing impact of COVID-19, including disruptions to the supply chain, travel restrictions, specific DoD restrictions related to federal government contractors like the Company and employee absenteeism, challenges related to hiring and retaining necessary skilled personnel, and the estimated impact of increasing inflationary costs. All of these factors resulted in a challenging environment to predict and forecast the timing of new contract awards, increases in expected production orders, timing of production, delivery and installation and expected future profitability, including as related to the Company’s existing firm fixed price contracts under which the Company has no contractual ability to pass cost and price increases on to its customers.
As a result of these forecasting difficulties, the fiscal year 2022 AOP ultimately included uncertainty related to the financial target objectives which were used for fiscal year 2022 annual incentive compensation purposes. Since the financial goals were prepared in January 2022 and approved in March 2022, the continuing longer-term impacts of COVID-19 including on the supply chain, travel restrictions, employee absenteeism, the inability to obtain and retain qualified employees, including those that could secure a national security clearance, and inflationary cost growth beyond these dates, were not necessarily considered or reflected in the performance goal – making the already rigorous performance goals even more challenging.
As the Company’s primary marketplace continues to experience recurring continuing resolution authorizations, budgetary constraints and uncertainties, with additional uncertainties and challenges resulting from the impact of COVID-19 restrictions, supply chain disruptions, and an extremely tight and competitive supply of a skilled workforce and increasing inflationary costs, this challenging environment and its potential future effects and impact, was to the best of our ability, reflected in the Company’s 2022 AOP targets, which included revenues of $900.0 million, Adjusted EBITDA of $85.0 million and a free cash flow (as defined in Annex A of this Proxy Statement) use target of $39.6 million, excluding, in each case, the impact of the acquisition in May 2022 of certain assets from Southern Research Institute (the “SRE Acquisition”). The 2022 financial targets also included the estimated impact of the reduction in scope of certain international training contracts. The 2022 AOP target of free cash flow use reflected estimated uses in working capital necessary to fund the expected revenue growth, as well as continued significant investments in working capital and capital expenditures primarily to fund the Company’s unmanned tactical initiative, the Company’s OpenSpace virtualized software, and the Company’s Zeus and Erinyes hypersonic vehicles. The 2022 AOP investment assumptions for working capital did not contemplate the advanced inventory purchases that were ultimately made during 2022 in attempts by the Company to mitigate the impact of various increases in supply chain disruptions. Compensation related financial targets for the corporate named executive officers are weighted 10% for revenues, and 25% for Adjusted EBITDA and 25% for free cash flow.
In order to be eligible to receive an award on the financial targets, which determine between 60% to 75% of the executive’s target bonus amount, minimum performance levels of 90% of Adjusted EBITDA targets must be achieved. Corporate named executive officers are measured by the Company’s Adjusted EBITDA, and operational named executive officers are measured by their respective business division’s Adjusted EBITDA. If the 90% Adjusted EBITDA threshold is not met, no amount will be earned with respect to the portion of the bonus tied to financial targets, regardless of revenue and free cash flow use performance.

Regarding the financial targets, the Company did not meet AOP Revenue and Adjusted EBITDA targets (excluding the impact of the SRE Acquisition) of $900.0 million and $85.0 million (where the performance threshold of 90% of Adjusted EBITDA was $76.5 million) compared to fiscal year 2022 revenues (excluding the impact of the SRE Acquisition) of $874.3 million and Adjusted EBITDA of $66.5 million. The revenue shortfall was primarily attributed to the delay in timing of contract awards, including as related to the extended Federal Budget Continuing Resolution, as well as the challenge of hiring and retaining the necessary workforce to execute and perform on the Company’s backlog. As the Company’s contract mix is predominantly firm fixed price, and the DoD has been clear that cost growth related to inflation and supply chain disruptions are not reimbursable and therefore need to be absorbed by the contractor, the

Company’s Adjusted EBITDA was adversely impacted during 2022. The Company anticipates that the mix of these existing contracts without cost escalators will become less over time as new contracts and/or options are entered into with more current price estimates. The impact of the shortfall in Adjusted EBITDA also impacted the Company’s free cash flow, further exasperated by the unplanned for use in working capital to make advanced inventory purchases (which resulted in an increase in inventories of $23.8 million) to mitigate supply chain disruptions. As a result, the Company did not meet its free cash flow use target of $39.6 million with reported free cash flow use of $71.0 million. Since the Company did not meet the Adjusted EBITDA target at the minimum 90% threshold level, none of the financial objectives were deemed earned. Although the revenue target threshold was met at 97.1% of the target, there was no payment for achievement since the 90% threshold requirement of the Adjusted EBITDA target was not met.

The Compensation Committee has established the allocation of non-financial and strategic achievements at 40% for the corporate named executive officers, as compared to 25% for the operational named executive officers, to reflect the additional responsibilities of the corporate named executive officers. As noted above, the Compensation Committee reviewed and set the executive performance goals at the beginning of 2022, with the executive performance and level of achievements evaluated through a holistic approach at the end of 2022. As with the challenging financial goals, the Compensation Committee also considers the non-financial goals to be rigorous and a key element to the execution of the Company’s strategic objectives. The corporate named executive officers must establish, set and execute the Company’s overall strategy, manage the corporate capital structure, manage compliance with regulatory requirements, including new and evolving cyber security certifications, and interface and maintain relations with the Company’s stakeholders, including but not limited to stockholders, syndicate participating banks, and appropriate congressional contacts, including identifying and obtaining funding sources for the Company’s new programs and initiatives. In addition, the corporate named executive officers are responsible for identifying, executing and closing strategic capital transactions, including divestitures, investments and acquisitions and debt refinancing transactions. The Compensation Committee believes that the 40% allocated to the corporate named executive officers’ non-financial and strategic achievements appropriately reflects the measurement of these objectives, which may not be as easily measured with a pure financial target. These achievements are typically assessed holistically based on milestones accomplished and an overall assessment of progress towards execution of those objectives.
Achievement of the non-financial objectives for all corporate named executive officers, with the exception of the Chief Executive Officer (whose performance was evaluated and assessed by the Compensation Committee), were evaluated and assessed by the Chief Executive Officer.
The Compensation Committee and/or our Chief Executive Officer (with respect to our named executive officers other than himself) retain discretion, if necessary and deemed applicable, to interpret the terms of the cash bonus plan and to identify the extent to which an individual’s performance objectives have been met in any particular fiscal year. The Compensation Committee and/or the Chief Executive Officer (with respect to our named executive officers other than himself) also retain the right to exclude extraordinary charges or other special circumstances in determining whether the objectives were met during any particular fiscal year and may decide to grant 100% of the targeted cash bonus award (but not more than 100% of the target), even if the financial targets do not fall within the specified range, based upon an evaluation of business conditions, industry trends, and additional accomplishments achieved.

Based on this 40/60 allocation of non-financial and strategic achievements versus financial achievements for corporate named executive officers, the Compensation Committee determined that 100% of the non-financial achievements (or 40% of the targeted cash bonus award) and none of the financial achievements (or 60% of the targeted cash bonus award) were met, for an aggregate of 40% of the total targeted cash bonus award for the corporate named executive officers. The full 40% of the targeted cash bonus award for non-financial and strategic achievements was awarded to the corporate named executive officers in recognition of the accomplishments relative to the non-financial strategic achievements and accomplishments as compared to the objectives established for the fiscal year 2022, which are substantially summarized in the table below.
Key non-financial focus areas and targets set by the Compensation Committee for the portion of the 2022 annual bonuses tied to non-financial objectives include business and strategic objectives in furtherance of the Company’s long-term strategy. The non-financial goals and objectives for the corporate named executive officers and the level of performance achieved are outlined in the table below.

Corporate Named Executive Officers Non-Financial Objectives (in order to earn up to 40% of target cash bonus award)
Goal (established beginning of 2022)	Performance (as evaluated at the end of 2022)
• Develop and pursue the Company’s strategy of being a disruptive, first to market, leading technology and product company in the National Security market space
• Achieved by continuing to make targeted investments in strategic growth focus areas including its space and satellite, unmanned systems, turbine technologies, microwave products, hypersonic and rocket systems and ballistic missile targets, and training systems businesses, each with potential long-term growth prospects.
• Successful development achieved in 2022 as seen with the multiple successful UAV flights, awards related to the OpenSpace C2 system (including the Blue Halo $160 million potential contract award, significant contract award from Intelsat as a result of Kratos’ OpenSpace products), and awards for the new Zeus rocket motor system and Erinyes hypersonic system (including contract awards Mayhem and Mach-TB).

• Program awards in key, strategic areas of the U.S. National Defense Strategy
• Exceeded goal with major contract awards, including: an approximate $160 million potential contract award from Blue Halo and a significant contract award from Intelsat as a result of Kratos OpenSpace products and technology; a $20 million contract award from an international customer for high performance, unmanned aerial target drone system aircraft and related services; a $14 million tactical jet drone system contract and a $20 million aerial drone system production contract; a $14.7 million BQM-177A subsonic aerial target contract to continue software maintenance and updates of the BQM-177A SSAT; a $15.5 million contract through the Naval Air Warfare Center Aircraft Division for two XQ-58A Valkyrie drones; a $49.5 million contract for the production and delivery of 55 full rate production Lot 4 BQM-177A surface launched aerial targets, including associated equipment; initial funding of $30 million on a potential $250 million C5ISR production program in the microwave electronics area.
• Record backlog of $1.1 billion and record pipeline of $10 billion at December 25, 2022.

• Outreach to and communication with congressional leaders in order to strengthen and grow congressional support for the Company’s key strategic initiatives and programs, including identification and retention of sources of funding for the Company’s strategic programs and initiatives	• Accomplished goal by achieving an additional approximately $42.5 million in increased 2022 congressional funding, on top of the $109.5 million and $132 million in increased congressional funding in 2021 and 2020, respectively, for key Company programs and initiatives.
• Continued development, expansion and maturation of strategic customer and partnership relationships	• Exceeded goal with bookings of approximately $999 million in 2022, resulting in a book-to-bill ratio for fiscal year 2022 of 1.1 to 1; and a bid and proposal pipeline of $10 billion.
• Explore potential acquisitions that further the Company’s strategy	• Achieved goal with the May 2022 SRE Acquisition, strengthening Kratos’ Hypersonic and Missile System-related capabilities by virtue of SRE’s market-leading advanced materials testing and evaluation capabilities and experience and providing more opportunities for synergies across Kratos’ divisions. Also continued the successful integration of the Cosmic AES and CTT Inc. acquisitions from December 2021, expanding the Company’s space and microwave products businesses, respectively.

The operational named executive officers’ 2022 cash bonuses were based on a 25/75 allocation of non-financial and strategic achievements versus financial achievements for each executive’s respective business division. The fiscal year 2022 non-financial achievements for operational named executive officers included, among other things, the achievements discussed in the table below. The achievement of non-financial goals of the operational named executive officers, which ranged from 51.8% to 85.7%, were evaluated and assessed by the Chief Executive Officer.

Operational Named Executive Officers Non-Financial Objectives (in order to earn up to 25% of target cash bonus award)
Goal (established beginning of 2022)	Performance (as evaluated at the end of 2022)
• Strengthen and expand certain congressional and customer relationships	• Accomplished goal by achieving an additional approximately $42.5 million in increased 2022 congressional funding, on top of the $109.5 million and $132 million in increased congressional funding in 2021 and 2020, respectively
• Win and successfully execute on and complete certain program and contract awards	• Exceeded goal with major contract awards, including: an approximate $160 million potential contract award from Blue Halo and a significant contract award from Intelsat as a result of Kratos OpenSpace products and technology; a $20 million contract award from an international customer for high performance, unmanned aerial target drone system aircraft and related services; a $14 million tactical jet drone system contract and a $20 million aerial drone system production contract; a $14.7 million BQM-177A subsonic aerial target contract to continue software maintenance and updates of the BQM-177A SSAT; a $15.5 million contract through the Naval Air Warfare Center Aircraft Division for two XQ-58A Valkyrie drones; a $49.5 million contract for the production and delivery of 55 full rate production Lot 4 BQM-177A surface launched aerial targets, including associated equipment; initial funding of $30 million on a potential $250 million C5ISR production program in the microwave electronics area
• Get designed-in positions on strategic new programs	• Received the initial $30 million in funding on a potential $250 million Command, Control, Communication, Computing, Combat System Intelligence, Surveillance, and Reconnaissance (C5ISR) program.
• Achieve specific product development milestones and operational and/or technical achievements on key strategic programs and initiatives
• Continued evolution and application of its XQ-58A tactical UAS with a focus on experimentation to support operational missions and employment to satisfy multiple existing and forming application sets for the DoD.
• Continued leadership in satellite ground segment modernization, introduction of satellite industry’s first open edge terminal for satellite communications and other applications, introduction of software replacement for traditional satcom hubs, including key contract awards from Blue Halo and Intelsat.

• Work with other Kratos division presidents for cross-business unit synergies and pursuit of large synergistic program opportunities	• A number of new synergistic program awards including our space and satellite, C5ISR and hypersonic and rocket systems business.
• Pursue and develop strategic initiatives and programs in support of the Company’s future growth	• Continued leadership in satellite ground segment modernization, introduction of satellite industry’s first open edge terminal for satellite communications and other applications, introduction of software replacement for traditional satcom hubs.
• Hire qualified personnel to execute Company’s strategy	• Workforce challenges across the economy have, on top of the Company’s need for personnel who are able to hold national security clearances, affected the Company’s ability to obtain qualified employees for certain roles.

Below is a summary of the target awards, maximum awards and actual cash awards paid to the named executive officers for 2022.

	Award Targets		2022 Actual Cash Payout as a % of Target	2022 Actual Cash Payout Amount ($)
Named Executive Officer	Target ($)	Maximum ($)
Eric DeMarco	760,000	760,000	40.0%	304,000
Deanna Lund	345,000	345,000	40.0%	138,000
Jonah Adelman	210,000	210,000	12.9%	27,183
Phillip Carrai	270,000	270,000	16.4%	44,357
Steven Fendley	240,000	240,000	21.4%	51,429

Equity Awards
Consistent with its belief that equity ownership by executive officers provides important incentives to make decisions and take actions that maximize long-term stockholder value, the Compensation Committee granted RSUs in 2022 to the named executive officers as set forth in the table below. The number of RSUs granted to executive officers in 2022 were granted to incentivize executive officers considering the ongoing salary freezes discussed above and to further align their interests with the Company’s long-term growth and long-term stockholder interests. The Compensation Committee determined the number of RSUs to grant, in part, by considering total executive compensation of our Compensation Peer Group, taking into account the effect of the ongoing salary freezes on total compensation, and granting an appropriate number of RSUs to the Company’s executives such that total compensation of the Company’s executives is in line with that of peer companies.

2022 RSU Grants
Named Executive Officer	No. of Time-based RSUs	Vesting Schedule	No. of Performance-Based RSUs	Vesting Schedule
			Target
Eric DeMarco	150,000	Ratably over 5 years	150,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Deanna Lund	75,000	Ratably over 5 years	75,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Jonah Adelman	15,000	Ratably over 5 years	15,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Phillip Carrai	50,000	Ratably over 5 years	50,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Steven Fendley	50,000 10,000(1)	Ratably over 5 years Ratably over 3 years	50,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
_______________________________________________________________________________
(1)Mr. Fendley was granted 10,000 RSUs on April 4, 2022 in recognition of his accomplishments in 2021 upon meeting certain performance criteria for the Unmanned Systems Division that were established at the beginning of 2021.
In 2022, the Compensation Committee continued its practice of granting RSUs with 50% vesting based on time and 50% vesting based on performance (at target). The time‑based RSUs align executive officers’ and stockholders’ long‑term interests with five‑year ratable vesting on the anniversaries of the grant date for the named executive officers. Based on feedback from the Company’s stockholders as a result of our Stockholder outreach program, and from our independent compensation consultant and based upon review of the long-term equity grants issued by the Company’s peers, the Compensation Committee decided to continue with performance-based RSUs based on Adjusted EBITDA growth during a five-year performance period to more closely align executive officers’ interests with the Company’s stock performance and growth.

The Compensation Committee believes that Adjusted EBITDA is an important and meaningful metric of financial performance since it is a commonly used measure of financial performance for comparable companies that have been acquisitive. The Compensation Committee believes that the Adjusted EBITDA growth metric is an appropriate metric to measure the long-term performance of the Company since it is critical that profitability continues to increase and expand as the Company enters into production on key strategic programs, reflecting production and learning efficiencies and leverage on the Company’s overhead, research, development and administrative infrastructure. The longer-term Adjusted EBITDA growth profile reflects the expectation of return on investments that the Company is currently making in core strategic areas. The Compensation Committee believes that this focus on longer-term profitability growth aligns the interests of the management team with the interests of the Company’s stakeholders.
The Company has utilized Adjusted EBITDA growth as the performance metric for 50% of the RSUs granted to executive officers since 2020. Given the aggressive metric of performance-based RSUs vesting 33.3% for each 10% increase in Adjusted EBITDA during the 5-year performance-period, none of the performance-based RSUs have vested and remain unearned from the 2020, 2021, and 2022 long-term equity grants. Additionally, Adjusted EBITDA increased from fiscal year 2019 to 2020 and fiscal year 2020 to 2021, which created progressively challenging performance requirements for the 2021 and 2022 performance-based RSU grants. With only 2, 3, and 4 years remaining for the 2020, 2021, and 2022 performance-based RSUs, respectively, 50% of the entire long-term incentive compensation (which is a significant portion of total executive officer compensation) may very well not vest at all for such years. When reviewing the total executive compensation values and the Summary Compensation Table below, it is important to view it in context of the at-risk nature of 50% of the stock awards, since the values in the Stock Awards column below reflect the total potential value of each annual stock grant as if it were earned 100% on the date of grant, valued at the date of grant of January 3, 2022, which was $19.65. For the Chief Executive Officer in particular, the at-risk nature of the long term incentive portion of his compensation is especially apparent in the Pay versus Performance Table on page 79, where the compensation actually paid to the Chief Executive Officer was negative for 2021 and 2022 as a result of the calculated fair value of the equity grant awards outstanding - all of which, further reflect how the Chief Executive Officer’s long term compensation is aligned with the Company’s stock price performance and stockholder interest.
For 2023, the Compensation Committee again granted RSUs with 50% vesting ratably on each of the first five (5) anniversaries of the date of grant and 50% vesting based on performance measured by the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA. The 2023 Compensation Peer Group remained the same as the 2022 Compensation Peer Group, aside from the continued industry consolidation signified by the acquisition of ManTech completed in May 2022, the merger of Vectrus, Inc. in May 2022, the pending acquisition of Aerojet Rocketdyne Holdings, Inc. by L3Harris Technologies announced in December 2022, and the recently announced strategic review process by the Board of Directors of Mercury Systems, Inc. The Compensation Committee granted RSUs to the named executive officers in 2023 as set forth in the table below.

2023 RSU Grants
Named Executive Officer	No. of Time-based RSUs	Vesting Schedule	No. of Performance-Based RSUs	Vesting Schedule
Eric DeMarco	150,000	Ratably over 5 years	150,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Deanna Lund	75,000	Ratably over 5 years	75,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Jonah Adelman	15,000	Ratably over 5 years	15,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Phillip Carrai	50,000	Ratably over 5 years	50,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period
Steven Fendley	50,000	Ratably over 5 years	50,000	33.3% based on each 10% increase in Adjusted EBITDA during a 5-year performance period

Executive Benefits and Perquisites
All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all eligible employees on an equal basis. It is generally our policy not to extend significant perquisites to executives that are not available to employees generally. We sponsor no pension plans or nonqualified deferred compensation plans, beyond the five-year deferral of certain of our Chief Executive Officer’s RSUs, as discussed herein. We have no current plans to make changes to levels of benefits and perquisites provided to executives.
Change in Control and Severance Benefits
Pursuant to employment agreements with Mr. DeMarco, Mr. Carrai, and Mr. Fendley, and a severance and change in control agreement with Ms. Lund, we provide these officers the opportunity to receive additional compensation and benefits in the event of their termination under certain circumstances or upon a change in control of the Company. Severance and change in control provisions are summarized below in the section entitled “Employment Agreements; Potential Payments Upon Termination or Change in Control.” The Compensation Committee’s analysis indicates that our severance and change in control provisions are consistent with the provisions and benefit levels of other companies disclosing such provisions as reported in public SEC filings. We believe that our severance and change in control arrangements with our executive officers are reasonable and within the range offered by peer companies.
Risks Related to Compensation Policies and Practices
The Compensation Committee has considered whether the Company’s overall compensation program for employees in 2022 creates incentives for employees to take excessive or unreasonable risks that could materially harm the Company. We believe that several features of our compensation policies for management employees appropriately mitigate such risks, including a mix of long and short term compensation incentives that we believe is properly weighted, the uniformity of compensation policies across the Company, and the use of our 2022 business plan, which the Compensation Committee regards as setting an appropriate level of risk taking for the Company as a baseline for our annual incentive plan targets. We also believe the Company’s internal legal and financial controls appropriately mitigate the probability and potential impact of an individual employee committing the Company to a harmful long-term business transaction in exchange for short-term compensation benefits. The Compensation Committee believes that the risks inherent with the vesting provisions of certain of the 2022 RSU grants that vest upon increases in the Company’s Adjusted EBITDA are mitigated by the balance of the overall compensation package of the executive officers, as well as the long-term vesting of the RSUs granted in prior periods that require sustainability of the stock price and other long-term growth factors.

Summary Compensation Table
The following table summarizes the total compensation earned by our Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers at the end of the last completed fiscal year (collectively, the “named executive officers”) for fiscal years 2022, 2021, and 2020. The Stock Awards below reflect the value of the performance-based RSUs at target, at the maximum achievement level, valued at the market price at the date of grant.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total Compensation ($)
Eric DeMarco	2022	760,000	5,895,000	304,000	97,910	(4)	7,056,910
President and Chief	2021	760,000	7,911,000	760,000	68,003	(4)	9,499,003
Executive Officer	2020	760,000	6,636,500	742,860	97,010	(4)	8,236,370

Deanna Lund	2022	460,000	2,947,500	138,000	48,209	(5)	3,593,709
Executive Vice President	2021	460,000	3,955,500	345,000	47,903	(5)	4,808,403
and Chief Financial Officer	2020	460,000	3,063,000	337,219	47,309	(5)	3,907,528

Jonah Adelman (9)	2022	350,000	589,500	27,183	81,655	(6)	1,048,338
President, Microwave	2021	350,000	791,100	142,226	81,826	(6)	1,365,152
Electronics Division	2020	350,000	612,600	148,750	81,857	(6)	1,193,207

Phillip Carrai	2022	450,000	1,965,000	44,357	12,825	(7)	2,472,182
President, Space, Training	2021	450,000	2,637,000	219,716	12,825	(7)	3,319,541
& Cyber Solutions Division	2020	450,000	2,042,000	221,345	46,540	(7)	2,759,885

Steven Fendley	2022	400,000	2,183,800	51,429	12,825	(8)	2,648,054
President, Unmanned	2021	400,000	3,775,800	216,000	45,906	(8)	4,437,706
Systems Division	2020	170,919	2,616,500	77,084	20,768	(8)	2,885,271
_______________________________________________________________________________
(1)Represents performance-based cash bonus awards to named executive officers earned in the referenced fiscal year as set forth above. Annual cash bonus awards under Kratos’ cash bonus plans are paid based on the achievement of certain objectives approved by the Compensation Committee as described in further detail above.
(2)The amounts shown equal the fair value of RSU awards at the date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“Topic 718”). We caution that the amount ultimately realized from the RSU awards will likely vary based on several factors, including our actual operating performance, stock price fluctuations and the timing of sales. A discussion of the assumptions used in calculating the grant date fair value of the RSUs is set forth in Note 11 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2022 filed with the SEC on February 23, 2023.
(3)Represents the value of RSUs assuming the performance-based RSUs are granted at target, which is also the maximum achievement level under such awards. Under Topic 718, the fair value of the performance-based RSU's at the date of grant is calculated by multiplying the closing price per share of our common stock on the grant date by the number of shares subject to such performance-based RSU's.
(4)Represents the cash payout of $87,693, $58,461 and $87,692 for accrued but unused paid time off for 2022, 2021 and 2020, respectively; and the Company’s matching contribution to the 401(k) plan of $10,217 in 2022, $9,542 in 2021 and $9,318 in 2020.
(5)Represents the cash payout for accrued but unused paid time off of $35,384, $35,384, and $35,384 in 2022, 2021 and 2020, respectively, and the Company’s matching contribution to the 401(k) plan of $12,825 in 2022, $12,519 in 2021, and $11,925 in 2020.
(6)Represents the Company’s contribution to severance, disability, and insurance plans generally provided in Israel, including education funds. This amount represents $29,155, $29,216, and $29,227 in Israeli severance fund payments for 2022, 2021 and 2020, respectively; $26,250, $26,305, and $26,315 in managerial insurance funds for 2022, 2021 and 2020, respectively; $0, $0 and $0 for disability insurance payments for 2022, 2021 and 2020, respectively; and $26,250, $26,305, and $26,315 in supplemental education fund contribution for 2022, 2021 and 2020, respectively.
(7)Represents the Company’s matching contribution to the 401(k) plan of $12,825, $12,825, and $11,925 for 2022, 2021 and 2020, respectively, and the cash payout for accrued but unused paid time off of $34,615 in 2020.
(8)Represents the cash payout of $33,081 and $16,153 for accrued but unused paid time off for 2021 and 2020, respectively, $12,825 and $12,825 for the Company’s matching contribution to the 401(k) plan in 2022 and 2021, and $4,615 for accrued but unused holiday time for 2020.
(9)The New Israeli Shekel (“NIS”) amounts relating to compensation for Mr. Adelman are translated into the U.S. dollar at the exchange rate of NIS into U.S. dollars at the time of payment.

Grants of Plan-Based Awards
The following table sets forth for the fiscal year ended December 25, 2022 certain information regarding grants of plan-based awards to each of our named executive officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)	All Other Stock Awards: No. of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards($)(4)
Name		Threshold ($)	Target ($)	Maximum ($)	Target
Eric DeMarco	1/3/2022 (2)	—	760,000	760,000	150,000	150,000	5,895,000
Deanna Lund	1/3/2022 (2)	—	345,000	345,000	75,000	75,000	2,947,500
Jonah Adelman	1/3/2022 (2)	—	210,000	210,000	15,000	15,000	589,500
Phillip Carrai	1/3/2022 (2)	—	270,000	270,000	50,000	50,000	1,965,000
Steven Fendley	1/3/2022 (2)	—	240,000	240,000	50,000	50,000	1,965,000
	4/4/2022	—	—	—	—	10,000 (5)	218,800
_______________________________________________________________________________
(1)Amounts shown are the estimated possible payouts for fiscal year 2022 under the annual cash bonus program, based on certain assumptions. The actual bonuses awarded to the named executive officers for the 2022 fiscal year are reported in the above Summary Compensation Table under the column “Bonus.”
(2)Amounts shown represent performance-based RSUs granted under the 2014 Equity Incentive Plan (as amended the “2014 Plan”) to the named executive officers in fiscal year 2022. As more fully described above, the performance-based RSUs granted on January 3, 2022 vest based on the Company’s Adjusted EBITDA growth during a five-year period, with 33.3% vesting for every 10% increase in Adjusted EBITDA.
(3)Amounts shown represent time-based RSUs granted under the 2014 Plan to the named executive officers in fiscal year 2022. As more fully described above, the time-based RSUs vest ratably over five years in five equal annual installments on each anniversary of the date of grant.
(4)The fair value of stock awards as calculated in accordance with Topic 718 is $19.65 per share for the time‑based grants and for the performance‑based grants made on January 3, 2022. This value is calculated assuming the performance-based RSUs are granted at target. For Mr. Fendley’s April 4, 2022 RSUs, the fair value of stock awards as calculated in accordance with Topic 718 is $21.88 per share.
(5)Mr. Fendley was granted 10,000 RSUs on April 4, 2022, which vest 1/3 on each anniversary of the date of grant, in recognition of the accomplishments Mr. Fendley achieved in 2021 based upon meeting performance criteria for the Unmanned Systems Division that were established at the beginning of 2021.
Outstanding Equity Awards at December 25, 2022
The following table sets forth the outstanding equity awards for each named executive officer as of December 25, 2022.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)($)
Eric DeMarco	1,475,000	(2)	13,924,000
Deanna Lund	555,000	(3)	5,239,200
Jonah Adelman	111,000	(4)	1,047,840
Phillip Carrai	370,000	(5)	3,492,800
Steven Fendley	378,332	(6)	3,571,454

_______________________________________________________________________________
(1)Represents the aggregate market value of the unvested RSUs held by the named executive officers as of December 25, 2022, based on the closing price of a share of Kratos common stock of $9.44 on December 23,

2022 and based on the assumption that the performance-based RSUs granted in 2020, 2021, and 2022 are granted at target.
(2)Comprised of: (i) 45,000 RSUs granted on January 4, 2008 that vest on the 15 year anniversary of the date of grant; (iv) 30,000 RSUs granted on January 2, 2009 that vest on the 15 year anniversary of the date of grant; (v) 50,000 RSUs granted on January 2, 2010 that vest on the 15 year anniversary of the date of grant; (vi) 75,000 RSUs granted on January 3, 2014, that vest on the 10 year anniversary of the date of grant; (viii)115,000 RSUs granted on January 1, 2015 that vest on the 10 year anniversary of the date of grant; (ix) 175,000 RSUs granted on January 4, 2018 that vest on the five year anniversary of the date of grant; (xi) 150,000 RSUs granted on January 4, 2019 that vest on the five year anniversary of the date of grant; (xii) 240,000 RSUs granted on January 3, 2020, 90,000 of which vest ratably on the anniversary of the date of grant during the remaining three years of a five-year period and 150,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (xiii) 25,000 RSUs granted on January 3, 2020 that vest on the 5 year anniversary of the date of grant; (xiv) 270,000 RSUs granted on January 4, 2021, 120,000 of which vest ratably on each anniversary of the date of grant during the remaining four years of a five-year period and 150,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; and (xiv) 300,000 RSUs granted on January 3, 2022, 150,000 of which vest ratably on each anniversary of the date of grant during a five-year period and 150,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period. The unvested RSUs may vest earlier upon (i) a change in control of the Company, subject to certain conditions, (ii) death or (iii) a termination of employment without cause. Effective March 31, 2021, the five-year deferral period no longer applies to the performance-based RSUs granted in 2019 and 2020 (but remains on the time-based RSUs granted in 2019 and 2020).
(3)Comprised of: (i) 75,000 RSUs granted on January 4, 2018 that vest on the five year anniversary of the date of grant; (ii) 75,000 RSUs granted on January 4, 2019 that vest on the five year anniversary of the date of grant; (iii) 120,000 RSUs granted on January 3, 2020, 45,000 of which vest ratably on the anniversary of the date of grant during the remaining three years of a five-year period and 75,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (iv) 135,000 RSUs granted on January 4, 2021, 60,000 of which vest ratably on the anniversary of the date of grant during the remaining four years of a five-year period and 75,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; and (v) 150,000 RSUs granted on January 3, 2022, 75,000 of which vest ratably on the anniversary of the date of grant during a five-year period and 75,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period. The unvested RSUs may vest earlier upon (i) a change in control of the Company, subject to certain conditions or (ii) a termination of employment without cause.
(4)Comprised of: (i) 15,000 RSUs granted on January 4, 2018 that vest on the five year anniversary of the date of grant; (ii) 15,000 RSUs granted on January 4, 2019 that vest on the five year anniversary of the date of grant; (iii) 24,000 RSUs granted on January 3, 2020, 9,000 of which vest ratably on the anniversary of the date of grant during the remaining three years of a five-year period and 15,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (iv) 27,000 RSUs granted on January 4, 2021, 12,000 of which vest ratably on the anniversary of the date of grant during the remaining four years of a five-year period and 15,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; and (v) 30,000 RSUs granted on January 3, 2022, 15,000 of which vest ratably on the anniversary of the date of grant during a five-year period and 15,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period. The unvested RSUs may vest earlier upon a change in control of the Company, subject to certain conditions.
(5)Comprised of: (i) 50,000 RSUs granted on January 4, 2018 that vest on the five year anniversary of the date of grant; (ii) 50,000 RSUs granted on January 4, 2019 that vest on the five year anniversary of the date of grant; (iii) 80,000 RSUs granted on January 3, 2020, 30,000 of which vest ratably on the anniversary of the date of grant during the remaining three years of a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (iv) 90,000 RSUs granted on January 4, 2021, 40,000 of which vest ratably on the anniversary of the date of grant during the remaining four years of a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; and (v) 100,000 RSUs granted on January 3, 2022, 50,000 of which vest ratably on the anniversary of the date of grant during a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period. The unvested RSUs may vest earlier upon a change in control of the Company, subject to certain conditions.

(6)Comprised of: (i) 5,000 RSUs granted on July 9, 2018 that vest on the 5th anniversary of the date of grant; (ii) 50,000 RSUs granted on January 4, 2019 that vest on the five year anniversary of the date of grant; (iii) 80,000 RSUs granted on January 3, 2020, 30,000 of which vest ratably on the anniversary of the date of grant during the remaining three years of a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (iv) 16,666 RSUs granted on March 17, 2020 that vest on the 3rd anniversary of the date of grant; (vi) 26,666 RSUs granted on April 5, 2021, half of which vest on each of the 2nd and 3rd anniversaries of the date of grant; (vii) 90,000 RSUs granted on January 4, 2021, 40,000 of which vest ratably on the anniversary of the date of grant during the remaining four years of a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; (viii) 100,000 RSUs granted on January 3, 2022, 50,000 of which vest ratably on the anniversary of the date of grant during a five-year period and 50,000 of which vest based on the Company’s Adjusted EBITDA growth during a five-year period; and (ix) 10,000 RSUs granted April 4, 2022 which vest 1/3 on each anniversary of the date of grant. The unvested RSUs may vest earlier upon a change in control of the Company, subject to certain conditions.
Option Exercises and Stock Vested
The following table shows RSUs vested by our named executive officers during fiscal year ended December 25, 2022. No stock options were exercised by our named executive officers during fiscal year ended December 25, 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Eric DeMarco (1)	560,000	10,386,809
Deanna Lund	236,738	4,747,421
Jonah Adelman	39,848	802,942
Phillip Carrai	132,825	2,676,441
Steven Fendley	172,826	3,410,428
_______________________________________________________________________________

(1) In the table above, the number of shares acquired on vesting for Mr. DeMarco in fiscal year 2022 includes 328,750 shares with a value realized on vesting of $4,909,088 that had vested in prior years and had been deferred and were released during fiscal year 2022.

(2) Value realized on vesting includes achievement at the level of 141% for the performance-based RSUs granted in 2019 for the 3-year measurement period ended December 31, 2021, for the 50% performance-based RSUs based on TSR performance. Value realized on vesting includes achievement at the level of 110% for the performance-based RSUs granted in 2019 for the 3-year measurement period ended December 31, 2021, for the 50% performance-based RSUs based on Adjusted EBITDA growth over the measurement period.

Non-Qualified Deferred Compensation
We sponsor no pension plans or nonqualified deferred compensation plans, beyond the five-year deferral of certain of our Chief Executive Officer’s RSUs, as discussed herein.

Named Executive Officer	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE($) (2)
Eric DeMarco (1)	(6,084,000)	5,522,400
Deanna Lund	—	—
Jonah Adelman	—	—
Phillip Carrai	—	—
Steven Fendley	—	—
_______________________________________________________________________________
(1)In the table above, for the deferred RSUs, the Aggregate Earnings in Last FY column includes any increase (or decrease) in the Company’s stock price between December 26, 2021 (based on the closing stock price of Kratos common stock of $19.84 on December 23, 2021) and December 25, 2022 (based on the closing stock price of Kratos common stock of $9.44 on December 23, 2022). This row reflects 585,000 deferred RSUs for Mr. DeMarco.
(2)The value of the aggregate balance at the end of the last fiscal year is calculated by multiplying the total number of vested, deferred RSUs held by the named executive officers as of December 23, 2022 by the closing price of a share of Kratos common stock on December 23, 2022 ($9.44).

Pay Versus Performance Table
The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2020, 2021 and 2022, and our financial performance for each such fiscal year:

					Value of Initial Fixed $100
			Average	Average	Investment Based on:			Company
	Summary		Summary	Compensation		Peer Group		Selected
	Compensation	Compensation	Compensation	Actually Paid to	Total	Total	Net	Measure
	Table Total	Actually Paid	Table Total for	Non-PEO	Shareholder	Shareholder	Income (Loss)	Adjusted
Year	for PEO ($)(1)	to PEO ($)(1)	Non-PEO NEOs ($)	NEOs ($)	Return	Return (2)	($)	EBITDA ($)(3)

2022	7,056,910	(6,007,149)	2,440,571	(715,533)	57%	96%	(36,900,000)	70,700,000
2021	9,499,003	(5,800,040)	3,484,031	326,825	108%	93%	(2,000,000)	82,900,000
2020	8,236,370	25,945,757	2,686,473	6,102,458	152%	105%	79,600,000	78,500,000
(1) Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2022	Eric DeMarco	Deanna Lund, Jonah Adelman, Phillip Carrai, Steven Fendley
2021	Eric DeMarco	Deanna Lund, Jonah Adelman, Phillip Carrai, Steven Fendley
2020	Eric DeMarco	Deanna Lund, Jonah Adelman, Phillip Carrai, Steven Fendley
The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” columns do not reflect the actual compensation paid to or realized by our PEO or our non-PEO NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See the Summary Compensation Table for certain other compensation of our PEO and our non-PEO NEOs for each applicable fiscal year and the Options Exercised and Stock Vested table for the value realized by each of them upon the vesting of stock awards during 2022.

Compensation actually paid to our NEOs represents the "Total" compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2020		2021		2022
		Average Non-		Average Non-		Average Non-
	PEO ($)	PEO NEOs ($)	PEO ($)	PEO NEOs ($)	PEO ($)	PEO NEOs ($)
Total Compensation Reported in the Summary
Compensation Table for Applicable FY	8,236,370	2,686,473	9,499,003	3,484,031	7,056,910	2,440,571
Adjustments
Deduction for Amounts Reported under "Stock
Awards" and "Option Awards" Columns in the
Summary Compensation Table for Applicable FY	(6,636,500)	(2,083,525)	(7,911,000)	(2,789,850)	(5,895,000)	(1,921,450)
Increased based on ASC 718 Fair Value of
Awards Granted during Applicable FY that
remains Unvested as of Applicable FY End,
determined as of Applicable FY End	8,914,750	2,948,725	5,820,000	2,037,000	3,096,000	1,006,200
Increase/deduction for Awards Granted during
Prior FY that were Outstanding and Unvested
as of Applicable FY End, determined based on
change in ASC 718 Fair Value from Prior FY End
to Applicable FY End	15,431,138	2,540,456	(12,712,494)	(2,284,200)	(10,669,000)	(2,325,237)
Increase/deduction for Awards Granted during
Prior FY that Vested During Applicable FY,
determined based on change in ASC 718 Fair
Value from Prior FY End to Vesting Date	—	10,329	(495,550)	(120,155)	403,941	84,383
TOTAL ADJUSTMENTS	17,709,388	3,415,985	(15,299,044)	(3,157,206)	(13,064,059)	(3,156,104)
Compensation Actually Paid	25,945,757	6,102,458	(5,800,040)	326,825	(6,007,149)	(715,533)
(1) Adjustments include the following assumptions used to calculate the fair value of the awards at each valuation date in accordance with Topic 718:
For awards of time-based RSUs, adjustments reflected are based on the fair value of the awards as of the applicable valuation date calculated by multiplying the change in stock price at each fiscal year end presented by the number of shares of restricted stock outstanding on such valuation date.
For the performance-based PSUs, adjustments reflected are based on the fair value of the awards as of the applicable valuation date calculated by multiplying the stock price at each fiscal year end by the number of performance-based RSUs outstanding and by the estimated probability of achieving the performance target that was used to calculate our Topic 718 expense for each fiscal year.
A discussion of the assumptions used in calculating the grant date fair value of the RSUs is set forth in Note 11 of the Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 25, 2022 filed with the SEC on February 23, 2023.
(2) For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) for the following companies, which represent the peer group of companies used by us for purposes of Item 201(e) of Regulation S-K under the Exchange Act in the our Annual Report on Form 10-K for the fiscal year ended December 25, 2022: AAR Corp., Aerojet Rocketdyne Holdings, Inc., AeroVironment Inc., Comtech Telecommunications Corp., CPI Aerostructures Inc., Ducommun Inc, Frequency Electronics Inc., and Mercury Systems Inc.
(3) Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitution for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring. Adjusted EBITDA is a non-GAAP measure. A definition of Adjusted EBITDA, and a reconciliation of Adjusted EBITDA to the nearest GAAP counterpart, is provided in Annex A.

Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our Adjusted EBITDA, in each case, for the fiscal years ended December 31, 2020, 2021 and 2022.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Net Income (Loss)
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$—
$(5,000,000)
$(10,000,000)
Compensation Actually Paid
$100,000,000
$80,000,000
$60,000,000
$40,000,000
$20,000,000
$—
$(20,000,000)
$(40,000,000)
$(60,000,000)
Net Income(Loss)
FY 2020
FY 2021
FY 2022
Paid to PEO
Avg Paid to Non-PEOs
Net Income (Loss)

Compensation Actually Paid versus Adjusted EBITDA
Compensation Actually Paid
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$—
$(5,000,000)
$(10,000,000)
Adjusted EBITDA
$84,000,000
$82,000,000
$80,000,000
$78,000,000
$76,000,000
$74,000,000
$72,000,000
$70,000,000
$68,000,000
$66,000,000
$64,000,000
FY2020
FY2021
FY2022
Paid to PEO
Avg Paid to Non-PEOs
Adjusted EBITDA

Pay Versus Performance Tabular List
We believe the following represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:
Adjusted EBITDA
Revenue
Free Cash Flow

For additional details regarding our most important financial performance measures, please see the sections titled “Target Annual Bonus” and “Equity Awards” in our Compensation Discussion and Analysis (CD&A) elsewhere in this Proxy Statement.
Employment Agreements; Potential Payments Upon Termination or Change of Control
In addition to other compensation arrangements described elsewhere in this proxy statement, we have entered into agreements with our named executive officers as follows:
Employment Agreement with Eric DeMarco
The terms of the Executive Employment Agreement with Mr. DeMarco (the “DeMarco Agreement”) provide for Mr. DeMarco’s compensation, eligibility to receive annual incentive awards and to participate in long-term incentive, employee benefit and retirement programs.
In the event that Mr. DeMarco is terminated without cause or upon the occurrence of a change of control followed by a triggering event, he will be entitled to receive a lump sum payment equal to the sum of three times his current base salary, plus three times his maximum target bonus potential for the year in which he was terminated, less any bonus amounts already received for such year, accelerated vesting of all equity awards and participation for Mr. DeMarco and his dependents in our employee health care program for three years or, if earlier, until Mr. DeMarco procures health care coverage through another employer. Receipt of the foregoing severance compensation is conditioned upon, among other things, Mr. DeMarco’s compliance with the one year post-termination non-solicitation provision set forth in the DeMarco Agreement and execution of a full general release releasing the Company from all claims the executive may have against the Company. For the avoidance of doubt, Mr. DeMarco’s entitlement to the severance compensation described above shall remain in full force and effect in the event of a change of control of the Company. Additionally, in the event that there is a change of control of the Company, Mr. DeMarco shall be entitled to accelerated vesting of 100% of all outstanding and unvested equity awards.
The timing of severance payments and benefits under the DeMarco Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Mr. DeMarco’s employment agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code (“Section 280G”).
The vesting terms of Mr. DeMarco’s RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, Mr. DeMarco’s unvested RSUs will vest in the event of a termination of service without cause, a change of control, and death. Assuming a termination without cause or other triggering event had occurred on December 25, 2022, this provision would have resulted in accelerated vesting of unvested equity awards valued at $13,924,000 (for purposes of calculation, the 2020, 2021 and 2022 awards were valued at the targeted performance amount).
If Mr. DeMarco had been terminated on December 25, 2022 without cause or in connection with a change of control, he would have received the following benefits under his employment agreement; (i) a lump sum payment of $4,560,000, equal to three times his current base salary and three times his maximum target bonus potential for the year; (ii) the accelerated vesting of RSU awards with an aggregate market value on December 25, 2022 of $13,924,000 (for purposes of calculation, the 2020, 2021 and 2022 awards were valued at the targeted performance amount); (iii) continued participation by Mr. DeMarco and his family in the Company’s group health insurance benefits on the same terms as during his employment until the earlier of three years following his termination or procurement of health care coverage through another employer, provided that if the Company’s insurance carrier will not allow for such benefits continuation the Company shall pay the premiums required to continue Mr. DeMarco’s group health care coverage during the period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), with a three-year aggregate cost of $119,853; and (iv) a gross-up payment as described above.
For purposes of the DeMarco Agreement, the terms “cause,” “change of control” and “triggering event” have the following meanings:
Cause.    As defined more completely in the DeMarco Agreement, “cause” means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of executive with respect to executive’s obligations or otherwise relating to the business of the Company, (ii) executive’s material breach of the agreement or the Company’s standard form of confidentiality agreement, (iii) executive’s conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (iv) executive’s willful neglect of his duties or poor performance.

Change of Control.    As defined more completely in the DeMarco Agreement, “change of control” means any one of the following occurrences: (i) any person (other than persons who are employed by the Company or its affiliates at any time more than one year before a transaction) becomes the “beneficial owner” within the meaning of Rule 13d-3 of the Exchange Act directly or indirectly, of Company securities representing 50% or more of the combined voting power of Company’s then-outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Company within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v), (ii) during any consecutive one-year period following the date of the employment agreement, individuals who constituted the Board at the beginning of such period or their approved replacements (the “Beginning Board”) cease for any reason to constitute a majority of the Board, but only to the extent that such acquisition constitutes a “change in the effective control” of Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi), (iii) a merger or consolidation of Company with any other corporation unless: (a) the voting securities of Company outstanding immediately before the merger or consolidation would continue to represent at least 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no acquiror becomes the “beneficial owner,” directly or indirectly, of Company securities representing 50% or more of the combined voting power of Company’s then outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Company within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v), and (iv) any person acquires all, or substantially all, of Company’s assets, but only to the extent that such acquisition results in a “change in the ownership of a substantial portion” of Company’s assets within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(vii).
Triggering Event.    As defined more completely in the DeMarco Agreement, “triggering event” means (i) executive’s termination from employment by the Company without cause, (ii) a material change in the nature of executive’s job or responsibilities, or (iii) the relocation of executive’s principal place of work to a location more than 30 miles from the location executive was assigned to immediately prior to the change of control, and such relocation results in executive’s one-way commute to work increasing by more than 30 miles from the executive’s principal place of residence as of immediately prior to the announcement of such relocation, and (iv) the Company’s material breach of the agreement. No triggering event shall be deemed to have occurred unless the executive separates from service within 12 months of the date of such triggering event.
Severance and Change of Control Agreement with Deanna Lund
The terms of the Severance and Change of Control Agreement with Ms. Lund (the “Lund Agreement”) provide that, upon a change of control of the Company, Ms. Lund shall be entitled to accelerated vesting of 100% of all of her outstanding and unvested stock options and other equity awards. In the event of a termination without cause, Ms. Lund shall be entitled to accelerated vesting of 100% of her outstanding and unvested stock options and other equity awards. The Lund Agreement also provides for severance payments to Ms. Lund as follows: (i) if Ms. Lund is terminated without cause prior to a change of control, she is entitled to (A) severance compensation equal to one year of her base salary then in effect and (B) if needed, continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of one year following termination, or (ii) if she terminates as a result of a triggering event after a change of control, she is entitled to: (A) severance compensation equal to two years of her base salary then in effect, plus her maximum potential bonus amount for two years and (B) if needed, continuation of her then current health insurance coverage at the same cost to her as prior to termination for a period of two years following termination or resignation. The definitions of cause, change of control and triggering event set forth in the Lund Agreement are consistent with the definitions set forth in the DeMarco Agreement, as described above.
The timing of severance payments and benefits under the Lund Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Code. Ms. Lund’s severance agreement also provides that such severance payments are generally subject to certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G.
The vesting terms of Ms. Lund’s RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, Ms. Lund’s unvested RSUs will vest in the event of a termination of service without cause and a change of control. Assuming a termination without cause had occurred on December 25, 2022, this provision would have resulted in accelerated vesting of unvested equity awards valued at $5,239,200 (for purposes of calculation, the 2020, 2021 and 2022 awards were valued at the targeted performance amount).
Under the Lund Agreement, if Ms. Lund had been terminated without cause on December 25, 2022, she would have received the following benefits: (i) severance compensation equal to one year of her base salary then in effect, in the amount of $460,000, (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of one year following termination with an aggregate annual cost of $27,893, and (iii) the accelerated vesting of her RSU awards with an aggregate market value on December 25, 2022 of $5,239,200 (for purposes of calculation, the 2020, 2021 and 2022 awards were valued at the targeted performance amount). If Ms. Lund terminated on December 25, 2022 as a result of a triggering event after a change of control she would have received the following benefits: (i) severance compensation equal to two years of her base salary and target bonus then in effect, in the amount of $1,610,000, (ii) continuation of her then current health insurance coverage at the same cost to her as prior to her termination for a period of two years following termination totaling $55,786, (iii) the accelerated vesting of RSUs with an aggregate market value on December 25, 2022 of $5,239,200 (for purposes of calculation, the 2020, 2021 and 2022 awards were valued at the targeted performance amount); and (iv) a gross-up payment as described above.
Arrangements with Jonah Adelman
There is no employment agreement between Mr. Adelman and the Company. The vesting terms of Mr. Adelman’s RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, certain RSUs granted to Mr. Adelman will vest in the event of a change in control. Assuming a change in control had occurred on December 25, 2022, this provision would have resulted in accelerated vesting of unvested equity awards valued at $1,047,840 (for purposes of calculation, the 2020, 2021 and 2022 awards were valued at the targeted performance amount).
Employment Agreement with Phillip Carrai
Under the terms of the Employment Agreement with Mr. Carrai (the “Carrai Agreement”), Mr. Carrai’s annual base salary is $450,000, which is eligible for annual increases in accordance with the Company’s then current compensation policies. In addition, Mr. Carrai is entitled to receive additional annual discretionary incentive compensation of up to 60% of his base salary. In the event of his termination without cause, the Carrai Agreement provides that Mr. Carrai shall be entitled to (i) continued payment of his base salary for a period of twelve months from the termination date and (ii) any incentive compensation earned as of the termination date. In addition, in the event Mr. Carrai is terminated without cause upon a change of control (as defined in the 2014 Plan), Mr. Carrai is entitled to receive continued payment of his base salary for a period of twelve months. Such payments would be contingent upon the effectiveness of a standard release agreement.
For purposes of the Carrai Agreement, cause is defined as (i) executive’s misconduct; (ii) executive’s willful violation of posted policy or rules of the Company; (iii) executive’s willful refusal to follow the lawful directions given by executive’s direct supervisor or the President of the Company from time to time or breach of any material covenant or obligation under the employment agreement or other agreement with the Company; or (iv) executive’s breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the company.
The vesting terms of Mr. Carrai’s RSUs are governed by the agreements under which each RSU was granted; and pursuant to such RSU agreements, certain RSUs granted to Mr. Carrai will vest in the event of a termination of service without cause and/or a change of control. Assuming a change in control had occurred on December 25, 2022, this provision would have resulted in accelerated vesting of unvested equity awards valued at $3,492,800 (for purposes of calculation, the 2020, 2021 and 2022 awards were valued at the targeted performance amount). If Mr. Carrai had been terminated on December 25, 2022 without cause, he would have received (i) severance compensation equal to $450,000 to be paid over twelve months and (ii) any incentive compensation earned as of the termination date. If Mr. Carrai had been terminated on December 25, 2022 upon a change in control, he would have received the following benefits: (i) severance compensation equal to twelve months of his base salary then in effect, which was $450,000 annually; and (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 25, 2022 of $3,492,800 (for purposes of calculation, the 2020, 2021 and 2022 awards were valued at the targeted performance amount).
Employment Agreement with Steven Fendley
Under the terms of the November 18, 2020 Employment Agreement with Mr. Fendley (the “Fendley Agreement”), Mr. Fendley’s base salary is $400,000, which is eligible for annual increases in accordance with the Company’s then current compensation policies. In addition, Mr. Fendley is entitled to receive equity incentive grants at the discretion of the Company’s President and Compensation Committee. In the event of his termination without cause, the Fendley Agreement provides that Mr. Fendley shall be entitled to (i) continued payment of his base salary for a period of twelve months from the termination date, (ii) any incentive compensation earned as of the termination date, and (iii) continuation of his then current medical and dental benefits at the same cost to him prior to his termination for a period of one year following termination. If, within twelve months following a change of control of the Company (as defined in the 2014 Plan), Mr. Fendley is terminated without cause or he resigns for good reason (as defined below), Mr. Fendley shall be entitled to (i) continued payment of his base salary for a period of twelve months from the termination date, (ii) any incentive compensation earned as of the termination date, (iii) continuation of his then current medical and dental benefits at the same cost to him prior to his termination for a period of one year following termination and (iv)

accelerated vesting of 100% of all of his outstanding and unvested stock options and RSUs. Such payments would be contingent upon the effectiveness of a standard release agreement.
For purposes of the Fendley Agreement, cause is defined as (i) executive’s misconduct; (ii) executive’s violation of posted policy or rules of the Company; (iii) executive’s willful refusal to follow the lawful directions given by executive’s direct supervisor or the Chief Executive Officer of the Company from time to time or breach of any material covenant or obligation under the employment agreement or other agreement with the Company; (iv) executive’s breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the Company; or (v) failure to timely secure or loss of any security clearance the Company deems necessary or desirable for the executive to perform the duties of the position.
For purposes of the Fendley Agreement, good reason is defined as (i) a material change in the nature of executive’s role or job responsibilities which, when considered in their totality as a whole, are substantially diminished in nature (ignoring any such changes that necessarily result from the Company not being publicly-traded if the Company ceases to be publicly-traded in connection with a change of control); (ii) the relocation of executive’s principal place of work to a location more than thirty miles from his current place of work and such relocation results in his one-way commute to work increasing by more than thirty miles based on executive’s principal place of residence immediately before such relocation was announced; or (iii) the Company materially breaches the Fendley Agreement.
The vesting terms of Mr. Fendley’s RSUs and stock options are governed by the agreements under which each RSU and stock option was granted; and pursuant to such RSU and stock option agreements, certain RSUs and stock options granted to Mr. Fendley will vest in the event of a change of control. Assuming a change of control had occurred on December 25, 2022, this provision would have resulted in accelerated vesting of unvested equity awards valued at $3,571,457 (for purposes of calculation, the value of the 2020, 2021 and 2022 awards was valued at the targeted performance amount). If Mr. Fendley had been terminated on December 25, 2022 without cause, he would have received (i) severance compensation equal to $400,000 to be paid over twelve months (ii) any incentive compensation earned as of the termination date and (iii) continuation of his then current medical and dental benefits at the same cost to him prior to his termination for a period of one year following termination with an aggregate annual cost of $21,132. If Mr. Fendley had been terminated on December 25, 2022 upon a change in control, he would have received the following benefits: (i) severance compensation equal to twelve months of his base salary then in effect, which was $400,000 annually; (ii) the accelerated vesting of his RSU awards with an aggregate market value on December 25, 2022 of $3,571,457 (for purposes of calculation, the value of the 2020, 2021 and 2022 awards were valued at the targeted performance amount); and (iii) continuation of his then current medical and dental benefits at the same cost to him prior to his termination for a period of one year following termination with an aggregate annual cost of $21,132.

Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company must annually disclose in its proxy statement the median of the annual total compensation of all employees (excluding the Chief Executive Officer (“CEO”)), the annual total compensation of its CEO, and the ratio of the CEO compensation to the median employee compensation. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We determined that, as of December 25, 2022, our employee population (including employees of our consolidated subsidiaries) consisted of approximately 3,578 employees in the U.S. and foreign jurisdictions.
We determined the required ratio by:
•calculating the total annual cash compensation of all employees except the CEO, using base salary plus annual incentive as a consistently applied compensation measure; and then sorting those employees from highest to lowest;
•determining the median employee from that list; and
•calculating the total annual compensation of our CEO and of the median employee using the same methodology required for the Summary Compensation Table on page 74.
The total annual compensation for our CEO for fiscal year 2022 was $7,056,910. The total annual compensation for the median employee was $86,790, representing the amount of such employee’s compensation for 2022 that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee was a named executive officer for 2022. The resulting ratio of CEO pay to the pay of the Company’s median employee for fiscal year 2022 is 81.31 to one.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices.  As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

DIRECTOR COMPENSATION
The Compensation Committee periodically reviews comparative market data and recommendations from the Company’s Human Resources Department and compensation consultants with regard to the structure of our non-employee director compensation program and the amounts paid to our non-employee directors. The following table summarizes the quarterly retainer and committee fees payable to our non-employee directors during the fiscal year ended December 25, 2022. All such fees are paid quarterly in arrears.

	2022 Director Compensation
Board Member Quarterly Retainer	$12,500
Board Chairman Quarterly Fee	$7,500
Audit Committee Chair Quarterly Retainer	$3,750
Audit Committee Member Quarterly Fee	$1,500
Designated Financial Expert Quarterly Fee	$1,250
Compensation Committee Chair Quarterly Retainer	$3,750
Compensation Committee Member Quarterly Fee	$1,500
Nominating & Governance Committee Chair Quarterly Retainer	$3,750
Nominating & Governance Committee Member Quarterly Fee	$1,250
Annual Equity Award Upon Election or Re-Election to Board	10,000 RSUs	(1)
_______________________________________________________________________________
(1)Our non-employee directors receive 10,000 RSUs at the time of election or re-election for their board service and such RSUs vest after one year to match the elected director term of service. Each of our non-employee directors received 10,000 RSUs on June 14, 2022, which vest on the first anniversary of the grant date, subject to the terms of the applicable award agreement.
Our directors also receive reimbursement for all out-of-pocket expenses related to their duties, including, but not limited to, travel, car rental and lodging fees.
    Beginning in 2021, the Compensation Committee implemented a deferral plan where directors may elect whether or not to defer the issuance of their respective vested RSUs awarded in 2021 or later until a separation of service occurs.

Director Summary Compensation Table
The following table summarizes the total compensation that our directors (other than directors who are named executive officers) earned during the fiscal year ended December 25, 2022 for services rendered as members of our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Scott Anderson(2)	70,000	136,300	—	206,300
William Hoglund(3)	97,000	136,300	—	233,300
Scot Jarvis(4)	76,000	136,300	—	212,300
Jane Judd(5)	67,000	136,300	—	203,300
Samuel Liberatore(6)	55,000	136,300	—	191,300
Amy Zegart(7)	65,000	136,300	—	201,300
_______________________________________________________________________________

(1)Amounts shown in this column reflect the grant date fair value computed in accordance with Topic 718 with respect to awards of RSUs. On June 14, 2022, each of Mr. Anderson, Mr. Hoglund, Mr. Jarvis, Mr. Liberatore, Ms. Judd and Ms. Zegart were granted 10,000 RSUs for their service on the Board. The grant date fair value of each RSU granted on June 14, 2022 was $13.63. The assumptions on which this valuation is based are set forth in Note 11 to the audited financial statements included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 25, 2022, filed with the SEC on February 23, 2023.

(2)Mr. Anderson held 90,000 RSUs as of December 25, 2022, of which 80,000 RSUs had vested.
(3)Mr. Hoglund held 102,000 RSUs as of December 25, 2022, of which 92,000 RSUs had vested.
(4)Mr. Jarvis held 100,000 RSUs as of December 25, 2022, of which 90,000 RSUs had vested.
(5)Ms. Judd held 88,000 RSUs as of December 25, 2022, of which 78,000 RSUs had vested.
(6)Mr. Liberatore held 101,850 RSUs as of December 25, 2022, of which 91,850 RSUs had vested.
(7)Ms. Zegart held 70,000 RSUs as of December 25, 2022, of which 60,000 RSUs had vested.

COMPENSATION COMMITTEE REPORT
The Compensation Committee reviews and approves the Company’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this proxy statement.
THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Scot Jarvis, Chairperson
William Hoglund
Jane Judd
        The foregoing Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of ours under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this report by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of March 27, 2023 by (i) each stockholder known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

	Beneficial Ownership(1)
	Common Stock
Identity of Owner or Group	Shares		% Ownership
Named Executive Officers(2)
Eric DeMarco	743,819	(3)	*
Deanna Lund	280,539	(4)	*
Jonah Adelman	134,348		*
Phillip Carrai	254,110	(5)	*
Steven Fendley	378,097	(6)
Directors
Scott Anderson c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 98075	127,068	(7)	*
William Hoglund P.O. Box 1914 Wilson, WY 83014	408,000	(8)	*
Scot Jarvis c/o Cedar Grove Investments, LLC 3825 Issaquah Pine Lake Road Sammamish, WA 98075	110,417	(9)	*
Jane Judd 10680 Treena Street, Suite 600 San Diego, CA 92131	30,266	(10)	*
Samuel Liberatore 10680 Treena Street, Suite 600 San Diego, CA 92131	1,190	(11)	*
Amy Zegart 10680 Treena Street, Suite 600 San Diego, CA 92131	10,000	(12)	*
5% Stockholders:
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	11,760,539	(13)	9.28%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,915,778	(14)	8.62%
ARK Investment Management LLC 200 Central Avenue St. Petersburg, FL 33701	7,748,357	(15)	6.12%
All Directors and Executive Officers as a Group (17 persons)	2,753,919	(16)	2.17%
Total Shares Outstanding	126,678,288
______________________________________________________________________________
*    Represents less than one percent (1%).
(1)This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of our common stock within 60 days of March 27, 2023. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of, or receives the economic benefit from, such shares. Applicable percentages are based on 126,678,288 shares of common stock outstanding on March 27, 2023.
(2)The address for all named executive officers is 10680 Treena Street, Suite 600, San Diego, CA 92131; except for Mr. Adelman, whose business address is 20 Pierre Koenig Street, Jerusalem, Israel 91531; Mr. Carrai, whose business address is 5971 Kingstowne Village Parkway, Alexandria, VA 22315; and Mr. Fendley, whose business address is 1 Chisholm Trail, Suite 3200, Round Rock, TX 78681.
(3)Includes approximately 18,907 shares held in Kratos’ 401(k) Plan, 39,578 shares purchased through the Purchase Plan, and 685,334 shares held in trust, over which Mr. DeMarco has shared voting and investment power.
(4)Includes approximately 19,666 shares held in Kratos’ 401(k) Plan, and 16,626 shares purchased through the Purchase Plan.
(5)Includes approximately 2,558 shares held in Kratos’ 401(k) Plan, 11,385 shares purchased through the Purchase Plan, and 46,644 shares held in trust over which Mr. Carrai has shared voting and investment power.
(6)Includes approximately 545 shares held in Kratos’ 401(k) Plan, and 16,667 shares subject to RSUs that will be delivered within 60 days from March 27, 2023.
(7)Includes 14,333 shares held by the Anderson Family Trust for the benefit of Mr. Anderson’s children, for which voting and investment power are held by the trustee. Mr. Anderson disclaims beneficial ownership of the shares held by the Anderson Family Trust. Excludes 80,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(8)Includes 272,193 shares held by a family limited liability company, and 135,807 shares that are held in a trust for the benefit of Mr. Hoglund’s children over which Mr. Hoglund has shared voting and investment power. Excludes 92,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(9)Excludes 90,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(10)Includes 11,146 shares held in trust over which Ms. Judd has shared voting and investment power; and 3,700 shares held by Ms. Judd’s spouse, over which her spouse has sole voting and investment power. Excludes 78,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(11)Includes approximately 790 shares held in Kratos’ 401(k) Plan. Excludes 91,850 RSUs, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(12)Includes 10,000 shares held in a trust over which Ms. Zegart has shared voting and investment power. Excludes 60,000 RSUs that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.
(13)Based on information contained in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 9, 2023 with respect to holdings of Kratos common stock as of December 31, 2022. The Vanguard Group had sole voting power over 0 shares, shared voting power over 85,213 shares, sole dispositive power over 11,562,328 shares, and shared dispositive power over 198,211 shares.
(14)Based on information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 25, 2023 with respect to holdings of Kratos common stock as of December 31, 2022. Blackrock Inc. had sole voting power over 10,634,825 shares, shared voting power over 0 shares, sole dispositive power over 10,915,778 shares, and shared dispositive power over 0 shares.
(15)Based on information contained in a Schedule 13G/A filed with the SEC by ARK Investment Management LLC on February 10, 2023 with respect to holdings of Kratos common stock as of December 31, 2022.

ARK Investment Management LLC had sole voting power over 7,748,357 shares, shared voting power over 0 shares, sole dispositive power over 7,748,357 shares, and shared dispositive power over 0 shares.
(16)Includes 16,667 shares subject to RSUs that will be delivered within 60 days from March 27, 2023. Excludes 491,850 RSUs held by directors that have vested, for which delivery of common stock underlying all such vested RSUs is deferred until termination of service.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Information about our equity compensation plans as of December 25, 2022 is as follows (shares in thousands):

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, and Rights	Weighted Average Exercise Price of Outstanding Options, and Rights(2)	Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Stockholders(1)	5,905	$4.98	4,721	(3)
Equity Compensation Plans Not Approved by Stockholders	—	$—	—
Total	5,905	$4.98	4,721
_______________________________________________________________________________
(1)Includes the 2005 Equity Incentive Plan, 2011 Equity Incentive Plan, 2014 Plan, and the Purchase Plan.
(2)The weighted-average exercise price does not take into account 5,887,017 shares of common stock issuable upon vesting of outstanding RSU awards from plans approved by stockholders, which have no exercise price.
(3)Includes 1,507,688 shares reserved for issuance under the Purchase Plan. For the offering period ended December 31, 2022, 328,544 shares were issued, and 1,179,144 shares remain available for issuance under the Purchase Plan as of March 27, 2023.

For more information regarding our equity compensation plans, see Note 11 to the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 25, 2022, filed with the SEC on February 23, 2023.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than ten percent (10%) of a registered class of our equity securities (the “Reporting Persons”) to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.
To the best of our knowledge and based solely upon our review of the copies of such reports furnished to us for the fiscal year ended December 25, 2022 and the information provided to us by the Reporting Persons, we believe that all Reporting Persons complied with Section 16(a) during the 2022 fiscal year, except two Form 4s for Mr. DeMarco were filed late.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. We will deliver promptly on written or oral request a separate copy of the proxy statement and annual report. Please direct your request to Kratos Defense & Security Solutions, Inc., c/o Corporate Secretary, 10680 Treena Street, Suite 600, San Diego, California 92131 or call Investor Relations at (858) 812-7300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their brokers.
STOCKHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2024 proxy statement, a stockholder’s proposal must be received by us no later than December 15, 2023 and must otherwise comply with Rule 14a-8 under the Exchange Act. Any stockholder proposal received after December 15, 2023 will be considered untimely, and will not be included in our proxy materials for our 2024 annual meeting of stockholders. In addition, stockholders interested in submitting a proposal outside of Rule 14a-8 must properly submit such a proposal in accordance with our Bylaws.
Pursuant to the terms of our Bylaws, stockholders wishing to submit proposals or director nominations for consideration at our annual meeting of stockholders must provide advance notice in writing to our Corporate Secretary, with such proposal sent to the Company’s principal executive offices at: 1 Chisholm Trail, Suite 3200, Round Rock, TX 78681, Attn: Corporate Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date on which we first mailed our notice of the meeting for the previous year’s annual meeting of stockholders, or not later than the tenth day following the date on which we mail the notice of meeting for the current year if during the prior year we did not hold an annual meeting or if the date of the annual meeting was changed more than 30 days from the prior year, or in the event of a special meeting. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Therefore, to be presented at our 2024 annual meeting, such a proposal must be received by the Company not later than the close of business on December 15, 2023.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once they become effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 25, 2024.

We intend to file a Proxy Statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for our 2024 annual meeting. Shareholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at: www.sec.gov.
While our Board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2024 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.
ANNUAL REPORT
Our 2022 Annual Report on Form 10-K accompanies the proxy materials being provided to all stockholders. We will provide, without charge, additional copies of our 2022 Annual Report on Form 10-K upon the receipt of a written request by any stockholder.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at our Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

Eric DeMarco President and Chief Executive Officer
April 14, 2023

Annex A

Unaudited Reconciliation of GAAP to Non-GAAP Measures

Note: (1) Adjusted EBITDA is a non-GAAP measure defined as GAAP net loss attributable to Kratos adjusted for net income attributable to noncontrolling interest, income (loss) from discontinued operations, net interest expense, provision for income taxes, depreciation and amortization expense of intangible assets, amortization of capitalized contract and development costs, stock-based compensation, acquisition and restructuring related items and other, and foreign transaction gain (loss).

Adjusted EBITDA as calculated by us may be calculated differently than Adjusted EBITDA for other companies. We have provided Adjusted EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance understanding of our operating results. Adjusted EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity. The adjustments to calculate this non-GAAP financial measure and the basis for such adjustments are outlined below. Please refer to the following table below that reconciles GAAP net loss to Adjusted EBITDA.

The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and interest expense, net. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements, including the amortization of issue discounts and deferred financing costs. These amounts may vary from period to period due to changes in cash and debt balances.

Income taxes. The Company's tax expense can fluctuate materially from period to period due to tax adjustments that may not be directly related to underlying operating performance or to the current period of operations and may not necessarily reflect the impact of utilization of our NOLs.

Depreciation. The Company incurs depreciation expense (recorded in cost of revenues and in operating expenses) related to capital assets purchased, leased or constructed to support the ongoing operations of the business. The assets are recorded at cost or fair value and are depreciated over the estimated useful lives of individual assets.

Amortization of intangible assets. The Company incurs amortization of intangible expense related to acquisitions it has made. These intangible assets are valued at the time of acquisition and are amortized over the estimated useful lives.

Amortization of capitalized contract and development costs. The Company incurs amortization of previously capitalized software development and non-recurring engineering costs related to certain targets in its Unmanned Systems and ballistic missile target businesses as these units are sold.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of selling, general and administrative expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company's shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparison of operating results to those of other companies that disclose non-GAAP financial measures that exclude stock-based compensation.

Foreign transaction (gain) loss. The Company incurs transaction gains and losses related to transactions with foreign customers in currencies other than the U.S. dollar. In addition, certain intercompany transactions can give rise to realized and unrealized foreign currency gains and losses.

Acquisition and transaction related items. The Company incurs transaction related costs, such as legal and accounting fees and other expenses, related to acquisitions and divestiture activities. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

Restructuring costs. The Company incurs restructuring costs for cost reduction actions which include employee termination costs, facility shut-down related costs and remaining lease commitment costs for unused, excess or exited facilities. Management believes that these costs are not indicative of ongoing operating results as they are either non-recurring and/or not expected when full capacity and volumes are achieved.

Non-recoverable rates and costs. In fiscal 2022, the Company incurred non-recoverable rates and costs as a result of its inability to hire the required direct labor base to execute on its backlog due to a challenging environment in hiring and retaining skilled personnel. In addition, in 2022 the Company incurred non-recoverable rate growth resulting from a smaller than planned direct labor base due to delays in customer program execution and awards.

Legal related items. The Company incurs costs related to pending legal settlements and other legal related matters. Management believes these items are outside the normal operations of the Company's business and are not indicative of ongoing operating results.

A - 1

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the Adjusted EBITDA financial adjustments described above, and investors should not infer from the Company's presentation of this non-GAAP financial measure that these costs are unusual, infrequent, or non-recurring.
Reconciliation of Net income (loss) to Adjusted EBITDA and Pro Forma Adjusted EBITDA is as follows:

	Twelve Months Ended
	December 25,	December 26,	December 27,
	2022	2021	2020

Net income (loss) attributable to Kratos	$(36.9)	$(2.0)	$79.6
(Income) loss from discontinued operations, net of income taxes	(0.9)	2.1	0.9
Interest expense, net	17.7	23.4	22.8
Loss on extinguishment of debt	13.0	—	—
Provision (benefit) for income taxes from continuing operations	1.4	3.9	(73.5)
Depreciation (including cost of service revenues and product sales)	23.1	21.0	17.8
Stock-based compensation	26.3	25.8	21.0
Foreign transaction gain	0.1	0.8	—
Amortization of intangible assets	7.4	4.7	6.8
Amortization of capitalized contract and development costs	1.3	1.0	0.9
Acquisition and restructuring related items and other	14.5	1.8	2.4
Plus: Net income (loss) attributable to noncontrolling interest	3.7	0.4	(0.2)

Adjusted EBITDA	$70.7	$82.9	$78.5

Reconciliation of acquisition and restructuring related items and other included in Adjusted EBITDA:

	Twelve Months Ended
	December 25,	December 26,	December 27,
	2022	2021	2020
Acquisition and transaction related items	$0.7	$1.8	$1.7
Restructuring costs	1.5	—	0.7
Non-recoverable rates and cost	6.4	—	—
Legal related items	5.9	—	—

	$14.5	$1.8	$2.4

A - 2

ANNEX B
KRATOS DEFENSE & SECURITY SOLUTIONS, INCORPORATED

2023 EQUITY INCENTIVE PLAN

1.     General.

(a)     Successor to Prior Plans. This Kratos Defense & Security Solutions, Incorporated 2023 Equity Incentive Plan (the “Plan”), is the successor to the Amended and Restated Kratos Defense & Security Solutions, Incorporated 2014 Equity Incentive Plan (the “2014 Plan”) and the other Prior Plans. Following the Effective Date, no additional equity awards will be granted under the Prior Plans.

(b)     Eligible Award Recipients. Employees, Directors and Consultants are eligible to receive Awards.

(c)     Available Awards. The Plan provides for the grant of the following types of Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d)     Purpose. The Plan, through the granting of Awards, is intended to help the Company secure and retain the services of eligible award recipients, provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and provide a means by which the eligible recipients may benefit from increases in value of the Common Stock.

2.     Administration.

(a)     Administration by Board. The Board will administer the Plan. The Board may delegate administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)     Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

    (i)     To determine (A) who will be granted Awards; (B) when and how each Award will be granted; (C) what type of Award will be granted; (D) the provisions of each Award (which need not be identical), including when a person will be permitted to exercise or otherwise receive cash or Common Stock under the Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

    (ii)     To require, as a condition precedent to the grant, vesting, settlement, and/or issuance of shares of Common Stock pursuant to any Award, that a Participant execute a general release of claims (in any form that the Board may require, in its sole discretion, which form may include any other provisions, e.g., confidentiality and other restrictive covenants).

    (iii)     To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for administration of the Plan and Awards. The Board, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

    (iv)     To settle all controversies regarding the Plan and Awards granted under it.

    (v)     To accelerate, in whole or in part, the time at which an Award may be exercised or vest (or at which cash or shares of Common Stock may be issued).

    (vi)     To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not impair a Participant’s rights under his or her then-outstanding Award without his or her written consent except as provided in subsection (viii) below.

    (vii)     To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to make the Plan or Awards granted under the Plan compliant with the requirements for Incentive Stock Options or exempt from or compliant with the requirements for nonqualified deferred compensation under Section 409A of the Code, subject to the limitations, if any, of applicable law. However, if required by applicable law or listing requirements, and except as provided in Section 9(a) relating to Capitalization Adjustments, the Company will seek stockholder approval of any amendment of the Plan that (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan, (D) materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (E) materially extends the term of the Plan, or (F) materially expands the types of Awards available for issuance under the Plan. Except as provided in the Plan (including Section 2(b)(ix)) or an Award Agreement, no amendment of the Plan will impair a Participant’s rights under an outstanding Award without the Participant’s written consent.

    (viii)     To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 422 of the Code regarding incentive stock options or Rule 16b-3.

    (ix)     To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided, however, that a Participant’s rights under any Award will not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, (1) a Participant’s rights will not be deemed to have been impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights, and (2) subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent (A) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (B) to change the terms of an Incentive Stock Option, if such change results in impairment of the Award solely because it impairs the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (C) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code; or (D) to comply with other applicable laws or listing requirements.

    (x)     Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

    (xi)     To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement that are required for compliance with the laws of the relevant foreign jurisdiction).

    (c)     Delegation to Committee.

    (i)     General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee, as applicable). Any delegation of administrative powers will be reflected in resolutions, not inconsistent with the provisions of the Plan, adopted from time to time by the Board or Committee (as applicable). The Committee may, at any time, abolish the subcommittee and/or revest in the Committee any powers delegated to the subcommittee. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

    (ii)     Rule 16b-3 Compliance. The Committee may consist solely of two (2) or more Non-Employee Directors, in accordance with Rule 16b-3.

(d)     Delegation to an Officer. The Board may delegate to one (1) or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms of such Awards, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) to determine the Fair Market Value pursuant to Section 13(w)(iii) below.

(e)     Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(f)     Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee will have the authority to: (i) reduce the exercise, purchase or strike price of any outstanding Option or SAR under the Plan, or (ii) cancel any outstanding Option or SAR that has an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.     Shares Subject to the Plan.

(a)     Share Reserve.

    (i)     Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall be equal to (A) 4,747,690 shares, less (B) any shares of Common Stock which are subject to 2014 Plan Awards granted on or after March 27, 2023 but prior to the Effective Date; plus (C) any shares of Common Stock which are subject to Prior Plan Awards which become available for issuance under the Plan following the Effective Date pursuant to Section 3(b) (the “Share Reserve”). As of the Effective Date, the Company will cease granting awards under the Prior Plans; however, Prior Plan Awards issued under the Prior Plans and outstanding as of the Effective Date will remain subject to the terms of the applicable Prior Plan. All shares of Common Stock issued under the Plan may be either authorized and unissued shares, issued shares reacquired by the Company or treasury shares, or shares held in trust for issuance under the Plan.

    (ii)     For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(b)     Reversion of Shares to the Share Reserve.

    (i)    Shares Available for Subsequent Issuance. Subject to Section 3(b)(ii), if a Stock Award or a Prior Plan Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award or Prior Plan Award having been issued, or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement will not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan. If any shares of Common Stock issued pursuant to a Stock Award or Prior Plan Award are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited or repurchased will revert to and again become available for issuance under the Plan. Any shares reacquired by the Company in satisfaction of tax withholding obligations on a Stock Award or a Prior Plan Award (other than an Option or SAR or a Prior Plan Award that was an option or stock appreciation right) will again become available for issuance under the Plan.
    (ii)    Shares Not Available for Subsequent Issuance. Notwithstanding anything to the contrary in Section 3(b)(i) above, the following shares shall not be added back to the Share Reserve and will not be available for future grants of Awards:, (A) if any shares subject to an Option or SAR (or an option or stock appreciation right that is a Prior Plan Award) are not delivered to a Participant because the Option or SAR (or option or stock appreciation right that is a Prior Plan Award) is exercised through a reduction of shares subject to the award (i.e., “net exercised”) (including an appreciation distribution in respect of a Stock Appreciation Right (or stock appreciation right that is a Prior Plan Award) that is paid in shares of Common Stock) the number of shares that are not delivered to the Participant will not remain available for issuance under the Plan (or become available for issuance under the Plan in the case of a Prior Plan Award); (ii) any shares withheld or reacquired by the Company to cover the exercise price or withholding taxes pursuant to Section 8(h) with respect to an Option or SAR (or an option or stock appreciation right that is a Prior Plan Award) or as consideration for the exercise of an Option or SAR (or an option or stock appreciation right that is a Prior Plan Award) will not again become available for issuance under the Plan; (iii) the gross number of shares subject to a SAR (or a stock appreciation right that is a Prior Plan Award) shall count against the Share Reserve if such SAR is settled in shares of Common Stock (and any shares subject to a stock appreciation right that is a Prior Plan Award not issued to the Participant in connection with the stock settlement of the stock appreciation right on exercise thereof shall not become available for issuance under the Plan); and (iv) shares that are reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options (or options that are Prior Plan Awards) shall not be added to the Share Reserve.
(c)     Incentive Stock Option Limit. Subject to the Share Reserve and Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 10,000,000 shares of Common Stock.

(d)     Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.     Eligibility.

(a)     Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction) or (ii) the Company, in consultation with its legal counsel, has determined that such Stock Awards are otherwise exempt from or alternatively comply with the distribution requirements of Section 409A of the Code.

(b)     Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5.     Provisions Relating to Options and Stock Appreciation Rights.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board deems appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a)     Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b)     Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c)     Purchase Price for Options. The purchase price of Common Stock acquired pursuant to the exercise of an Option may be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or that otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to use a particular method of payment. The permitted methods of payment are as follows:

    (i)     by cash, check, bank draft or money order payable to the Company;

    (ii)     pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

    (iii)     by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

    (iv)     if an Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued. Shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

    (v)     in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d)     Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Award Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the aggregate strike price of the number of Common Stock equivalents with respect to which the Participant is exercising the SAR on such date. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e)     Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

    (i)     Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (and pursuant to Sections 5(e)(ii) and 5(e)(iii) below), and will be exercisable during the lifetime of the Participant only by the Participant. The Board may permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws. Except as explicitly provided in the Plan, neither an Option nor a SAR may be transferred for consideration.

    (ii)     Domestic Relations Orders. Subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

    (iii)     Beneficiary Designation. Subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, upon the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the Participant, the executor or administrator of the Participant’s estate will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

(f)     Vesting Generally. Subject to Section 8(m), the total number of shares of Common Stock subject to an Option or SAR may vest and become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g)     Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause and other than upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) within the period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR (as applicable) within the applicable time frame, the Option or SAR will terminate.

(h)     Extension of Termination Date. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause and other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR will terminate on the earlier of (i) the expiration of a total period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, and (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR will terminate on the earlier of (i) the expiration of a period of time (that need not be consecutive) equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the sale of the Common Stock received upon exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i)     Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the applicable time frame, the Option or SAR (as applicable) will terminate.

(j)    Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement for exercisability after the termination of the Participant’s Continuous Service (for a reason other than death), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), and (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the applicable time frame, the Option or SAR (as applicable) will terminate.

(k)     Termination for Cause. Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant’s termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)     Non-Exempt Employees. If an Option or SAR is granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option or SAR will not be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement, in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 5(l) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

6.     Provisions of Stock Awards Other than Options and SARs.

(a)     Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. To the extent consistent with the Company’s bylaws, at the Board’s election, shares of Common Stock underlying a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (ii) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical. Each Restricted Stock Award Agreement will conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i)     Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)     Vesting. Subject to Section 8(m), shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii)     Termination of Participant’s Continuous Service. If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)     Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

    (v)    Dividends. A Restricted Stock Award Agreement shall provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate. Notwithstanding any other provision of the Plan to the contrary, dividends with respect to a Restricted Stock Award that is subject to vesting that are based on dividends paid prior to the vesting of such award shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the award vests.

(b)     Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board deems appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical. Each Restricted Stock Unit Award Agreement will conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i)     Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the

Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)     Vesting. Subject to Section 8(m), at the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii)     Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)     Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)     Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate. Notwithstanding any other provision of the Plan to the contrary, dividends and dividend equivalents with respect to a Restricted Stock Unit Award that is subject to vesting that are based on dividends paid prior to the vesting of such award shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the award vests.

    (vi)     Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c)     Performance Awards.

    (i)     Performance Stock Awards. A Performance Stock Award is a Stock Award that is payable (including that may be granted, vest or be exercised) contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the Participant’s completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee or the Board, in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

    (ii)     Performance Cash Awards. A Performance Cash Award is a cash award that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the Participant’s completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee or the Board, in its sole discretion. The Board may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

    (iii)     Board Discretion. The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(d)     Other Stock Awards; Dividend Equivalents. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than one hundred percent (100%) of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards granted under Section 5 and this Section 6. Other Stock Awards may include dividend equivalents granted to Participants holding Stock Awards pursuant to which such Participant may be credited with dividends paid with respect to the underlying shares or dividend equivalents while they are so held in a manner determined by the Board in its sole discretion. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards. Notwithstanding any other provision of the Plan to the contrary, dividends and dividend equivalents with respect to any Awards that are subject to vesting that are based on dividends paid prior to the vesting of such Awards shall only be paid out to the Participant to the extent that the vesting conditions are subsequently satisfied and the Awards vest. Notwithstanding the foregoing, no dividend equivalents shall be payable with respect to Options or SARs.

(e)     Transferability of Stock Awards. Generally, a Participant may not transfer a Stock Award other than by will or the laws of descent and distribution or a domestic relations order with the approval of the Board or a duly authorized officer. Additionally, a Participant may, with the approval of the Board or a duly authorized officer, designate a beneficiary who may receive the shares of Common Stock underlying a Stock Award following the Participant’s death.

7.     Covenants of the Company.

(a)     Availability of Shares. The Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy then-outstanding Stock Awards.

(b)     Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan the authority required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities law.

(c)     No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.     Miscellaneous.

(a)     Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock issued pursuant to Stock Awards will constitute general funds of the Company.

(b)     Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(c)     Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares of Common Stock under, the Award pursuant to its terms, and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(d)     No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)     Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion to (x) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (y) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(f)     Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000) (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g)     Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

    (h)     Withholding Obligations. Each Participant must pay the Company, or make provision satisfactory to the Board or the Committee, for payment of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or other taxable event related to any Award by the date of the event creating the tax liability. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy or permit a Participant to satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award with a fair market value equal to the tax withholding obligation; provided, however, that no shares of Common Stock are withheld with a fair market value exceeding the minimum amount of tax required to be withheld by law (or, to the extent provided by the Committee or the Board, such higher withholding rate that is in no event greater than the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America)); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Stock Award, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate tax withholding payment to the Company from the sales proceeds; or (vi) by such other method as may be set forth in the Award Agreement. For avoidance of doubt, the Committee or the Board may determine the fair market value of the shares of Common Stock for tax purposes upon settlement of a Stock Award using such methodology as may be required by applicable laws or as appropriate for administrative reasons. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of shares of Common Stock (or the return of shares of Common Stock) from the Stock Award creating the tax obligation and there is a public market for the shares of Common Stock at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the shares of Common Stock retained or returned and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of a Stock Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.

(i)     Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Board or another third party selected by the Board. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(j)     Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k)     Compliance with Section 409A of the Code. To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

(l)     Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

(m)    Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 9(a) relating to Capitalization Adjustments and the last sentence of this Section 8(m), Awards granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted and no Award Agreement shall reduce or eliminate the minimum vesting requirement; provided, however, that, notwithstanding the foregoing, the minimum vesting requirement of this Section 8(m) shall not apply to: (i) any Awards delivered in lieu of fully-vested cash-based awards under the Plan (or other fully-vested cash awards or payments), (ii) any Awards to Directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders which is at least fifty (50) weeks after the immediately preceding year’s annual meeting, or (iii) any other Awards that result in the issuance of an aggregate of up to five percent (5%) of the Share Reserve. Nothing in this Section 8(m) precludes the Committee or the Board from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Participant’s death, disability, termination of Continuous Service or the consummation of a Corporate Transaction or a Change in Control.

9.     Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)     Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), and (iii) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b)    Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service; provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)     Corporate Transactions; Change in Control. The following provisions will apply to Stock Awards in the event of a Corporate Transaction or Change in Control unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

    (i)     Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction or Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction or Change in Control), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction or Change in Control. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

    (ii)     Stock Awards Held by Current Participants. In the event of a Corporate Transaction or Change in Control in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction or Change in Control (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and SARs, the time when such Stock Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction or Change in Control (contingent upon the effectiveness of the Corporate Transaction or Change in Control) as the Board will determine (or, if the Board does not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction or Change in Control, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Corporate Transaction or Change in Control).

    (iii)     Stock Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction or Change in Control in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current

Participants, the vesting of such Stock Awards (and, with respect to Options and SARs, the time when such Stock Awards may be exercised) will not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction or Change in Control; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction or Change in Control.

    (iv)     Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction or Change in Control, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time of the Corporate Transaction or Change in Control, to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(d)     Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock
Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration will occur.

10.     Plan Term; Earlier Termination or Suspension of the Plan.

(a)     Plan Term. The Board may suspend or terminate the Plan at any time. No Incentive Stock Option will be granted after the tenth (10th) anniversary of the earlier of (i) the date this Plan is adopted by the Board, or (ii) the date this Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated. This Plan will be submitted for the approval of the Company's stockholders within twelve (12) months after the date on which this Plan is adopted by the Board. No rights under this Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until this Plan shall have been approved by the stockholders of the Company and the Effective Date occurs. If this Plan is not approved by the Company's stockholders within twelve (12) months following the date on which it is first adopted by the Board, it shall not become effective, and the Prior Plans will continue in full force and effect on their terms and conditions.

(b)     No Impairment of Rights. Suspension or termination of the Plan will not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant or as otherwise permitted in the Plan.

11.     Effective Date of the Plan.

This Plan will become effective on the Effective Date.

12.     Choice of Law.

The laws of the State of California will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.     Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a)“2014 Plan Awards” means awards outstanding under the 2014 Plan as of the Effective Date.
(b)“2014 Plan” means the Amended and Restated Kratos Defense & Security Solutions, Incorporated 2014 Equity Incentive Plan.
(c)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d)“Award” means a Stock Award or a Performance Cash Award.

(e)“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.
(f)“Board” means the Board of Directors of the Company.
(g)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(h)“Cause” will have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential or proprietary information or trade secrets or the confidential or proprietary information or trade secrets of any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s Continuous Service at any time, and the term “Company” will be interpreted herein to include any Affiliate or successor thereto, if appropriate.
(i)“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
    (i)     any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;
    (ii)     there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

    (iii)     there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
    (iv)     individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing definition or any other provision of this Plan, the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
(j)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(k)“Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).
(l)“Common Stock” means the common stock of the Company.
(m)“Company” means Kratos Defense & Security Solutions, Incorporated, a Delaware corporation; provided, that in the event the Company reincorporates to another jurisdiction, all references to the term “Company” shall refer to the Company in such new jurisdiction.
(n)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(o)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.
(p)“Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
    (i)     a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

    (ii)     a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;
    (iii)     a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
    (iv)     a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(q)“Director” means a member of the Board.
(r)“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(s)“Effective Date” means the effective date of the Plan, which is the date of the annual meeting of stockholders of the Company held in 2023; provided, that the Plan is approved by the Company’s stockholders at such meeting.
(t)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(u)“Entity” means a corporation, partnership, limited liability company or other entity.
(v)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(w)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.
(x)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
    (i)     If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
    (ii)     Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
    (iii)     In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(y)“Incentive Stock Option” means an option granted pursuant to Section 5 that is intended to be, and that qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(z)“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non- employee director” for purposes of Rule 16b-3.
(aa)“Nonstatutory Stock Option” means any option granted pursuant to Section 5 that does not qualify as an Incentive Stock Option.
(ab)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(ac)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.
(ad)“Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.
(ae)“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(af)“Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).
(ag)“Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.
(ah)“Own,” “Owned,” “Owner,” “Ownership” A person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(ai)“Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.
(aj)“Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).
(ak)“Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may include, without limitation, any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (“EBITDA”); (iv) growth of earnings before interest and taxes; (iv) EBITDA margin, adjusted EBITDA margin, or adjusted EBITDA; (v) total stockholder return; (vi) return on equity or average stockholder’s equity; (vii) return on assets, net assets, investment, or capital employed; (viii) stock price; (ix) margin (including gross margin); (x) income (before or after taxes); (xi) net income or operating income; (xii) operating income after taxes; (xiii) pre-tax profit or after-tax profit; (xiv) operating cash flow; (xv) revenue or sales (including revenue or sales targets); (xvi) increases in revenue or product revenue; (xvii) expenses and costs (including expenses and cost reduction goals); (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) earnings per share; (xxiv) share price or share price performance; (xxv) debt reduction; (xxvi) implementation or completion of projects or processes; (xxvii) customer satisfaction; (xxviii) number of customers; (xxix) stockholders’ equity; (xxx) return on stockholders’ equity; (xxxi) capital expenditures; (xxxii) debt levels;

(xxxiii) operating profit or net operating profit; (xxxiv) workforce diversity; (xxxv) growth of net income or operating income; (xxxvi) billings; (xxxvii) days sales outstanding; and (xxxviii) other measures of performance selected by the Board.
(al)“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon one or more Performance Criteria. Except as specifically provided otherwise by the Board or the Committee, as applicable, the Performance Criteria shall have the same meanings as used in the Company’s financial statements, or, if such terms are not used in the Company’s financial statements, they shall have the meaning applied pursuant to generally accepted accounting principles, or as used generally in the Company’s industry. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board may appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.
(am)“Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(an)“Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).
(ao)“Person” means any natural person, association, trust, business trust, cooperative, corporation, general partnership, joint venture, joint-stock company, limited partnership, limited liability company, real estate investment trust, regulatory body, governmental agency or instrumentality, unincorporated organization or organizational entity.
(ap)“Plan” means this Kratos Defense & Security Solutions, Incorporated 2023 Equity Incentive Plan, as amended from time to time.
(aq)“Prior Plan Award” means an award outstanding under the Prior Plans as of the Effective Date.
(ar)“Prior Plans” means the 2014 Plan, the Kratos Defense & Security Solutions, Incorporated 2011 Equity Incentive Plan, and the Kratos Defense & Security Solutions, Incorporated Amended and Restated 2005 Equity Incentive Plan. Following the Effective Date, no additional equity awards will be granted under the Prior Plans. All outstanding stock awards granted pursuant to the terms of the Prior Plans will remain subject to the terms of the Prior Plans.
(as)“Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).
(at)“Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(au)“Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).
(av)“Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.
(aw)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ax)“Rule 405” means Rule 405 promulgated under the Securities Act.
(ay)“Rule 701” means Rule 701 promulgated under the Securities Act.
(az)“Securities Act” means the Securities Act of 1933, as amended.
(ba)“Share Reserve” has the meaning set forth in Section 3(a)(i).
(bb)“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.
(bc)“Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement will be subject to the terms and conditions of the Plan.
(bd)“Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.
(be)“Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.
(bf)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).
(bg)“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

ANNEX C
KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
2023 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE I
PURPOSE
The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.
    The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.
    For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.
    This Plan will become effective on July 1, 2023, provided that this Plan has been approved by the stockholders of the Company prior to such date (the “Effective Date”).

    This Plan is the successor to the Kratos Defense & Security Solutions, Inc. 1999 Employee Stock Purchase Plan (the “Prior Plan”). Following the Effective Date, no additional Shares or rights to purchase additional Shares will be issued under the Prior Plan.

ARTICLE II
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.
2.1“Administrator” means the entity that conducts the general administration of the Plan as provided in Article XI.
2.2“Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.
2.3“Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.
2.4“Board” means the Board of Directors of the Company.
2.5“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
2.6“Common Stock” means common stock of the Company and such other securities of the Company that may be substituted therefore.
2.7“Company” means Kratos Defense & Security Solutions, Inc., a Delaware corporation, or any successor.
2.8“Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, the base salary paid to an Eligible Employee (including all amounts elected to be deferred by the Eligible Employee, that would otherwise have been paid, under any cash or deferred arrangement established by the Company) and overtime pay, but excluding commissions, bonuses and other remuneration paid directly to the Eligible Employee, profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options or equity awards, contributions made by the Company under any employee benefit plan, and similar items of compensation.
2.9“Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component.
2.10“Eligible Employee” means:
(a)An Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.
(b)Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two (2) years); (iii) such Employee’s customary employment is for twenty (20) hours per week or less; (iv) such Employee’s customary employment is for less than five (5) months in any calendar year; and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treas. Reg. Section 1.423-2(e).
(c)Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (ii) to

the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.
2.11“Employee” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee of the Company or any Designated Subsidiary within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treas. Reg. Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, unless otherwise determined by the Administrator, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period.
2.12“Enrollment Date” means the first Trading Day of each Offering Period.
2.13“Fair Market Value” means, as of any date, the value of Shares determined as follows: (i) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) in any case, the Administrator may determine the Fair Market Value in its discretion.
2.14 “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.15“Offering” means an offer under the Plan of a right to purchase Shares that may be exercised during an Offering Period as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. Section 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. Section 1.423-2(a)(2) and (a)(3).
2.16“Offering Document” has the meaning given to such term in Section 4.1.
2.17“Offering Period” has the meaning given to such term in Section 4.1.
2.18“Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.19“Participant” means any Eligible Employee who has executed an enrollment agreement (which may be electronic) and been granted rights to purchase Shares pursuant to the Plan.
2.20“Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.
2.21“Plan” means this Kratos Defense & Security Solutions, Inc. 2023 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.22“Purchase Date” means the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.
2.23“Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.
2.24“Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.
2.25“Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.26“Securities Act” means the U.S. Securities Act of 1933, as amended.
2.27“Share” means a share of Common Stock.
2.28“Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treas. Reg. Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treas. Reg. Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship that constitutes a “parent” or “subsidiary” of the Company for purposes of Form S-8 of the Securities Act and whose employees are eligible to be offered securities registrable on Form S-8 of the Securities Act.
2.29“Trading Day” means a day on which national stock exchanges in the United States are open for trading.
2.30“Treas. Reg.” means U.S. Department of the Treasury regulations.

ARTICLE III
SHARES SUBJECT TO THE PLAN
3.1Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be the sum of (a) 3,500,000 Shares, plus (b) the number of Shares remaining available for issuance under the Prior Plan immediately following, and after giving effect to, the final purchase date under the Prior Plan occurring on June 30, 2023 (provided that in no event will more than 1,179,144 Shares become available pursuant to the Plan pursuant to this clause (b)). If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan.
3.2Shares Distributed. Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

ARTICLE IV
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES
4.1Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The Administrator shall establish in each Offering Document one or more Purchase Periods during such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out during such Offering Period in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan need not be identical.
4.2Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):
(a)the length of the Offering Period, which period shall not exceed twenty-seven (27) months;
(b)the length of the Purchase Period(s) within the Offering Period;
(c)the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 5,000 Shares;
(d)in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of shares which may be purchased by any Eligible Employee during each Purchase Period, which, in the absence of a contrary designation by the Administrator, shall be 5,000 Shares; and
(e)such other provisions as the Administrator determines are appropriate, subject to the Plan.
ARTICLE V.
ELIGIBILITY AND PARTICIPATION
5.1Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.
5.2Enrollment in Plan.
(a)Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering an enrollment agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.
(b)Except as otherwise determined by the Administrator, each enrollment agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each Payday during the Offering Period as payroll deductions under the Plan. The percentage of Compensation designated by an Eligible Employee may not be less than one percent (1%) and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be fifteen percent (15%) in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.
(c)A Participant may increase or decrease the percentage of Compensation designated in his or her enrollment agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease (but not increase) or suspend his or her payroll deduction elections one time during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following five (5) business days after the Company’s receipt of the new enrollment agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.
(d)Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.
5.3Payroll Deductions. Except as otherwise provided in the applicable Offering Document or determined by the Administrator, payroll deductions for a Participant shall commence on the first Payday following the Enrollment Date and shall end on the last Payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.
5.4Effect of Enrollment. A Participant’s completion of an enrollment agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new enrollment agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.
5.5Limitation on Purchase of Shares. An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.
5.6Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.
5.7Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(g). Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS
6.1.Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of: (x) the last Purchase Date of the Offering Period, (y) the last day of the Offering Period, and (z) the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.
6.2.Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period, unless the Administrator provides that such amounts should be returned to the Participant in one lump sum payment in a subsequent payroll check. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.
6.3.Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant without interest in one lump sum in cash as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.
6.4.Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.

6.5.Conditions to Issuance of Shares. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY
7.1Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one (1) week prior to the end of the Offering Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant’s payroll deductions credited to his or her account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new enrollment agreement.
7.2Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
7.3Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment under the Plan, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment under the Plan and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.
ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN SHARES
8.1Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.
8.2Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(a)To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(b)To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(c)To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;
(d)To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and
(e)To provide that all outstanding rights shall terminate without being exercised.
8.3No Adjustment Under Certain Circumstances. Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.
8.4No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION
9.1Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan.
9.2Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, after taking into account Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.
9.3Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a)altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(b)shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and
(c)allocating Shares.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
9.4Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.
ARTICLE X.
TERM OF PLAN
This Plan shall become effective on the Effective Date. The Plan shall remain in effect until terminated under Section 9.1. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan. This Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date on which it is first adopted by the Board. No rights under this Plan shall be exercised, and no Shares shall be issued hereunder, until this Plan shall have been approved by the stockholders of the Company and the Effective Date occurs. If this Plan is not approved by the Company’s stockholders within twelve (12) months following the date on which it is first adopted by the Board, it shall not become effective, and the Prior Plan will continue in full force and effect on its terms and conditions.
ARTICLE XI.
ADMINISTRATION
11.1Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.
11.2Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(a)To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).
(b)To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.
(c)To impose a mandatory holding period pursuant to which Employees may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.
(d)To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(e)To amend, suspend or terminate the Plan as provided in Article IX.
(f)Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.
(g)The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.
11.3Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any enrollment agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
ARTICLE XII.
MISCELLANEOUS
12.1Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.
12.2Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.
12.3Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.
12.4Designation of Beneficiary.

(a)A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.
(b)Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
12.5Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
12.6Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.
12.7Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
12.8Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
12.9No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.
12.10Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two (2) years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one (1) year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
12.11Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
12.12Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the

Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.
12.13Section 409A. The Section 423 Component of the Plan and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code and the U.S. Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Neither the Non-Section 423 Component nor any right to purchase Shares granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.
2023 EMPLOYEE STOCK PURCHASE PLAN
SUB-PLAN FOR
INTERNATIONAL PARTICIPANTS

1.APPLICATION
This Sub-Plan for Participants in non-U.S. jurisdictions in the Kratos Defense & Security Solutions, Inc. 2023 Employee Stock Purchase Plan (this “Sub-Plan”) sets forth additional terms and conditions applicable to the rights granted to, and the shares of Common Stock purchased by, Eligible Employees in the countries set forth below.
The Plan and this Sub-Plan are complimentary to each other and shall be deemed as one. In any case of contradiction between the provisions of this Sub-Plan and the Plan, the provisions set out in the Sub-Plan shall prevail. Any capitalized terms used in this Sub-Plan but not defined shall have the meaning given to those terms in the Plan.
2.GLOBAL PROVISIONS
(a)Data Protection. It shall be a term and condition for participation in the Plan that a Participant explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of a Participant’s personal “Data” (as defined below) by and among, as applicable, the Company, any Parent or Subsidiary and a Participant’s employing entity (the “Employer”), if different, and their affiliates (collectively, the “Company Group”) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company Group holds certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, e-mail address, date of birth, employee identification number, NRIC or passport number or equivalent, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Data will be transferred to such stock plan service providers, as may be prudently selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan. The recipients of the Data may be located in the United States of America or elsewhere (and, if the Participant is a resident of a member state of the European Union, may be outside the European Economic Area) and that the recipient’s country (e.g., the United States of America) may have different data privacy laws and protections than the Participant’s country. The Participant may request a list with the names and addresses of all recipients of the Data by contacting his or her local human resources representative. Each Participant hereby authorizes the Company Group and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Company will also make the Data available to public authorities where required under locally applicable law. A Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing the Participant’s local human resources representative. A Participant’s refusal to provide consent or withdrawal of consent may affect the Participant’s ability to participate in the Plan. This section applies to information held, used or disclosed in any medium.

If Participant resides in the UK or the European Union, the Company Group will hold, collect and otherwise process certain Data as set out in the applicable Company’s GDPR-compliant data privacy notice, which will be or has been provided to the Participant separately. All personal data will be treated in accordance with applicable data protection laws and regulations.

1

(b)Acknowledgment of Nature of Plan and Rights. In participating in the Plan, each Participant acknowledges that:
(i)for employment and labor law purposes, the rights granted and the shares of Common Stock purchased under the Plan are an extraordinary item that do not constitute wages of any kind for services of any kind rendered to the Company, any Parent or Subsidiary or the Employer, and the award of rights is outside the scope of Participant’s service contract, if any;
(ii)for employment and labor law purposes, the rights granted and the Common Stock purchased under the Plan are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, its Parent or any Subsidiary of the Company;
(iii)the rights and the shares of Common Stock purchased under the Plan are not intended to be an integral component of compensation or to replace any pension rights or compensation;
(iv)neither the rights nor any provision of Plan or the policies adopted pursuant to the Plan confer upon any Participant any right with respect to service or continuation of current service and shall not be interpreted to form a service contract or relationship with the Company or any Subsidiary;
(v)the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
(vi)if the underlying shares of Common Stock do not increase in value, the right may have no value; and
(vii)if a Participant acquires shares of Common Stock, the value of the shares of Common Stock acquired upon purchase may increase or decrease in value, even below the original price paid.

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V10904-P88943 — KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Scott Anderson
02) Eric DeMarco
03) William Hoglund
04) Scot Jarvis
05) Jane Judd
06) Samuel Liberatore
07) Deanna Lund
08) Amy Zegart

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
6. An advisory vote on the frequency of the stockholder advisory vote to approve the compensation of our named executive officers, as presented in the proxy statement.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V10905-P88943

Kratos Defense & Security Solutions, Inc.
This proxy is solicited by the Board of Directors
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2023

The undersigned hereby appoints Eric DeMarco and Deanna Lund, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of common stock of Kratos Defense & Security Solutions, Inc. (Kratos) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Kratos to be held virtually at www.virtualshareholdermeeting.com/KTOS2023 on May 24, 2023 at 9:00 A.M. (EDT), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. If you attend the Annual Meeting via the virtual meeting, you can vote and submit your questions during the meeting via live webcast by visiting www.virtualshareholdermeeting.com/KTOS2023 with your multi-digit Control Number provided in your proxy materials.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR EACH OF THE NOMINEES LISTED IN PROPOSAL 1, FOR THE APPROVAL OF PROPOSALS 2, 3, 4 AND 5 AND 1 YEAR ON PROPOSAL 6. THE PROXY HOLDERS ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Continued and to be signed on reverse side